Exhibit 10.25

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

FIFTH AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

among

GUILD MORTGAGE COMPANY,

a California corporation,

as Borrower,

THE LENDERS FROM TIME TO TIME PARTY HERETO

and

TEXAS CAPITAL BANK, NATIONAL ASSOCIATION,

as Administrative Agent

and

TEXAS CAPITAL BANK, NATIONAL ASSOCIATION,

as Sole Lead Arranger and Sole Book Runner

DATED AS OF JUNE 6, 2020

i

ii

iii

iv

INDEX OF DEFINED TERMS

Term	Page

Acknowledgment Agreement	1
Administrative Agent	1
Administrative Questionnaire	1
Affiliate	1
Agency	2
Agency Guidelines	2
Agent Parties	2
Agreement	1
Applicable Margin	2
Applicable Percentage	2
Applicable Rate	2
Appointing Party	2
Approved Bank	2
Approved Fund	2
Arranger	2
Assignment and Assumption	2
Bail-In Action	3
Bail-In Legislation	3
Bank Product Agreements	3
Bank Product Obligations	3
Bank Product Provider	3
Bank Products	3
Beneficial Ownership Certification	3
Beneficial Ownership Regulation	3
Borrower	1
Borrowing Base	4
Borrowing Base Report	4
Business Day	4
Capitalized Lease Obligation	4
Cash Equivalent	4
Change in Law	5
Change of Control	5
Closing Date	5
Code	5
Collateral	5
Commitment Fee	8
Commodity Exchange Act	8
Communications	8
Compliance Certificate	8
Connection Income Taxes	8
Constituent Documents	9
Converted Term Loan	34

INDEX OF DEFINED TERMS

Term	Page

Corporate Advance	9
Credit Extension	9
Debt	9
Debtor Relief Laws	10
Default	10
Default Interest Rate	10
Defaulting Lender	10
Dispose	11
Disposition	11
Distribution	11
Dollars	11
EEA Financial Institution	11
EEA Member Country	11
EEA Resolution Authority	11
Eligible Assignee	11
ERISA	11
ERISA Affiliate	11
ERISA Event	11
EU Bail-In Legislation Schedule	12
Eurodollar Rate	15
Eurodollar Rate Determination Date	15
Event of Default	78
Excluded Taxes	12
Fannie Mae	12
FASB ASC	12
FATCA	13
Federal Funds Rate	13
Fee Letter	13
FHA	13
Foreign Lender	13
Freddie Mac	13
Fund	13
GAAP	14
Ginnie Mae	14
Ginnie Mae Contract	14
Ginnie Mae Liquidity Requirement	78
Ginnie Mae Net Worth Requirement	78
Governmental Authority	14
Guarantee	14
Guarantor	14
Guarantors	14
Guaranty	14
HECM Loan	14
Hedge Agreement	15
Hedge Obligations	15

INDEX OF DEFINED TERMS

Term	Page

Hedge Termination Value	15
ICE	15
Increase Effective Date	15
Indemnified Taxes	15
Information	111
Interest Period	15
Interest Rate	16
Investment	74
IRS	16
Landlord’s Lien Subordination Agreement	16
Largest Lender	16
Laws	16
Lease	16
Lender	1
Lenders	1
Lending Office	16
Leverage Ratio	16
Liabilities	17
Lien	17
Liquid Assets	17
Loan	17
Loan Documents	17
Maker	17
Marginable Assets	17
Master Agreement	14
Material Adverse Event	17
Maturity Date	18
Maximum Rate	18
MBS	18
Mortgage Loan	18
Mortgage Note	18
Mortgage Warehouse Agreement	18
Mortgaged Property	18
Multiemployer Plan	18
Net Income	18
Non-Consenting Lender	19
Non-Defaulting Lender	19
Non-Recoverable Servicing Advances	19
Note	19
Notes	19
Obligated Party	19
Obligations	19
OFAC	20
Other Connection Taxes	20
Other Taxes	20

INDEX OF DEFINED TERMS

Term	Page

Outstanding Amount	20
Outstanding Protective Advance	36
P&I Advance	20
Participant	20
Participant Register	21
Patriot Act	21
Payment Date	21
PBGC	21
Permitted Businesses	21
Permitted Dividends	24
Permitted Liens	21
Person	21
Plan	21
Platform	21
Pledged Servicing Receivables	21
Pledged Servicing Rights	22
Principal Office	23
Prohibited Transaction	23
Property	23
Protective Advances	23
Recipient	23
Register	23
Related Indebtedness	23
Related Parties	23
Release	23
Remedial Action	23
Removal Effective Date	92
REO Assets	23
Replacement Rate	48
Reportable Event	24
Required Lenders	24
Residential Real Property	24
Resignation Effective Date	91
Resignation Notice Date	91
Responsible Officer	24
Restricted Payment	24
Revolving Credit Availability	24
Revolving Credit Borrowing	25
Revolving Credit Borrowing Request	25
Revolving Credit Commitment	25
Revolving Credit Exposure	25
Revolving Credit Facility	25
Revolving Credit Lender	25
Revolving Credit Loan	33
Revolving Credit Note	25

INDEX OF DEFINED TERMS

Term	Page

Revolving Credit Utilization	25
RICO	25
Schedules	i
SDN List	59
Secured Parties	26
Security Documents	26
Security Instrument	26
Serviced Ginnie Mae Loans	26
Serviced Loans	26
Servicer	26
Servicer Event	26
Servicer’s Deposit Account	26
Servicing Advance	26
Servicing Advances Receivables	26
Servicing Advances Receivables BB Component	27
Servicing Advances Receivables RC Loans	27
Servicing Advances Receivables Sublimit	28
Servicing Advances Report	28
Servicing Agreement	28
Servicing Appraisal	28
Servicing Portfolio	28
Servicing Portfolio Delinquency Rate	28
Servicing Rights	28
Servicing Rights BB Component	28
Servicing Rights Reconciliation	61
Solvent	29
Standby Issuer	70
Subordinated Debt	29
Subsidiary	29
T&I Advance	29
Tangible Net Worth	29

Taxes	30
Term Installment Amount	34
Term-Out Period	34
Texas Capital Bank	30
Total Credit Exposure	30
Transfer	30
UCC	30
Unfunded Pension Liability	30
U.S.	30
U.S. Person	30
U.S. Tax Compliance Certificate	44
United States	30
VA	30

v

INDEX OF DEFINED TERMS

Term	Page

Warehousing Facility	30
Warehoused Mortgage Loans	31
Withholding Agent	31
Write-Down and Conversion Powers	31

FIFTH AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS FIFTH AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of June 6, 2020, is among GUILD MORTGAGE COMPANY, a California corporation (“Borrower”), the lenders from time to time party hereto (collectively, “Lenders” and individually, a “Lender”), and TEXAS CAPITAL BANK, NATIONAL ASSOCIATION, a national banking association, as Administrative Agent.

RECITALS

Borrower has requested that Lenders extend credit to Borrower as described in this Agreement. Lenders are willing to make such credit available to Borrower upon and subject to the provisions, terms and conditions hereinafter set forth.

AGREEMENTS

In consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

Article 1

DEFINITIONS

Section 1.1      Definitions. As used in this Agreement, all exhibits, appendices and schedules hereto and any note, certificate, report or other Loan Document made or delivered pursuant to this Agreement, the following terms will have the following meanings:

“Acknowledgment Agreement” means an acknowledgment agreement in the form acceptable to Ginnie Mae to be executed by Borrower, Administrative Agent as “Secured Party” and Ginnie Mae in connection with this Agreement in accordance with Agency Guidelines or as a condition to Borrower’s pledging Servicing Rights under any Servicing Agreement with Ginnie Mae to Lenders.

“Administrative Agent” means Texas Capital Bank, National Association in its capacity as administrative agent under the Loan Documents until the appointment of a successor administrative agent pursuant to the terms of this Agreement and, thereafter, shall mean such successor administrative agent.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by Administrative Agent.

“Affiliate” means, as to any Person, any other Person (a) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such Person; (b) that directly or indirectly beneficially owns or holds [***] or more of any class of voting stock of such Person; or (c) [***] or more of the voting stock of which is directly or indirectly beneficially owned or held by such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause direction of the management or policies of a Person, whether through the ownership of voting securities, by

CREDIT AGREEMENT – Page 1

contract or otherwise; provided that in no event shall any Lender be deemed an Affiliate of Borrower or any of its Subsidiaries or Affiliates.

“Agency” Means Ginnie mae or its successor.

“Agency Guidelines” means the Ginnie Mae Contract.

“Agent Parties” means, collectively, Administrative Agent and any of its Related Parties.

“Agreement” is defined in the introductory paragraph of this Agreement.

“Applicable Margin” means, [***].

“Anti-Corruption Laws” means all state or federal Laws, rules, and regulations applicable to any Obligated Party or any of their Affiliates from time to time concerning or relating to bribery or corruption, including the FCPA and the Bank Secrecy Act, and other similar anti-corruption legislation in other jurisdictions.

“Applicable Percentage” means in respect of the Revolving Credit Facility, with respect to any Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility represented by such Revolving Credit Lender’s Revolving Credit Commitment at such time; provided that if the Revolving Credit Commitments have been terminated pursuant to the terms of this Agreement, then the Applicable Percentage of each Lender with respect to the Revolving Credit Facility shall be determined based upon the Applicable Percentage of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to this Agreement.

“Applicable Rate” means the Eurodollar Rate plus the Applicable Margin; provided that the Applicable Rate shall never be less than [***] per annum.

“Appointing Party” means (i) if the Largest Lender and its Affiliates hold more than [***] of the aggregate Total Credit Exposure of all Lenders, the Largest Lender, and (ii) otherwise, the Required Lenders.

“Approved Bank” means any bank approved to be a Lender by Administrative Agent and Borrower.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Texas Capital Bank in its capacity as sole lead arranger and sole book manager.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.9), and accepted by Administrative Agent, in substantially the form of Exhibit A [Omitted pursuant to Item 601(a)(5) of Regulation S-K] or any other form approved by the Required Lenders.

CREDIT AGREEMENT – Page 2

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing Law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank Product Agreements” means the agreements entered into from time to time between Borrower and a Lender or its Affiliate in connection with any of the Bank Products, including Hedge Agreements.

“Bank Product Obligations” means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by Borrower to any Lender or its Affiliate pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that Borrower is obligated to reimburse to any Lender or its Affiliate as a result of such Lender or its Affiliate purchasing participations or executing indemnities or reimbursement obligations with respect to the Bank Products provided to Borrower pursuant to a Bank Product Agreement. For the avoidance of doubt, the Bank Product Obligations arising under any Hedge Agreement shall be determined by the Hedge Termination Value thereof.

“Bank Product Provider” means any Person that, at the time it enters into a Bank Product Agreement is a Lender or an Affiliate of a Lender, in its capacity as a party to such Bank Product Agreement.

“Bank Products” means any service provided to, facility extended to, or transaction entered into with, Borrower by any Lender or its Affiliate consisting of (a) deposit accounts, (b) cash management services, including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements maintained with any Lender or its Affiliates, (c) debit cards, stored value cards, and credit cards (including commercial credit cards (including so-called “procurement cards” or “P-cards”)) and debit card and credit card processing services or (d) Hedge Agreements. For the avoidance of doubt, “Bank Products” does not include any mortgage loan warehouse line of credit.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. §1010.230.

“Borrower” means the Person identified as such in the introductory paragraph of this Agreement.

CREDIT AGREEMENT – Page 3

“Borrowing Base” means, for each date of determination, the amount equal to the sum of (a) the amount equal to the least, as of such date (the “Servicing Rights BB Component”), of (i) [***] of the aggregate outstanding principal balance of mortgage loans in Borrower’s portfolio of Serviced Ginnie Mae Loans, (ii) [***] of the market value of the Pledged Servicing Rights and the Pledged Servicing Receivables, as determined by the most recent Servicing Appraisal, and (iii) the aggregate Revolving Credit Commitments, and (b) the “Servicing Advances Receivables BB Component”, which is the amount equal to [***] of the sum of the unpaid balance of Borrower’s outstanding Servicing Advances Receivables as of such date, excluding any such receivables relating to Non-Recoverable Servicing Advances, subject to the Servicing Advances Receivables Sublimit. Notwithstanding anything to the contrary contained herein, the following shall be expressly excluded from the calculation of the Borrowing Base: (x) any HECM Loan, (y) Servicing Rights in respect of HECM Loans, and (z) Servicing Rights in respect of Warehoused Mortgage Loans, during such time, but only for such time, as such Warehoused Mortgage Loans are subject to a Warehousing Facility.

“Borrowing Base Report” means, as of any date of preparation, a certificate in substantially the form of Exhibit B [Omitted pursuant to Item 601(a)(5) of Regulation S-K] or in any other form agreed to by Borrower and Administrative Agent prepared by, and certified by a Responsible Officer of, Borrower.

“Business Day” means for all purposes, a weekday, Monday through Friday, except a legal holiday or a day on which banking institutions in Dallas, Texas are authorized or required by law to be closed. Unless otherwise specified, the term “days” when used herein means calendar days.

“Capitalized Lease Obligation” means, with respect to any Person, the amount of Debt under a lease of Property by such Person that would be shown as a liability on a balance sheet of such Person prepared for financial reporting purposes in accordance with GAAP.

“Cash Equivalent” means, at any time:

(a) any direct obligation of (or unconditionally guaranteed by) the United States or a State thereof (or any agency or political subdivision thereof, to the extent such obligations are supported by the full faith and credit of the United States or a State thereof) maturing not more than one year after such time;

(b) commercial paper or variable or fixed rate notes maturing not more than one year from the date of acquisition thereof, issued by (i) a corporation (other than an Obligated Party or an Affiliate thereof) organized under the laws of any State of the United States or of the District of Columbia and rated A-2 or higher by S&P or P-2 or higher by Moody’s or (ii) any Lender (or its holding company) or Approved Bank;

(c) any certificate of deposit, overnight bank deposits, time deposit, money market deposit account or bankers’ acceptance, maturing not more than one year after its date of acquisition, that is issued, guaranteed or offered by an Approved Bank or by any Lender;

CREDIT AGREEMENT – Page 4

(d) any repurchase agreement having a term of one year or less from the date of acquisition entered into with any Approved Bank that is secured by a security interest in any obligation of the type described in clause (a) of this definition;

(e) investments with average maturities of twelve (12) months or less from the date of acquisition in money market funds rated AAA- (or the equivalent) or better by S&P or Aaa3 (or the equivalent) or better by Moody’s; or

(f) investments in money market investment or similar programs that are registered under the Investment Company Act of 1940 or that are administered by financial institutions having capital of at least [***], and, in either case, the portfolios of which are limited such that substantially all of such investments are of the character, quality and maturity described in clauses (a) through (e) of this definition.

“Change in Law” means the occurrence after the date of this Agreement of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines or directives under the Dodd-Frank Wall Street Reform and Consumer Protection Act or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, implemented, adopted or issued.

“Change of Control” means an event or series of events by which a majority interest (meaning, for the avoidance of doubt, [***]) in the equity securities of either Borrower or Guild Mortgage Company, LLC shall cease for any reason to be owned of record and beneficially by its majority shareholder on the effective date of this Agreement. Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred as a result of any Transfer of equity securities of Guild Mortgage Company, LLC by an owner of such equity securities on the date of this Agreement (i) that is permitted by Section 8.6 or (ii) to (a) a trust in connection with estate planning or (b) any spouse, lineal descendant, parent, heir, sibling, executor, administrator, testamentary trustee or legatee of such owner or any trust or other Person in which the sole (direct or indirect) beneficiaries or other equity holders thereof are such owner or any of the other Persons referred to herein.

“Closing Date” means the first date when all of the conditions precedent in Section 5.1 are satisfied, or are waived in accordance with Section 12.12.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute, together with the regulations promulgated thereunder.

“Collateral” means all property that secures, either directly or indirectly, the payment and performance of the Obligations, wherever located, in which Borrower now has or at any

CREDIT AGREEMENT – Page 5

time hereafter has or acquires any right, title or interest, but only to the extent of such right, title or interest, and all Proceeds (as defined in the UCC) and products thereof, together with all books and records, customer lists, credit files, computer files, programs, printouts and other computer materials and records related thereto. Subject, in all events, to the terms and conditions of, and rights of the Agency under, the Acknowledgment Agreement, Collateral includes all of the following (in each case, whether now owned or existing or hereafter acquired or arising, and wherever located):

(a) all Accounts, Chattel Paper, Payment Intangibles and General Intangibles (as such terms are defined in the UCC), whether now or hereafter existing (including all of Borrower’s present and future rights to have and receive income and other compensation, whether or not yet accrued, earned, due or payable), under or arising out of any or all of the Pledged Servicing Rights; provided that all Servicer’s Deposit Accounts are expressly excluded herefrom;

(b) all Pledged Servicing Rights and all Pledged Servicing Receivables (whether classified as Instruments, Accounts, Payment Intangibles or General Intangibles under the Uniform Commercial Code), together with:

(i) all rights to compensation, including, without limitation, all revenues, late charges, cash flows, fees, servicing or other compensation arising under, for or in respect of all Serviced Ginnie Mae Loans, or due or to become due to Borrower in consideration of the performance of the duties and obligations of Borrower with respect to the Serviced Ginnie Mae Loans, or under or in respect of any Ginnie Mae Servicing Agreements, whether arising or becoming due pursuant to a Ginnie Mae Servicing Agreement or pursuant to Agency Guidelines or otherwise, whether or not yet accrued, earned, due or payable;

(ii) all profits, income, surplus, moneys and revenues of any kind accruing under or in respect of (1) the Ginnie Mae Servicing Agreements, (2) the Serviced Ginnie Mae Loans and (3) the Pledged Servicing Rights;

(iii) Borrower’s rights, if any, to proceeds of any sale or other disposition of the Pledged Servicing Rights;

(iv) all of Borrower’s rights to any payment in respect of the transfer or termination of the Pledged Servicing Rights by the counterparty to the relevant Servicing Agreement or by an Agency pursuant to the relevant Acknowledgment Agreement;

(v) all other present and future rights and interests of Borrower in, to, under or in respect of the Serviced Ginnie Mae Loans;

(vi) all insurance and claims for insurance effected or held for the benefit of Borrower in respect of the Serviced Ginnie Mae Loans;

(vii) all of Borrower’s files, surveys, certificates, correspondence, appraisals, accounting entries, journals and reports, other information and data that

CREDIT AGREEMENT – Page 6

describes, catalogs or lists such information or data, or that otherwise directly relates to (1) the Serviced Ginnie Mae Loans and (2) the Pledged Servicing Rights, and other information and data that is used or useful for managing and administering (x) the Serviced Ginnie Mae Loans and (y) the Pledged Servicing Rights;

(viii)     all media (computer programs, tapes, discs, cards, drives, flash memory or any other kind of physical or virtual data or information storage media or systems) on which is stored only information or data that relates to the Serviced Ginnie Mae Loans and the Pledged Servicing Rights, and on which no other material information and data that relates to property other than the Servicing Rights is stored;

(ix)     the nonexclusive right to use (in common with Borrower and any other secured party that has a valid and enforceable security interest therein and that agrees that its security interest is similarly nonexclusive) Borrower’s operating systems to manage and administer the Serviced Ginnie Mae Loans and the Pledged Servicing Rights and any of the related data and information described above, or that otherwise relates to (1) the Serviced Ginnie Mae Loans and (2) the Pledged Servicing Rights, together with the media on which the same are stored to the extent stored with material information or data that relates to property other than the Serviced Ginnie Mae Loans and the Pledged Servicing Rights (tapes, discs, cards, drives, flash memory or any other kind of physical or virtual data or information storage media or systems, and Borrower’s rights to access the same, whether exclusive or nonexclusive, to the extent that such access rights may lawfully be transferred or used by Borrower’s permittees), and any computer programs that are owned by Borrower (or licensed to Borrower under licenses that may lawfully be transferred or used by Borrower’s permittees) and that are used or useful to access, organize, input, read, print or otherwise output and otherwise handle or use such information and data;

(x)     all instruments, documents or writings evidencing any monetary obligation, account, payment intangible, general intangible or security interest in any of the Serviced Ginnie Mae Loans and in the Pledged Servicing Rights or the Pledged Servicing Receivables, whether now existing or hereafter arising, accruing or acquired; and

(xi)     all security for or claims against others in respect of the Serviced Ginnie Mae Loans, the Pledged Servicing Rights and the Pledged Servicing Receivables;

(c)        all rights to have and receive any of the Collateral described above, all accessions or additions to and substitutions for any of such Collateral, together with all renewals and replacements of any of such Collateral, all other rights and interests now owned or hereafter acquired by Borrower in, under or relating to any of such Collateral or referred to above and all proceeds of any of such Collateral; all of Borrower’s present and future Accounts, Payment Intangibles and General Intangibles arising from or relating to any of the Pledged Servicing Rights or the Pledged Servicing Receivables or any such other property as may be specifically pledged in writing by Borrower to Administrative Agent and each Lender; all other rights and interests of Borrower in, under or, in the case of Pledged Servicing Rights only, relating to any of such property, all of Borrower’s rights and interests (but none of its

CREDIT AGREEMENT – Page 7

obligations) in, to and under all contracts and agreements, whether oral or written, relating thereto; any instruments, documents or writings evidencing any monetary obligation, contract right, account or security interest in any of such property or its proceeds accruing or accrued and all other rights and interests in and to any and all security for or claims against others in respect of any of the property described or referred to herein; all books, records, contract rights, instruments, documents (including all documents of title), chattel paper and proceeds relating to, arising from or by virtue of or collections with respect to, or comprising part of, any of such property, including all insurance and claims for insurance effected or held for the benefit of Borrower, Administrative Agent or each Lender in respect of any of the foregoing, in each case whether now existing or hereafter arising, accruing or accrued; and all other rights and interests in and to any and all security for or claims against others in respect of any of the rights, interests and property described or referred to above; and

(d)        all products and proceeds of all of the foregoing.

“Commitment Fee”, for any part of a calendar quarter, means an amount equal to the applicable percentage per annum set forth in the third column below, based upon the Revolving Credit Utilization for that partial calendar quarter, as determined by Administrative Agent, of the aggregate Revolving Credit Commitments for the same time period:

Pricing Level	Revolving Credit Utilization	Commitment Fee
1	[***]	[***]
2	[***]	[***]

Any increase or decrease in the Commitment Fee resulting from a change in the Revolving Credit Utilization in any part of a calendar quarter shall become effective as of the first Business Day of the next following part of that calendar quarter (or if the change occurs at the end of a calendar quarter, on the first Business Day of the next succeeding quarter). The Commitment Fee from the Closing Date through the end of the calendar quarter in which the Closing Date occurs shall be determined based upon Pricing Level 1.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of Borrower pursuant to any Loan Document or the transactions contemplated therein that is distributed to Administrative Agent or any Lender by means of electronic communications pursuant to Section 12.13(b), including through the Platform.

“Compliance Certificate” means a certificate, substantially in the form of Exhibit C [Omitted pursuant to Item 601(a)(5) of Regulation S-K], or in any other form agreed to by Borrower and the Administrative Agent and the Required Lenders, prepared by and certified by a Responsible Officer of Borrower.

CREDIT AGREEMENT – Page 8

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Constituent Documents” means in the case of (a) a corporation, its articles or certificate of incorporation and bylaws; (b) a general partnership, its partnership agreement; (c) a limited partnership, its certificate of limited partnership or certificate of formation, as applicable, and partnership agreement; (d) a trust, its trust agreement; (e) a joint venture, its joint venture agreement; (f) a limited liability company, its articles of organization, operating agreement, regulations and other organizational and governance documents and agreements and (g) any other entity, its organizational and governance documents and agreements.

“Converted Term Loan” is defined in Section 2.1(d)(i).

“Corporate Advance” means a cash advance that is (1) made by Borrower pursuant to its contractual obligation or right under a Servicing Agreement with Ginnie Mae to make such advance to pay customary, reasonable and necessary out-of-pocket costs and expenses incurred to (i) preserve, restore and protect the real estate securing a Serviced Ginnie Mae Loan, (ii) enforce liens, rights and remedies, including judicial or nonjudicial note and mortgage enforcement proceedings and foreclosures, in respect of a Serviced Ginnie Mae Loan or (iii) manage and liquidate properties acquired through a Serviced Ginnie Mae Loan’s foreclosure or similar proceedings, and (2) fully recoverable by Borrower out of sums that are both required and expected to be paid to Borrower in the ordinary course of its servicing of the Serviced Ginnie Mae Loan under such Servicing Agreement, on a first priority of (reimbursement) payment basis (i.e., before any payment from or on account of those sums to or for the account of the holder(s) of the relevant MBS or whole Serviced Loans or to any other Person).

“Credit Extension” means each Revolving Credit Borrowing.

“Debt” means, of any Person as of any date of determination (without duplication): (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, notes, debentures, or other similar instruments; (c) all obligations of such Person to pay the deferred purchase price of Property or services except (i) trade accounts payable of such Person arising in the ordinary course of business, (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP at the time incurred and (iii) deferred or equity compensation arrangements payable to directors, officers or employees; (d) all Capitalized Lease Obligations of such Person; (e) all Debt or other obligations of others Guaranteed by such Person; (f) all obligations secured by a Lien existing on Property owned by such Person, whether or not the obligations secured thereby have been assumed by such Person or are nonrecourse to the credit of such Person; (g) any other obligation for borrowed money or other financial accommodations that in accordance with GAAP would be shown as a liability on the balance sheet of such Person; (h) any repurchase obligation or liability of a Person with respect to Accounts, chattel paper or notes receivable sold by such Person; (i) any liability under a sale and leaseback transaction that is not a Capitalized Lease Obligation; (j) any obligation under any so called “synthetic leases”; (k) all payment and reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, banker’s acceptances, surety or other bonds and similar instruments and (1) all Hedge

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Obligations of such Person, valued at the Hedge Termination Value thereof. Debt shall not include advances required to be made by Borrower in its capacity as a servicer of Serviced Loans (including principal, interest, taxes, insurance and other corporate advances) that are due but unpaid by the underlying obligor thereof.

For all purposes, the Debt of any Person shall include the Debt of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Debt is expressly made nonrecourse to such Person.

“Debtor Relief Laws” means Title 11 of the United States Code, as now or hereafter in effect, or any other applicable law, domestic or foreign, as now or hereafter in effect, relating to bankruptcy, insolvency, liquidation, receivership, reorganization, assignment for the benefit of creditors, moratorium, arrangement or composition, extension or adjustment of debts, or similar Laws affecting the rights of creditors.

“Default” means an Event of Default or the occurrence of an event or condition that with notice or lapse of time or both would become an Event of Default.

“Default Interest Rate” means an interest rate equal to (i) the Applicable Rate plus (ii) [***] per annum.

“Defaulting Lender” means, subject to Section 12.24(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within [***] of the date such Loans were required to be funded hereunder unless such Lender notifies Administrative Agent and Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Administrative Agent or any other Lender any other amount required to be paid by it hereunder within [***] of the date when due, (b) has notified Borrower and Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within [***] after written request by Administrative Agent or Borrower, to confirm in writing to Administrative Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Administrative Agent and Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) has, or has a direct or indirect parent company that has, become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest

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in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 12.24(b)) upon delivery of written notice of such determination to Borrower and each Lender.

“Disposition” means any sale, lease, sublease, transfer, assignment, conveyance, release, loss or other disposition of any interest in Property, or of any interest in a Subsidiary that owns Property, in any transaction or event or series of transactions or events, or entry into any contract to do any of the foregoing, and “Dispose” has the correlative meaning.

“Distribution” means, during the period of determination, any dividends or other distribution of earnings to Borrower’s equity holders, the net increase in the outstanding balance of all obligations or indebtedness due from Borrower’s equity holders, officers and Affiliates to Borrower and the net decrease in the outstanding balance of all Subordinated Debt.

“Dollars” and “$” mean lawful money of the United States of America.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 12.9(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 12.9(b)(iii)).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any corporation or trade or business that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as an Obligated Party or is under common control (within the meaning of Section 414(c) of the Code and Sections 414(m) and (o) of the Code for purposes of the provisions relating to Section 412 of the Code) with an Obligated Party.

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“ERISA Event” means (a) a Reportable Event with respect to a Plan, (b) a withdrawal by any Obligated Party or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, (c) a complete or partial withdrawal by any Obligated Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization, (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Plan or Multiemployer Plan, (e) the occurrence of an event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan, (f) the imposition of any liability to the PBGC under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligated Party or any ERISA Affiliate, (g) the failure of any Obligated Party or ERISA Affiliate to meet any funding obligations with respect to any Plan or Multiemployer Plan, or (h) a Plan becomes subject to the at-risk requirements in Section 303 of ERISA and Section 430 of the Code.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurodollar Rate” means, for any Interest Period, the rate (expressed as a percentage per annum and adjusted as described in Section 3.6(b)) for deposits in Dollars for a term comparable to such Interest Period that is published or announced on Bloomberg BTMM (or on any successor or substitute page or service providing quotations of interest rates applicable to Dollar deposits in the London interbank market comparable to those currently provided on such page or service, as determined by Administrative Agent from time to time) as calculated by ICE as of 11:00 a.m., London, England time, on the related Eurodollar Rate Determination Date, and if such rate shall cease to be published or announced on Bloomberg BTMM or such successor or substitute page or service or if Administrative Agent determines (which determination shall be conclusive absent manifest error) that the rate calculated by ICE no longer accurately reflects the rate available to Administrative Agent in the London interbank market and that such circumstance is likely to be temporary, then the Eurodollar Rate shall be determined by Administrative Agent to be the offered rate as announced by a recognized commercial service as representing the average London interbank offered rate for deposits in Dollars for a term comparable to such Interest Period as of 11:00 a.m. on the relevant Eurodollar Rate Determination Date.

“Eurodollar Rate Determination Date” means a day that is two (2) Business Days prior to the beginning of the relevant Interest Period or prior to the applicable date, as applicable.

“Event of Default” is defined in Section 10.1.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the Laws of, or having its principal office or, in the case of any Lender, its applicable lending office

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located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Revolving Credit Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in such Loan or Revolving Credit Commitment (other than pursuant to an assignment request by Borrower under Section 3.3(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.2, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.2(g), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Fannie Mae” means the Federal National Mortgage Association and any successor.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Federal Funds Rate” means, (a) for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York, on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate charged to Administrative Agent on such day on such transactions as determined by Administrative Agent.

“Fees Letter” means the Fees Letter dated as of the Closing Date between the Lenders and the Administrative Agent specifying the fees to be paid each Lender.

“FHA” means the Federal Housing Administration or its successor.

“Foreign Lender” means (a) if Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if Borrower is not a U.S. Person, a Lender that is resident or organized under the Laws of a jurisdiction other than that in which Borrower is resident for tax purposes.

“Freddie Mac” means the Federal Home Loan Mortgage Corporation and any successor.

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“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles, applied on a consistent basis, as set forth in opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or their respective successors and that are applicable in the circumstances as of the date in question. Accounting principles are applied on a “consistent basis” when the accounting principles applied in a current period are comparable in all material respects to those accounting principles applied in a preceding period.

“Ginnie Mae” means the Government National Mortgage Association and any successor.

“Ginnie Mae Contract” is has the meaning assigned in Section 4.7.

“Ginnie Mae Liquidity Requirement” has the meaning set forth in Section 9.3.

“Ginnie Mae Net Worth Requirement” has the meaning set forth in Section 9.2.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank, tribal body or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guarantee” by any Person means any obligation or liability, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person as well as any obligation or liability, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or liability (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to operate Property, to take-or-pay, or to maintain net worth or working capital or other financial statement conditions or otherwise) or (b) entered into for the purpose of indemnifying or assuring in any other manner the obligee of such Debt or other obligation or liability of the payment thereof or to protect the obligee against loss in respect thereof (in whole or in part); provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantors” means all Persons who from time to time pursuant to Section 7.13 Guarantee all or any part of the Obligations under the Loan Documents, and “Guarantor” means any one of the Guarantors.

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“Guaranty” means a written guaranty of each Guarantor in favor of Administrative Agent, for the benefit of Lenders, in form and substance satisfactory to Administrative Agent.

“HECM Loan” means, any Mortgage Loan that qualifies or is intended to qualify as a reverse mortgage loan under the FHA’s Home Equity Conversion Mortgage (HECM) program.

“Hedge Agreement” means (a) any and all interest rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules and annexes, a “Master Agreement”) and (c) any and all Master Agreements and any and all related confirmations.

“Hedge Obligations” means, at any time with respect to any Person, all indebtedness, liabilities and obligations of such Person under or in connection with any Hedge Agreement, whether actual or contingent, due or to become due and existing or arising from time to time.

“Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and settlement amounts, early termination amounts or termination value(s) determined in accordance therewith, such settlement amounts, early termination amounts or termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more commercially reasonable mid-market or other readily available quotations provided by any dealer that is a party to such Hedge Agreement or any other recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).

“ICE” means the Intercontinental Exchange Benchmark Administration or any successor thereto.

“Increase Effective Date” is defined in Section 2.7(d).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Information” is defined in Section 12.27.

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“Interest Period” means a period of one (1) month commencing on a Business Day on which commercial banks in the City of London, England are open for business and dealing in offshore dollars and ending on the numerically corresponding day in the calendar month that is one (1) month thereafter (in each case subject to the availability of the Eurodollar Rate for such period); provided, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.

“Interest Rate” means the rate equal to the lesser of (a) the Maximum Rate or (b) the Applicable Rate.

“IRS” means the Internal Revenue Service or any entity succeeding to all or any of its functions.

“Landlord’s Lien Subordination Agreement” means a landlord subordination agreement in form and substance reasonably acceptable to Administrative Agent.

“Largest Lender” means the Lender that from time to time holds the largest portion of the Total Credit Exposure of all Lenders, so long as such Lender is not a Defaulting Lender; provided that unless and until another Lender with a Revolving Credit Commitment of at least [***] joins this Agreement, Largest Lender will be deemed to mean Texas Capital Bank, whether or not Texas Capital Bank actually has the largest portion of the Total Credit Exposure of all Lenders.

“Laws” means, collectively, all international, foreign, federal, state, provincial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administrative thereof by any Governmental Authority charged with the enforcement, interpretation or administrative thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lease” means those certain lease agreements between the owners of the real property on which any part of Borrower’s business is operated, as landlord, and Borrower, as tenant, pertaining to the lease of such real property.

“Lender” and “Lenders” have the meanings set forth in the introductory paragraph of this Agreement.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify Borrower and Administrative Agent.

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“Leverage Ratio” means, in respect of a Person and as of any date of determination, the ratio of (a) Liabilities (excluding Liabilities for Mortgage Loans eligible for purchase out of a Ginnie Mae pool under the Ginnie Mae MBS Guide or otherwise and Liabilities for REO assets that were purchased out of a Ginnie Mae pool under the Ginnie Mae MBS Guide or otherwise) minus Subordinated Debt to (b) Tangible Net Worth plus Subordinated Debt; such ratio to be subject to adjustment by Administrative Agent in accordance with its standard practices.

“Liabilities” means, at any particular time, all amounts that in conformity with GAAP, or other method of accounting acceptable to Administrative Agent, would be included as liabilities on a balance sheet of a Person.

“Lien” means, as to any Property of any Person, (a) any lien, mortgage, security interest, tax lien, pledge, charge, hypothecation, collateral assignment, preference, priority, or other encumbrance of any kind or nature whatsoever (including any conditional sale or title retention agreement), whether arising by contract, operation of law, or otherwise, affecting such Property and (b) the signing or filing of a financing statement that names the Person as debtor or the signing of any security agreement or the signing of any document authorizing a secured party to file any financing statement that names such Person as debtor.

“Liquid Assets” means, in respect of a Person and at any particular time, the sum of all cash held by such Person in unrestricted domestic deposit accounts, Cash Equivalents and other registered, unrestricted equity or debt securities that are publicly traded on a recognized United States exchange and which, in all events, are held in such Person’s name and are free and clear of all Liens.

“Loan” means an extension of credit by a Lender to Borrower) under Article 2 (including the Revolving Credit Loans and the Converted Term Loans).

“Loan Documents” means this Agreement, the Guaranty, the Security Documents, the Notes and all other promissory notes, security agreements, deeds of trust, assignments, letters of credit, guaranties and other instruments, documents, or agreements executed and delivered pursuant to or in connection with this Agreement or the Security Documents; provided that the term “Loan Documents” shall not include any Bank Product Agreement.

“Maker” means and includes each maker of a Mortgage Note and each cosigner, guarantor, endorser, surety and assumptor thereof, and each mortgagor or grantor under a Mortgage Loan, whether or not such Person has personal liability for its payment of the Mortgage Loan evidenced or secured thereby, in whole or in part.

“Marginable Assets” means, in respect of a Person and on any day, the sum of the balance sheet values of (i) all such Person’s assets that are subject to financing or other arrangements that allow the counterparty to make margin calls or demand if such assets decline in value, including Mortgage Loans held for sale, Servicing Rights (to the extent actually financed, excluding Servicing Rights to Mortgage Loans that are subject to any Warehousing Facility) and (ii) interest rate lock commitments and other financial derivative instruments (net of derivative liabilities).

“Master Agreement” is defined in the definition of “Hedge Agreement”.

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“Material Adverse Event” means an act, event, condition or circumstance that, individually or in the aggregate, has had or could reasonably be expected to have, a material adverse effect on (a) the operations, business, properties, liabilities (actual or contingent), or financial condition of Borrower and its Subsidiaries, taken as a whole; (b) the ability of any Obligated Party to perform its obligations under any Loan Document to which it is a party; or (c) the legality, validity, binding effect or enforceability against any Obligated Party of any Loan Document to which it is a party.

“Maturity Date” means June 6, 2022, or such earlier date on which the Revolving Credit Commitment of each Revolving Credit Lender terminates as provided in this Agreement; provided that if such date is not a Business Day, the Maturity Date will be the next succeeding Business Day.

“Maximum Rate” means, at all times, the maximum rate of interest that may be charged, contracted for, taken, received or reserved by Lenders in accordance with applicable Texas law (or applicable United States federal law to the extent that such law permits Lenders to charge, contract for, receive or reserve a greater amount of interest than under Texas law). The Maximum Rate shall be calculated in a manner that takes into account any and all fees, payments and other charges in respect of the Loan Documents that constitute interest under applicable law. Each change in any interest rate provided for herein based upon the Maximum Rate resulting from a change in the Maximum Rate shall take effect without notice to Borrower at the time of such change in the Maximum Rate.

“MBS” means a mortgage pass-through security, collateralized mortgage obligation, REMIC or other security that (a) is based on and backed by an underlying pool of Mortgage Loans and (b) provides for payment by its issuer to its holder of specified principal installments and/or a fixed or floating rate of interest on the unpaid balance and for prepayments to be passed through to the holder, whether issued in certificated or book-entry form and whether or not issued, guaranteed, insured or bonded by Fannie Mae, Freddie Mac, Ginnie Mae, an insurance company, a private issuer or any other Person.

“Mortgage Loan” means a loan evidenced by a Mortgage Note and secured by a Security Instrument.

“Mortgage Note” means a full recourse promissory note secured by a Security Instrument and evidencing a Mortgage Loan.

“Mortgage Warehouse Agreement” means the Mortgage Warehouse Agreement between Texas Capital Bank and Borrower in which Texas Capital Bank agrees from time to time to purchase participation interests in mortgage loans originated by Borrower, as such Mortgage Warehouse Agreement may be amended, restated, modified, supplemented, or replaced from time to time.

“Mortgaged Property” means the Residential Real Property subject to a Security Instrument securing a Mortgage Loan.

“Multiemployer Plan” means a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions are being made or have been made by, or for which there is an

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obligation to make by or there is any liability, contingent or otherwise, with respect to an Obligated Party or any ERISA Affiliate and that is covered by Title IV of ERISA.

“Net Income” means, for any Person for any period, the net income (or loss) of such Person and its Subsidiaries on a consolidated basis as determined in accordance with GAAP; provided that Net Income shall exclude (a) the net income of any Subsidiary of such Person during such period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Constituent Documents or any agreement, instrument or Law applicable to such Subsidiary during such period, except that such Person’s equity in any net loss of any such Subsidiary for such period shall be included in determining Net Income, and (b) any income (or loss) for such period of any other Person if such other Person is not a Subsidiary, except that Borrower’s equity in the net income of any such Person for such period shall be included in Net Income up to the aggregate amount of cash actually distributed by such Person during such period to Borrower or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to Borrower as described in clause (a) of this proviso).

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all affected Lenders in accordance with the terms of Section 12.12 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Recoverable Servicing Advance” means an advance or payment made by or on behalf of Borrower with respect to a Serviced Ginnie Mae Loan pursuant to its contractual obligation or right under a Servicing Agreement with Ginnie Mae or pursuant to Agency Guidelines or otherwise, which are not fully recoverable by Borrower from Serviced Ginnie Mae Loan recoveries paid to Borrower on, (a) with respect to advances or payments made for scheduled monthly payments due on such Serviced Ginnie Mae Loans, either a first priority of (reimbursement) payment basis or second in right of payment only to the right of full repayment to Borrower of any outstanding T&I Advances, or, (b) with respect to Corporate Advances or advances or payments made to pay taxes, assessments or maintenance fees or maintain hazard and flood insurance on the real estate securing such Serviced Ginnie Mae Loans, fully recoverable by Borrower from Serviced Ginnie Mae Loan recoveries paid to Borrower on a first priority of (reimbursement) payment basis (i.e., before any payment from or on account of those sums to or for the account of holder(s) of the relevant MBS or Serviced Loans or to or for the account of any other Person), but in all events before any payment from or on account of those Serviced Ginnie Mae Loan recoveries to or for the account of the holder(s) of the relevant MBS or Serviced Loans or to or for the account of any other Person.

“Notes” means, collectively, the Revolving Credit Notes, and “Note” means any one of the Revolving Credit Notes.

“Obligated Party” means Borrower, each Guarantor or any other Person who is or becomes party to any agreement that obligates such Person to pay or perform, or that Guarantees

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or secures payment or performance of, the Obligations under the Loan Documents or any part thereof.

“Obligations” means all obligations, indebtedness and liabilities of Borrower, each Guarantor and any other Obligated Party to Administrative Agent, each Lender and any Affiliates of Administrative Agent or any Lender now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, arising under or pursuant to this Agreement, any Bank Product Agreement, the other Loan Documents, and all interest accruing thereon (whether a claim for post-filing or post-petition interest is allowed in any bankruptcy, insolvency, reorganization or similar proceeding) and all attorneys’ fees and other expenses incurred in the enforcement or collection thereof.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.2(i)).

“Outstanding Amount” means on any date, the aggregate outstanding principal amount of Revolving Credit Loans after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans, occurring on such date.

“P&I Advance” means a cash monthly payment that is both (1) made by Borrower as Servicer to (or to a trustee for the account of) the holders of Ginnie Mae MBS based on Serviced Ginnie Mae Loans, or of whole Serviced Loans, pooled for MBS guaranteed by Ginnie Mae, in an amount equal to the sum of the scheduled monthly payments (excluding any principal prepayments) due on the Serviced Loans in the preceding month but not received by the close of business on its last day — or, where so provided under the applicable Servicing Agreement, due on or before the first day of the current month but not received by the date that the monthly payment, if received, is required to be remitted to (or to a trustee for the account of) such MBS’s or whole Serviced Loan’s holder — with the interest portion of the payment adjusted to the mortgage loan rate less the relevant servicing fee rate and trustee fee rate (if applicable) for that same pool of Mortgage Loans, and (2) fully recoverable by Borrower from Serviced Ginnie Mae Loans recoveries paid to Borrower on either a first priority of (reimbursement) payment basis or second in right of payment only to the right of full repayment to Borrower of any outstanding T&I Advances in respect of that pool, but in all events before any payment from or on account of

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those Serviced Ginnie Mae Loans recoveries to or for the account of the holder(s) of the relevant MBS or whole Serviced Loans or to or for the account of any other Person.

“Participant” means any Person (other than a natural Person, a Defaulting Lender, or Borrower or any of Borrower’s Affiliates or Subsidiaries or any other Obligated Party) to which a participation is sold by any Lender in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and/or the Loans owing to it).

“Participant Register” means a register in the United States on which each Lender that sells a participation enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56, signed into law October 26, 2001).

“Payment Date” means the first day of each and every calendar month during the term of this Agreement and the Maturity Date, and during the Term-Out Period, if applicable.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to all or any of its functions under ERISA.

“Permitted Businesses” means, with respect to Borrower, (i) those businesses in which Borrower was engaged as of the Closing Date and (ii) the Mortgage Loan subservicing business, and (iii) such other businesses, if any, that are reasonably related, ancillary, incidental or complementary to the businesses described in clauses (i) and (ii) of this sentence that shall have been approved in writing by Administrative Agent.

“Permitted Dividends” is defined in the definition of “Restricted Payment”.

“Permitted Liens” means those Liens permitted by Section 8.4.

“Person” means any individual, corporation, limited liability company, business trust, association, company, partnership, joint venture, Governmental Authority or other entity, and shall include such Person’s heirs, administrators, personal representatives, executors, successors and assigns.

“Plan” means any employee benefit or other plan, other than a Multiemployer Plan, established or maintained by, or for which there is an obligation to make contributions by or there is any liability, contingent or otherwise with respect to Borrower or any ERISA Affiliate and that is covered by Title IV of ERISA or subject to Section 412 of the Code.

“Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.

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“Pledged Servicing Receivables” means all of Borrower’s present and future rights, including to have, demand, receive, recover, obtain and retain payments and prepayments of principal, interest or both, and tax, assessment, maintenance fee and insurance escrow payments and service fees and compensation, owing, paid or due to be paid on, under or in respect of the Serviced Ginnie Mae Loans pursuant and subject to Servicing Agreements with Ginnie Mae or in accordance with Agency Guidelines for making advances (including, for the avoidance of doubt, Servicing Advances) or incurring expenses with respect to the Serviced Ginnie Mae Loans, including all of Borrower’s present and future rights to have, demand, receive, recover, obtain and retain payment, reimbursement or indemnity for (or for making) advances (including, for the avoidance of doubt, Servicing Advances) made by Borrower (or its predecessor servicer) under Servicing Agreements with Ginnie Mae or pursuant to Agency Guidelines, in each case from any and all sources, including:

(i)        sums paid or to be paid by or for the accounts of the Makers in respect of such Serviced Ginnie Mae Loans;

(ii)       any other master servicer, servicer or subservicer agreement or arrangement with respect to the Serviced Ginnie Mae Loans, whether or not affiliated or bound by any contract with Borrower;

(iii)      any owner or holder of any Serviced Ginnie Mae Loan or MBS backed by Serviced Ginnie Mae Loans, or any trustee, master servicer, servicer, subservicer or asset manager for any such owner;

(iv)      any investor (whether pursuant to an express or implied advances reimbursement covenant under a contract between such investor and Borrower, or any predecessor servicer, contained in or executed pursuant to any asset management agreement or any mortgage or MBS selling or servicing guide, pursuant to any other agreement between Borrower, or any predecessor servicer, and such investor or by operation of any legal or equitable rule or principle, including subrogation);

(v)       Ginnie Mae, VA, FHA or any other governmental, government-sponsored enterprise or private mortgage insurer or guarantor;

(vi)       any proceeds of foreclosure or other realizations on any security for, or guarantees or insurance of, any Serviced Ginnie Mae Loan in respect of which an advance was made by Borrower (or its predecessor servicer) under or pursuant to relevant Agency Guidelines or any servicing agreement or arrangement;

(vii)       any pool insurance, title insurance or any other insurance on property or property rights comprising or covered by any Serviced Ginnie Mae Loan that is the subject of any unrecovered advance; and

(viii)      funds paid over by Borrower to the trustee for the holder of the related MBSs for such servicer advances as are subsequently determined to not be recoverable from the related Makers.

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Administrative Agent’s and each Lender’s rights in Pledged Servicing Receivables shall in all events be subject to the prior rights of the Agency under, and the terms of conditions of, the Acknowledgment Agreement and shall expressly exclude the Servicer’s Deposit Accounts.

“Pledged Servicing Rights” means and includes all of Debtor’s rights relating to the Serviced Ginnie Mae Loans, including the rights to service, and to be compensated for servicing, the Serviced Ginnie Mae Loans, and includes all of the rights described or referred to in the definition of “Collateral”, together with all Servicing Rights described in any subservicing agreement for the Serviced Ginnie Mae Loans between Debtor or any third party subservicer.

“Principal Office” means the principal office of Administrative Agent, presently located at the address set forth on Schedule 12.12 [Omitted pursuant to Item 601(a)(5) of Regulation S-K].

“Prohibited Transaction” means any transaction set forth in Section 406 of ERISA or Section 4975 of the Code.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible or mixed, of such Person, or any other assets owned, operated or leased by such Person.

“Protective Advances” means any advance, payment or expense incurred in order to preserve Administrative Agent’s rights and interests in the Collateral, including advances, payments or expenses incurred to preserve Administrative Agent’s rights and interests under or with respect to an Acknowledgment Agreement.

“Recipient” means Administrative Agent and any Lender, as applicable.

“Register” means a register for the recordation of the names and addresses of Lenders, and the Revolving Credit Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time.

“Related Indebtedness” means any and all indebtedness paid or payable by Borrower to Administrative Agent or any Lender pursuant to any Loan Document other than any Note.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means, as to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, disbursement, leaching, or migration of Hazardous Materials into the indoor or outdoor environment or into or out of Property owned by such Person, including the movement of Hazardous Materials through or in the air, soil, surface water or ground water.

“Remedial Action” means all actions required to (a) clean up, remove, treat, or otherwise address Hazardous Materials in the indoor or outdoor environment, (b) prevent the Release or threat of Release or minimize the further Release of Hazardous Materials so that they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor

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environment, or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.

“Removal Effective Date” is defined in Section 11.6(b).

“REO Assets” means real estate owned assets of a Person.

“Replacement Rate” is defined in Section 3.6(b).

“Reportable Event” means any of the events set forth in Section 4043 of ERISA.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than [***] of the Total Credit Exposures of all Lenders; provided that, if there are only [***] or fewer Lenders having Total Credit Exposure hereunder, Required Lenders shall be all Lenders hereunder. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Residential Real Property” means a single platted lot of land improved with a one-to-four family residence.

“Resignation Effective Date” is defined in Section 11.6(a).

“Resignation Notice Date” is defined in Section 11.6(a).

“Responsible Officer” means the chief executive officer, president, chief financial officer, or treasurer of an Obligated Party or any Person designated by a Responsible Officer to act on behalf of a Responsible Officer; provided that such designated Person may not designate any other Person to be a Responsible Officer. Any document delivered hereunder that is signed by a Responsible Officer of an Obligated Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of Obligated Party.

“Restricted Payment” means, with respect to Borrower, directly or indirectly, (i) declaring or paying any dividends or Distributions except at any time that no Default or Event of Default has occurred and is continuing or would exist after payment thereof, dividends of up to the greater of (x) [***] in the aggregate paid in any calendar year or (y) [***] of Borrower’s net income (excluding from net income any fair value adjustments of Borrower’s Servicing Rights, although – for the avoidance of doubt – not including in such fair value adjustments, any adjustments for amortization or payoffs of the Mortgage Loans to which such Servicing Rights relate) for the trailing [***] (“Permitted Dividends”), or (ii) making any other payment or distribution (in cash, Property or obligations) on account of its equity interests, or (iii) redeeming, purchasing, retiring, calling or otherwise acquiring any of its equity interests, or (iv) permitting any of its Subsidiaries to purchase or otherwise acquire any equity interest in Borrower or another Subsidiary of Borrower, or (v) setting apart any money for a sinking or other analogous fund for any dividend or other distribution on its equity interests (other than Permitted Dividends) or for any redemption,

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purchase, retirement or other acquisition of any of its equity interests, or (vi) incur any obligation (contingent or otherwise) to do any of the foregoing.

“Revolving Credit Availability” means, as of any date of determination, the excess, if any, of (x) an amount equal to the lesser of (i) the Borrowing Base in effect on such date and (ii) the aggregate amount of the Revolving Credit Commitments of the Revolving Credit Lenders on such date over (b) the total Revolving Credit Exposure of the Revolving Credit Lenders on such date.

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans made by each of the Revolving Credit Lenders pursuant to Section 2.1.

“Revolving Credit Borrowing Request” means a writing, substantially in the form of Exhibit D, [Omitted pursuant to Item 601(a)(5) of Regulation S-K], properly completed and signed by Borrower, requesting a Revolving Credit Borrowing.

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to make Revolving Credit Loans to Borrower pursuant to Section 2.1(a), in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.1 [Omitted pursuant to Item 601(a)(5) of Regulation S-K] under the caption “Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Credit Exposure” means, as to any Revolving Credit Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Credit Loans (or, following the conversion, if any, of the Revolving Credit Loans to Converted Term Loans, its outstanding Converted Term Loan) and as to all Revolving Credit Lenders, collectively, the aggregate amount of the outstanding Revolving Credit Loans (or, following the conversion, if any, of the Revolving Credit Loans to Converted Term Loans, the outstanding Converted Term Loans) of all the Revolving Credit Lenders, which, if, as and when other lenders are identified and elect to become Revolving Credit Lenders and if Borrower then invokes the provisions of Section 2.7, the Revolving Credit Facility may ultimately increase to an aggregate amount of up to [***].

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Lender” means, (a) at any time prior to the termination of the Revolving Credit Commitments, any Lender that has a Revolving Credit Commitment at such time, and (b) at any time after the termination of the Revolving Credit Commitments, any Lender that has Revolving Credit Exposure at such time.

“Revolving Credit Loan” is defined in Section 2.1(a).

“Revolving Credit Note” means a promissory note made by Borrower in favor of a Revolving Credit Lender evidencing Revolving Credit Loans made by such Revolving Credit Lender, substantially in the form of Exhibit E, [Omitted pursuant to Item 601(a)(5) of Regulation S-K].

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“Revolving Credit Utilization” means, with respect to any part of a calendar quarter, the daily average outstanding Revolving Credit Borrowings maintained by Borrower, expressed as a percentage of the aggregate amount of the Revolving Credit Commitments outstanding during such part.

“RICO” means the Racketeer Influenced and Corrupt Organization Act of 1970.

“SDN List” is defined in Section 6.18.

“Secured Parties” means the collective reference to Administrative Agent, each Lender, each Bank Product Provider and any other Person the Obligations owing to which are, or are purported to be, secured by the Collateral under the terms of the Security Documents.

“Security Documents” means this Agreement, each Guaranty and each and every other security agreement, pledge agreement, mortgage, deed of trust, control agreement or other collateral security agreement required by or delivered to Administrative Agent from time to time that purport to create a Lien in favor of any of the Secured Parties to secure payment or performance of the Obligations or any portion thereof.

“Security Instrument” means a full recourse mortgage or deed of trust securing a Mortgage Loan and granting a perfected first priority lien on Residential Real Property.

“Serviced Ginnie Mae Loans’ means all Mortgage Loans now or hereafter comprising the base or backing for MBSs guaranteed by Ginnie Mae and that are now or hereafter serviced or required to be serviced by Borrower under any Servicing Agreement with Ginnie Mae, irrespective of whether the actual servicing or subservicing is done by another Person (a subservicer) retained by Borrower for that purpose.

“Serviced Loans’ means all Mortgage Loans now or hereafter comprising the base or backing for MBSs guaranteed by Ginnie Mae or issued by Fannie Mae or Freddie Mac and that are now or hereinafter serviced or required to be serviced by Borrower under any Servicing Agreement, irrespective of whether the actual servicing or subservicing is done by another Person (a subservicer) retained by Borrower for that purpose.

“Servicer” means a Person (which may, or shall, mean Borrower if the context permits or requires it) retained by the owner (or a trustee for the owner) of Serviced Loans to service them under a Servicing Agreement.

“Servicer Event” means any debt, deposit, financial strength or any other financial, operational or performance rating for Borrower, a Servicer or any sub-servicer is deemed less than satisfactory by Ginnie Mae pursuant to Agency Guidelines or otherwise.

“Servicer’s Deposit Account” means a deposit account maintained with a financial institution (which may be Administrative Agent or any Lender) for deposits of principal and interest payments or taxes and insurance payments made by Makers of Serviced Ginnie Mae Loans, irrespective of how such account is styled or who is the designated owner of such account. Administrative Agent and each Lender disclaim any interest in any Servicer’s Deposit Account.

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“Servicing Advance” means a Corporate Advance, a P&I Advance, and/or a T&I Advance (as the context requires) made by Borrower in respect of a Serviced Ginnie Mae Loan.

“Servicing Advances Receivables” means all of Borrower’s present and future rights under the Ginnie Mae Contract, to have, demand, receive, recover, obtain and retain payments and prepayments of principal, interest or both, payments and deposits for taxes, assessments and maintenance fees, and for insurance premiums, and servicing fees and compensation, owing, paid or due to be paid on, under or in respect of Serviced Ginnie Mae Loans, including all of Borrower’s present and future rights to have, demand, receive, recover, obtain and retain payment, reimbursement or indemnity for (or for making) Corporate Advances, P&I Advances, and/or T&I Advances made by Borrower (or its predecessor servicer) under Borrower’s Servicing Agreements with Ginnie Mae or pursuant to Agency Guidelines, in each case from any and all sources, including, without limitation:

(i)            sums paid or to be paid by or for the accounts of the Makers in respect of such Serviced Ginnie Mae Loans;

(ii)          any other master servicer, servicer or subservicer agreement or arrangement with respect to such Serviced Ginnie Mae Loans, whether or not affiliated or bound by any contract with Borrower;

(iii)         any owner or holder of any Serviced Ginnie Mae Loan, or MBS backed by Serviced Ginnie Mae Loans, or any trustee, master servicer, servicer, subservicer or asset manager for any such owner;

(iv)          any investor (whether pursuant to an express or implied advances reimbursement covenant under a contract between such investor and Borrower, or any predecessor servicer, contained in or executed pursuant to any asset management agreement or any mortgage or MBS selling or servicing guide, pursuant to any other agreement between Borrower, or any predecessor servicer, and such investor or by operation of any legal or equitable rule or principle, including subrogation);

(v)           Ginnie Mae, VA, FHA or any other governmental, government-sponsored enterprise or private mortgage insurer or guarantor;

(vi)          any proceeds of foreclosure or other realizations on any security for, or guarantees or insurance of, any Serviced Ginnie Mae Loan in respect of which a Servicing Advance was made by Borrower (or its predecessor servicer);

(vii)        any pool insurance, title insurance or any other insurance on property or property rights comprising or covered by any such Serviced Ginnie Mae Loan; and

(viii)       funds paid over by Borrower to the trustee for the holder of the related MBSs for such Servicing Advances as are subsequently determined to not be recoverable from the related Makers.

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Administrative Agent’s and each Lender’s rights in Servicing Advances Receivables shall in all events be subject to the terms and conditions of the Acknowledgment Agreement and shall expressly exclude all Servicer’s Deposit Accounts.

“Servicing Advances Receivables BB Component” has the meaning set forth in the definition of “Borrowing Base.”

“Servicing Advances Receivables RC Loans” means a Revolving Credit Loan made to fund Borrower’s Servicing Advances, and/or to finance Borrower’s Servicing Advances Receivables produced by such Servicing Advances.

“Servicing Advances Receivables Sublimit” means [***].

“Servicing Advances Report” means the report described in Section 7.1(n).

“Servicing Agreement” means and includes each regulation, contractual agreement and guide pursuant to which Borrower services residential mortgage loans for Ginnie Mae, Fannie Mae, or Freddie Mac.

“Servicing Appraisal” means a written appraisal or evaluation conducted by an outside third party nationally recognized valuation firm used by Borrower that is acceptable to Administrative Agent in its sole discretion, evaluating the fair market value of all of the Pledged Servicing Rights, as applicable, as of a date stated in the written report of such evaluation, each such evaluation and report to be made at Borrower’s expense, to be addressed to Administrative Agent and to be in a form reasonably acceptable to Administrative Agent, it being understood that, for purposes of this Agreement, (i) the opinion of value in any such independent appraisal or evaluation shall be expressed as a range of high limit, midpoint and low limit values, (ii) the market value shall be deemed the midpoint value, (iii) each Servicing Appraisal shall take into account customary factors, including current market conditions and the fact that the Pledged Servicing Rights may be terminated by the relevant Servicing Agreement’s counterparty, or sold or otherwise disposed of, under circumstances where Borrower is in default under this Agreement, and (iv) each Servicing Appraisal shall not assign any value to Servicing Advances or Servicing Advances Receivables. Borrower acknowledges that each Servicing Appraisal’s determination of market value is for the limited purpose of determining an advance rate for purposes of the financing provided in this Agreement.

“Servicing Portfolio” means Borrower’s entire portfolio of Serviced Loans, including mortgage loans serviced for Ginnie Mae, Fannie Mae, or Freddie Mac.

“Servicing Portfolio Delinquency Rate” means the fraction, expressed as a percentage, whose numerator is the aggregate unpaid principal balance of all Serviced Loans within the Servicing Portfolio that have payments delinquent for [***] or more and (ii) whose denominator is the aggregate unpaid balance of the Servicing Portfolio; provided that such calculation shall include and take into account any Serviced Loan for which the underlying Mortgaged Property has been foreclosed upon or for which the foreclosure process has been initiated by Borrower and any Serviced Loan for which the underlying borrower is the debtor under voluntary or involuntary bankruptcy proceedings.

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“Servicing Rights” means all of Borrower’s rights and interests under any Servicing Agreement with respect to Serviced Loans, including the rights to (a) service the Serviced Loans that are the subject matter of such Servicing Agreement and (b) be compensated, directly or indirectly, for doing so, and shall include those rights described in clause (b) of the definition of “Collateral”.

“Servicing Rights BB Component” has the meaning set forth in the definition of “Borrowing Base.”

“Servicing Rights Reconciliation” is defined in Section 7.1(d).

“Solvent” means, with respect to any Person, as of any date of determination, that the fair value of the assets of such Person (at fair valuation) is, on the date of determination, greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person as of such date, that the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the probable liability of such Person on its debts as such debts become absolute and matured, and that, as of such date, such Person will be able to pay all liabilities of such Person as such liabilities mature and such Person does not have unreasonably small capital with which to carry on its business. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability discounted to present value at rates believed to be reasonable by such Person acting in good faith.

“Standby Issuer” is defined in Section 7.14(i).

“Subordinated Debt” means any Debt of Borrower (other than the Obligations) that has been subordinated to the Obligations under the Loan Documents by written agreement, in form and content satisfactory to Administrative Agent and that has been approved in writing by Administrative Agent as constituting Subordinated Debt for purposes of this Agreement.

“Subsidiary” means (a) any corporation of which at least a majority of the outstanding shares of stock having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by Borrower or one or more of other Subsidiaries or by Borrower and one or more of such Subsidiaries, and (b) any other entity (i) of which at least a majority of the ownership, equity or voting interest is at the time directly or indirectly owned or controlled by one or more of Borrower and other Subsidiaries and (ii) that is treated as a subsidiary in accordance with GAAP.

“T&I Advance” means a cash advance made by Borrower pursuant to its contractual obligation or right under a Servicing Agreement with Ginnie Mae to make such advance to pay taxes, assessments or maintenance fees or maintain hazard and flood insurance on the real estate securing Serviced Ginnie Mae Loans which such cash advance is fully recoverable by Borrower from Serviced Ginnie Mae Loan recoveries paid to Borrower on either a first priority of (reimbursement) payment basis (i.e., before any payment from or on account of those sums to or

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for the account of holder(s) of the relevant MBS or whole Serviced Loans or to or for the account of any other Person).

“Tangible Net Worth” means, as of any date of determination, for any Person all amounts that, in conformity with GAAP, or other method of accounting acceptable to Administrative Agent, would be included as owner’s equity on a balance sheet of a Person, but excluding (a) all assets that are properly classified as intangible assets, (b) all loans and advances to any related party of such Person, and (c) all loans and advances to any owner, officer, or employee of such Person. Notwithstanding the foregoing and for the avoidance of doubt, mortgage servicing rights shall not be deemed to be intangible assets.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Installment Amount” is defined in Section 2.1(d).

“Term-Out Period” is defined in Section 2.1(d)(ii).

“Texas Capital Bank” means Texas Capital Bank, National Association, a national banking association, and its successors and assigns.

“Total Credit Exposure” means, as to any Lender at any time, the unused Revolving Credit Commitments and Revolving Credit Exposure of such Lender at such time.

“Transfer” means, with respect to any equity securities of Borrower, a direct or indirect transfer, sale, exchange, assignment, pledge, hypothecation or other encumbrance or other disposition of such equity securities, including the grant of an option or other right, whether directly or indirectly, whether voluntarily, involuntarily or by operation of Law; provided that “Transfer” shall not include Borrower’s issuance of promissory notes in exchange for shares of its capital stock.

“UCC” means Chapters 1 through 11 of the Texas Business and Commerce Code.

“Unfunded Pension Liability” means the excess, if any, of (a) the funding target as defined under Section 430(d) of the Code without regard to the special at-risk rules of Section 430(i) of the Code, over (b) the value of plan assets as defined under Section 430(g)(3)(A) of the Code determined as of the last day of each calendar year, without regard to the averaging that may be allowed under Section 310(g)(3)(B) of the Code and reduced for any prefunding balance or funding standard carryover balance as defined and provided for in Section 430(f) of the Code.

“United States” or “U.S.” means the United States of America, its fifty states and the District of Columbia.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

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“U.S. Tax Compliance Certificate” is defined in Section 3.2(g)(ii)(B)(3).

“VA” means the United States Department of Federal Affairs or its successor.

“Warehoused Mortgage Loans” means Mortgage Loans which have been pledged to or purchased by a warehousing party or in which the warehousing party has acquired a participation interest pursuant to a Warehousing Facility, and which remain financed under such Warehousing Facility.

“Warehousing Facility” means any warehouse, purchase, repurchase, participation or other similar financing facility extended by a warehousing party to Borrower to finance the funding or acquisition of Mortgage Loans, on an interim basis, pending the repurchase of such Mortgage Loans by Borrower or the subsequent sale and delivery of such Mortgage Loans, or interests therein, to a third party investor or through a MBS, which facility is secured by such Mortgage Loans, or interests therein, or through purchase of such Mortgage Loans, or interests therein, from Borrower by such warehousing party, but only for such time as such Mortgage Loan remains financed under such Warehousing Facility.

“Withholding Agent” means each of Borrower and Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.2    Accounting Matters.

(a)    Generally.    All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements described in Section 6.2, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Debt of Borrower and its Subsidiaries shall be deemed to be carried at [***] of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.

(b)    Changes in GAAP.    If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth herein, and either Borrower or the Required Lenders shall so request, Administrative Agent, Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (A) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (B) Borrower shall provide to Administrative Agent and Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

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Section 1.3    ERISA Matters.    If, after the date of this Agreement, there shall occur, with respect to ERISA, the adoption of any applicable law, rule, or regulation, or any change therein, or any change in the interpretation or administration thereof by the PBGC or any other Governmental Authority, then either Borrower or Required Lenders may request a modification to this Agreement solely to preserve the original intent of this Agreement with respect to the provisions of this Agreement applicable to ERISA, and the parties to this Agreement shall negotiate in good faith to complete such modification.

Section 1.4    Other Definitional Provisions.    All definitions contained in this Agreement are equally applicable to the singular and plural forms of the terms defined. The words “hereof”, “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear. Capitalized terms used herein that are defined in the UCC, unless otherwise defined herein, shall have the meanings specified in the UCC. Any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document). Any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time. Words denoting gender shall be construed to include the masculine, feminine and neuter, when such construction is appropriate; and specific enumeration shall not exclude the general but shall be constructed as cumulative; the word “or” is not exclusive; the word “including” (in its various forms) means “including, without limitation”; in the computation of periods of time, the word “from” means “from and including” and the words “to” and “until” mean “to but excluding”; and all references to money refer to the legal currency of the United States of America.

Section 1.5    Interpretative Provision.    For purposes of Section 10.1, a breach of a financial covenant contained in Article 9 of this Agreement, or in the Guaranty, shall be deemed to have occurred as of any date of determination thereof by Borrower, Guarantor,, the Required Lenders or as of the last date of any specified measurement period, regardless of when the financial statements or the Compliance Certificate reflecting such breach are delivered to Administrative Agent.

Section 1.6    Times of Day.    Unless otherwise specified, all references herein to times of day shall be references to U.S. central time (daylight or standard, as applicable).

Section 1.7    Other Loan Documents.    The other Loan Documents, including the Security Documents, contain representations, warranties, covenants, defaults and other provisions that are in addition to and not limited by, or a limitation of, similar provisions of this Agreement. Such provisions in such other Loan Documents may be different or more expansive than similar provisions of this Agreement and neither such differences nor such more expansive provisions shall be construed as a conflict.

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Section 1.8    Acknowledgment Agreements.    Notwithstanding anything to the contrary in this Agreement or any of the other Loan Documents, all terms and provisions of this Agreement and the other Loan Documents are and shall be subject to the terms and provisions of each Acknowledgment Agreement executed by and between Borrower, Administrative Agent and Ginnie Mae. To the extent that any conflict necessarily exists or shall be adjudged to exist between the terms and provisions of this Agreement and those of the applicable Acknowledgment Agreement, solely with respect to the relationship and agreements between Borrower and/or Administrative Agent, on the one hand, and Ginnie Mae, on the other hand, the terms and provisions of the Acknowledgment Agreement shall govern and control.

Article 2

THE COMMITMENTS AND CREDIT EXTENSIONS

Section 2.1    The Loan.

(a)    Revolving Credit Borrowings.    Subject to the terms and conditions of this Agreement, each Revolving Credit Lender severally agrees to make one or more revolving credit loans (each such loan, a “Revolving Credit Loan”) to Borrower from time to time from the Closing Date until the Maturity Date for the Revolving Credit Facility in an aggregate principal amount for such Revolving Credit Lender at any time outstanding up to but not exceeding the amount of such Revolving Credit Lender’s Revolving Credit Commitment; provided that the Revolving Credit Exposure of all Revolving Credit Lenders shall not exceed the lesser of (i) the aggregate amount of the Revolving Credit Commitments of the Revolving Credit Lenders and (ii) the Borrowing Base; provided further that the sum of the Servicing Advances Receivables RC Loans outstanding at any time shall not exceed the Servicing Advances Receivables Sublimit. Subject to the foregoing limitations and the other terms and provisions of this Agreement, Borrower may borrow, repay and reborrow Revolving Credit Loans hereunder.

(b)    Borrowing Procedure.    Each Revolving Credit Borrowing (subject to the then aggregate Revolving Credit Commitments) shall be made upon Borrower’s irrevocable notice to Administrative Agent, which may be given by telephone. Each such notice must be received by Administrative Agent not later than 11:00 a.m. on the Business Day before the requested date of any Revolving Credit Borrowing. Each telephonic notice by Borrower pursuant to this Section 2.1(b) must be confirmed promptly by delivery to Administrative Agent of a written Revolving Credit Borrowing Request, appropriately completed and signed by a Responsible Officer of Borrower. Each Revolving Credit Borrowing shall be in a principal amount of [***] or a whole multiple of [***] in excess thereof; provided that such Revolving Credit Borrowing may be in an amount equal to the Revolving Credit Availability. Each Revolving Credit Borrowing Request (whether telephonic or written) shall specify (i) the requested date of the Revolving Credit Borrowing (which shall be a Business Day), and (ii) the principal amount to be borrowed.

(c)    Funding.    Following receipt of a Revolving Credit Borrowing Request, Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the Loan and the requested date of the Revolving Credit Borrowing. Each Lender shall make the amount of its Loan available to Administrative Agent in immediately available

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funds at Administrative Agent’s Principal Office not later than 1:00 p.m. on the Business Day specified in the applicable Revolving Credit Borrowing Request. Upon satisfaction of the applicable conditions set forth in Section 5.2 (and, if such Revolving Credit Borrowing is the initial Credit Extension, Section 5.1), Administrative Agent shall make all funds so received available to Borrower in like funds as received by Administrative Agent either by (i) crediting the account of Borrower on the books of Texas Capital Bank with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) Administrative Agent by Borrower.

(d)    Renewal; Term-Out.

(i)    Not earlier than [***], and not later than [***], before the then-effective stated Maturity Date, Borrower may elect by notice to Administrative Agent that the Revolving Credit Loans be converted on the Maturity Date to an amortizing closed end term loan (the “Converted Term Loan”) due and payable in monthly installments of [***] of the principal balance of the Notes on such conversion date, plus interest accrued to and unpaid on the due date of each monthly installment at the applicable interest rate under the Notes (such monthly installment amount, the “Term Installment Amount), with final payment due [***] after such conversion date without notice or demand, both of which Borrower hereby waives. If Borrower timely elects such conversion and no Default or Event of Default shall have occurred and be continuing on the Maturity Date, the Revolving Credit Loans shall be converted automatically on the Maturity Date to the Converted Term Loan. Borrower shall not be entitled to any more Revolving Credit Borrowings after such conversion. If a Default or Event of Default shall have occurred and be continuing on the Maturity Date, such conversion shall not occur and the entire unpaid balance of principal and accrued interest on the Notes shall be due and payable without notice or demand on the Maturity Date.

(ii)    If Borrower does not timely elect such conversion, provided that, and only so long as, there is no Default or Event of Default hereunder, Borrower shall have a period of [***] (the “Term-Out Period”) from the Maturity Date in which to pay off the Loan; provided that Borrower shall not be entitled to any more Revolving Credit Borrowings after the Maturity Date and Borrower shall pay monthly installments of principal and interest, each in an amount equal to the Term Installment Amount, on each monthly Payment Date during the Term-Out Period; and provided further that at the end of the [***] following the Maturity Date, the entire unpaid principal balance and all accrued and unpaid interest on the Notes shall be finally due and payable without notice or demand, both of which Borrower hereby waives. If a Default or Event of Default shall have occurred and be continuing on the Maturity Date, such conversion shall not occur and the entire unpaid balance of principal and accrued interest on the Notes shall be due and payable without notice or demand on the Maturity Date.

(iii)    In either of the cases described in clauses (i) and (ii) above, all payments on, and any prepayments of, the Notes shall be applied first to accrued interest, next to the principal installment due on or next after the date of payment and the balance to the remaining principal installments in inverse order of maturity.

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Section 2.2    Fees.

(a)    Fees.    Borrower agrees to pay to Administrative Agent and Arranger, for the account of Administrative Agent, Arranger and each Lender, as applicable, fees in the amounts and on the dates set forth in the Fee Letter.

(b)    Commitment Fee.    Borrower agrees to pay the Commitment Fee to Administrative Agent for the account of each Revolving Credit Lender in accordance, subject to Section 12.24, with such Revolving Credit Lender’s Applicable Percentage. The Commitment Fee shall be due and payable quarterly in arrears on the first day of each April, July, October and January during the term of this Agreement and on the Maturity Date.

Section 2.3    Payments Generally; Administrative Agent’s Clawback.

(a)    General.    All payments of principal, interest and other amounts to be made by Borrower under this Agreement and the other Loan Documents (other than Protective Advances) shall be made to Administrative Agent for the account of Administrative Agent or the pro rata accounts of the applicable Lenders, as applicable, at the Principal Office, in Dollars and immediately available funds, without setoff, deduction or counterclaim, and free and clear of all taxes at the time and in the manner provided herein. Payments by check or draft shall not constitute payment in immediately available funds until the required amount is actually received by Administrative Agent in full. Payments in immediately available funds received by Administrative Agent in the place designated for payment on a Business Day before 11:00 a.m. at such place of payment shall be credited before the close of business on the Business Day received, while payments received by Administrative Agent on a day other than a Business Day or after 11:00 a.m. on a Business Day will be credited on the next succeeding Business Day. If any payment of principal or interest on the Notes shall become due and payable on a day other than a Business Day, then such payment shall be made on the next succeeding Business Day. Any such extension of time for payment shall be included in computing interest that has accrued, and that interest shall be due and payable in connection with such payment. Administrative Agent is hereby authorized to charge any account or accounts of Borrower maintained with Administrative Agent that is not a Servicer’s Deposit Account for each payment of principal, interest and fees as it becomes due hereunder and shall give notice to Borrower of any such charge.

(b)    Funding by Lenders; Presumption by Administrative Agent.    Unless Administrative Agent shall have received notice from a Lender, that such Lender will not make available to Administrative Agent such Lender’s share of a Revolving Credit Borrowing, Administrative Agent may assume that such Lender has made such share available on such date in accordance with this Agreement and may, in reliance upon such assumption, make available to Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Revolving Credit Borrowing available to Administrative Agent, then the applicable Lender and Borrower severally agree to pay to Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with

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banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by Borrower, the interest rate applicable to the applicable Revolving Credit Borrowing. If Borrower and such Lender shall pay such interest to Administrative Agent for the same or an overlapping period, Administrative Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period. If such Lender pays its share of the applicable Revolving Credit Borrowing to Administrative Agent, then the amount so paid shall constitute such Lender’s Loan. Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to Administrative Agent.

(c)    Payments by Borrower; Presumption by Administrative Agent.    Unless Administrative Agent shall have received notice from Borrower before the date when any payment is due to Administrative Agent for the account of the applicable Lenders that Borrower will not make such payment, Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders the amount due. In such event, if Borrower has not in fact made such payment, then each applicable Lender severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.

(d)    Protective Advances.    Lenders reserve the right, but disclaim the obligation, to make Protective Advances to an Agency or any other party as Administrative Agent deems necessary or appropriate, in its sole and absolute discretion, to preserve the Lenders’ rights and interests under an Acknowledgment Agreement. Upon Administrative Agent’s demand, each Lender shall pay to Administrative Agent forthwith its Applicable Percentage of such Protective Advance, subject to such Lender’s Revolving Credit Commitment, and such amounts shall be deemed to be Advances hereunder. In the event that, due to the limitation of each Lender’s Revolving Credit Commitment, Administrative Agent or any Protective Advance-funding Lender is not fully reimbursed for the amount of its Protective Advance, the unreimbursed portion of such Protective Advance (the “Outstanding Protective Advance”) shall bear interest at the interest rate applicable under the Revolving Note and shall be repaid to Administrative Agent or such funding Lender, as applicable, as a first priority out of subsequent payments or prepayments made hereunder.

Section 2.4    Evidence of Debt.    The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by Administrative Agent in the ordinary course of business; provided that such Loans shall also be evidenced by such Lender’s Note, whether or not any notations regarding such Loans are made on such Note. The accounts or records maintained by Administrative Agent, and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made to Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by

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any Lender and the accounts and records of Administrative Agent in respect of such matters, the accounts and records of Administrative Agent shall control in the absence of manifest error.

Section 2.5    Interest; Payment Terms.

(a)    Revolving Credit Loans — Payment of Principal and Interest; Revolving Nature.    Subject to the following sentence and Section 2.5(f), the unpaid principal amount of each of the Revolving Credit Loans shall bear interest at the applicable Interest Rate. If at any time such rate of interest would exceed the Maximum Rate but for the provisions thereof limiting interest to the Maximum Rate, then any subsequent reduction shall not reduce the rate of interest on the Revolving Credit Loans below the Maximum Rate until (i) the aggregate amount of interest accrued on the Revolving Credit Loans equals the aggregate amount of interest that would have accrued on the Revolving Credit Loans if the interest rate had not been limited by the Maximum Rate or (ii) all principal of and interest accrued to the date of final payment on the Revolving Credit Loans shall have been fully paid and satisfied. All accrued but unpaid interest on the principal balance of the Revolving Credit Loans shall be due and payable on each Payment Date and on the Maturity Date for the Revolving Credit Facility, provided that interest accruing at the Default Interest Rate pursuant to Section 2.5(f) shall be payable on demand. Subject to Section 2.1(d), the then Outstanding Amount of the Revolving Credit Loans and all accrued but unpaid interest thereon shall be due and payable on the Maturity Date for the Revolving Credit Facility. The unpaid principal balance of the Revolving Credit Loans at any time shall be the total amount advanced hereunder by Revolving Credit Lenders less the amount of principal payments made thereon by or for Borrower, which balance may be endorsed on the Revolving Credit Notes from time to time by Revolving Credit Lenders or otherwise noted in Revolving Credit Lenders’ and/or Administrative Agent’s records, which notations shall be, absent manifest error, conclusive evidence of the amounts owing hereunder from time to time.

(b)    Application.    Except as expressly provided herein (specifically including the provisions of Section 10.3) to the contrary, all payments on the Obligations under the Loan Documents shall be applied in the following order of priority: to (i) the payment or reimbursement of any expenses, costs or obligations (other than the Outstanding Amount thereof and interest thereon) for which Borrower shall be obligated or Administrative Agent or any Lender shall be entitled pursuant to the provisions of this Agreement, the Notes or the other Loan Documents, including all Outstanding Protective Advances; (ii) the payment of accrued but unpaid interest and (iii) subject to the last sentence of Section 2.1(d), the payment of all or any portion of the principal balance then outstanding hereunder as directed by Borrower. If an Event of Default exists under this Agreement, the Notes or under any of the other Loan Documents, any such payment shall be applied as provided in Section 10.3.

(c)    Computation Period.    Interest on the Loans and all other amounts payable by Borrower hereunder on a per annum basis shall be computed on the basis of a 365/366-day year and the actual number of days elapsed (including the first day but excluding the last day). In computing the number of days during which interest accrues, the day when funds are initially advanced shall be included regardless of the time of day such advance is made, and the day when funds are repaid shall be included unless repayment is credited before the close of business on the Business Day received. Each determination by Administrative Agent of an

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interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d)    Unconditional Payment.    Borrower is and shall be obligated to pay all principal, interest and any and all other amounts that become payable under any of the Loan Documents absolutely and unconditionally and without any abatement, postponement, diminution or deduction whatsoever and without any reduction for counterclaim or setoff whatsoever. If at any time any payment received by Administrative Agent hereunder shall be deemed by a court of competent jurisdiction to have been a voidable preference or fraudulent conveyance under any Debtor Relief Law, then the obligation to make such payment shall survive any cancellation or satisfaction of the Obligations under the Loan Documents and shall not be discharged or satisfied with any prior payment thereof or cancellation of such Obligations, but shall remain a valid and binding obligation enforceable in accordance with the terms and provisions of this Agreement, and such payment shall be immediately due and payable upon demand.

(e)    Partial or Incomplete Payments.    Remittances in payment of any part of the Obligations under the Loan Documents other than in the required amount in immediately available funds at the place where such Obligations are payable shall not, regardless of any receipt or credit issued therefor, constitute payment until the required amount is actually received by Administrative Agent in full in accordance herewith, and shall be made and accepted subject to the condition that any check or draft may be handled for collection in accordance with the practice of the collecting bank or banks. Acceptance by Administrative Agent of any payment in an amount less than the full amount then due shall be deemed an acceptance on account only, and the failure to pay the entire amount then due shall be and continue to be an Event of Default.

(f)    Default Interest Rate.    For so long as any Event of Default exists, regardless of whether or not there has been an acceleration of the Loans, and at all times after the maturity of the Loans (whether by acceleration or otherwise), and in addition to all other rights and remedies of Administrative Agent or Lenders hereunder, interest shall accrue on any past due amount at the Default Interest Rate, and such accrued interest shall be immediately due and payable. Borrower acknowledges that it would be extremely difficult or impracticable to determine Administrative Agent’s or Lenders’ actual damages resulting from any late payment or Event of Default, and such accrued interest is a reasonable estimate of those damages and does not constitute a penalty.

Section 2.6    Voluntary Termination or Reduction of Revolving Credit Commitments; Prepayments.

(a)    Voluntary Termination or Reduction of Revolving Credit Commitments.    Borrower may, upon written notice to Administrative Agent, terminate the Revolving Credit Commitments, or from time to time permanently reduce the Revolving Credit Commitments; provided that (i) any such notice shall be received by Administrative Agent not later than 11:00 a.m. [***] prior to the date of termination or reduction, (ii)    any such partial reduction shall be in an aggregate amount of [***] or any whole multiple of [***] in excess thereof, and (iii)    Borrower shall not terminate or reduce the Revolving Credit Commitments if, after giving

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effect thereto and to any concurrent prepayments hereunder, the Revolving Credit Exposure of all Revolving Credit Lenders would exceed the lesser of (x) the aggregate amount of the Revolving Credit Commitments so reduced or terminated, and (y) the Borrowing Base. Administrative Agent will promptly notify Revolving Credit Lenders of any such notice of termination or reduction of the Revolving Credit Commitments. Any reduction of the Revolving Credit Commitments shall be applied to the Revolving Credit Commitment of each Revolving Credit Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Revolving Credit Commitments shall be paid on the effective date of such termination.

(b)    Voluntary Prepayments.    Subject to the conditions set forth below, Borrower shall have the right, at any time and from time to time upon at least [***] prior written notice to Administrative Agent, to prepay the principal of the Revolving Credit Loans in full or in part. If there is a prepayment of all or any portion of the principal of the Revolving Credit Loans on or before the Maturity Date for such Loans, whether voluntary or because of acceleration or otherwise, such prepayment shall also include any and all accrued but unpaid interest on the amount of principal being so prepaid through and including the date of prepayment, plus any other sums that have become due to Lenders under the other Loan Documents on or before the date of prepayment, but that have not been fully paid.

(c)    Mandatory Prepayment of Revolving Credit Facility.

(i)        If at any time, whether before or after conversion, if any, of the Revolving Credit Loans to the Converted Term Loan pursuant to Section 2.1(d)(i) or commencement of the Term-Out Period, if any, pursuant to
Section 2.1(d)(ii), the Revolving Credit Exposure of the Revolving Credit Lenders exceeds the Borrowing Base then in effect, then Borrower shall immediately prepay the entire amount of such excess to Administrative Agent, for the ratable account of Revolving Credit Lenders.

(ii)       If after giving effect to any Disposition permitted by Section 8.10, the Revolving Credit Exposure of the Revolving Credit Lenders will exceed the Borrowing Base then in effect, then concurrently with such Disposition, Borrower shall apply the cash proceeds of such Disposition, and pay such additional cash (if any) as shall be required, to immediately prepay the entire amount of such excess to Administrative Agent, for the ratable accounts of Revolving Credit Lenders. Administrative Agent may require, in its sole discretion, that the purchaser or transferee pay such excess to Administrative Agent directly.

(iii)     If at any time the sum of the Servicing Advances Receivables RC Loans outstanding exceeds the Servicing Advances Receivables Sublimit, then Borrower shall immediately prepay the entire amount of such excess to Administrative Agent, for the ratable account of Revolving Credit Lenders.

Section 2.7    Uncommitted Increase in Revolving Credit Commitments.

(a)    Request for Increase.    Provided there exists no Default, upon notice to Administrative Agent (which shall promptly notify the Lenders), (i) Borrower may from time to time before the Maturity Date request an increase in the aggregate Revolving Credit

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Commitments to an amount not to exceed [***]; provided that any such request for an increase shall be in a minimum amount of [***] or such other amount as Administrative Agent may otherwise agree in writing. At the time of sending such notice, Borrower (in consultation with Administrative Agent) shall specify the time period within which each Revolving Credit Lender is requested to respond (which shall in no event be less than [***] from the date of delivery of such notice to the Revolving Credit Lenders).

(b)    Lender Elections to Increase.    Each Revolving Credit Lender shall notify Administrative Agent within such time period whether or not it agrees to increase its Revolving Credit Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Revolving Credit Lender not responding within such time period shall be deemed to have declined to increase its Revolving Credit Commitment.

(c)    Notification by Administrative Agent; Additional Revolving Credit Lenders.    Administrative Agent shall notify Borrower and each Lender of the Revolving Credit Lenders’ responses to each request made under this Section 2.7. To achieve the full amount of a requested increase and subject to the approval of Administrative Agent (which approval shall not be unreasonably withheld), Borrower or Lender may also invite additional Eligible Assignees to become Revolving Credit Lenders. If such additional Eligible Assignee commits to become a Revolving Credit Lender, (i) in addition to satisfying the conditions of Section 2.7(e), Borrower shall execute a Revolving Credit Note in favor of such Eligible Assignee in the amount of such Eligible Assignee’s Revolving Credit Commitment, and (ii) such Eligible Assignee shall execute this Agreement, an acknowledgment of the terms and conditions hereof, and any such other acknowledgments and agreements as Administrative Agent may require, all in form and substance satisfactory to Administrative Agent and its counsel.

(d)    Increase Effective Date and Allocations.    If the Revolving Credit Commitments are increased in accordance with this Section 2.7, Administrative Agent and Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. Administrative Agent shall promptly notify Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date.

(e)    Conditions to Effectiveness of Increase.    As a condition precedent to such increase, (i) Borrower shall execute a Revolving Credit Note in favor of each Revolving Credit Lender which has agreed to increase its Revolving Credit Commitment in the amount of such Lender’s Revolving Credit Commitment as affected by such increase, and (ii) Borrower shall deliver to Administrative Agent a certificate of each Obligated Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Obligated Party (x) certifying and attaching the resolutions adopted by such Obligated Party approving or consenting to such increase, and (y) in the case of Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article 6 and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.7, the representations and warranties contained in Section 6.2 shall be deemed

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to refer to the most recent statements furnished pursuant to Section 7.1(a) and Section 7.1(b), respectively, and (B) no Default or Event of Default exists. Borrower shall prepay any Revolving Credit Loans outstanding on the Increase Effective Date to the extent necessary to keep the outstanding Revolving Credit Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Revolving Credit Commitments under this Section 2.7.

(f)    Conflicting Provisions.    This Section 2.7 shall supersede and control over any conflicting or inconsistent provisions of Section 12.25 or Section 12.12.

Article 3

TAXES, YIELD PROTECTION AND INDEMNITY

Section 3.1    Increased Costs.

(a)    Increased Costs Generally.    If any Change in Law shall:

(i)        impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii)       subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)     impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any Loan or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)    Capital or Liquidity Requirements.    If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company as a consequence of this Agreement, the Revolving Credit Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s and its holding company’s policies with respect to capital adequacy and liquidity), then from time to time Borrower will pay to such Lender such additional amount

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or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)    Certificates for Reimbursement.    A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Section 3.1(a) or Section 3.1(b) and delivered to Borrower, shall be conclusive absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)    Delay in Requests.    Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.1 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to this Section 3.1 for any increased costs incurred or reductions suffered more than [***] prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the [***] period referred to above shall be extended to include the period of retroactive effect thereof).

Section 3.2    Taxes.

(a)    Defined Terms.    For purposes of this Section 3.2, the term “applicable law” includes FATCA.

(b)    Payment Free of Taxes.    Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.2) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)    Payment of Other Taxes by Borrower.    Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)    Indemnification by Borrower.    Borrower shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.2) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by

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the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)    Indemnification by Lenders.    Each Lender shall severally indemnify Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that Borrower has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.9 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Administrative Agent to such Lender from any other source against any amount due to Administrative Agent under this Section 3.2(e).

(f)    Evidence of Payments.    As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 3.2, Borrower shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(g)    Status of Lenders.

(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and Administrative Agent, at the time or times reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two (2) sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.2(g)(ii)(A), Section 3.2(g)(ii)(B) and Section 3.2(g)(ii)(D)) shall not be required if in such Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)    Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Person:

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(A)    any Lender that is a U.S. Person shall deliver to Borrower and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), whichever of the following is applicable:

(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN (or IRS Form W-8BEN-E, if applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)    executed copies of IRS Form W-8ECI;

(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 [Omitted pursuant to Item 601(a)(5) of Regulation S-K] to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN (or IRS Form W-8BEN-E, if applicable); or

(4)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN (or IRS Form W-8BEN-E, if applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 [Omitted pursuant to Item 601(a)(5) of Regulation S-K] or Exhibit F-3 [Omitted pursuant to Item 601(a)(5) of Regulation S-K], IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 [Omitted pursuant to Item 601(a)(5) of Regulation S-K] on behalf of each such direct and indirect partner;

(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly

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completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or Administrative Agent to determine the withholding or deduction required to be made; and

(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3.2(g)(ii)(D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Administrative Agent in writing of its legal inability to do so.

(h)    Treatment of Certain Refunds.    If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.2 (including by the payment of additional amounts pursuant to this Section 3.2), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.2 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 3.2(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.2(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 3.2(h) that would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 3.2(h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)    Survival.    Each party’s obligations under this Section 3.2 shall survive the resignation or replacement of Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Revolving Credit Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

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Section 3.3        Mitigation of Obligations; Replacement of Lenders.

(a)        Designation of a Different Lending Office.    If any Lender requests compensation under Section 3.1, or requires Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.2, then such Lender shall (at the request of Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.1 or Section 3.2, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)        Replacement of Lenders.    If any Lender requests compensation under Section 3.1, or if Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.2 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.3(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then Borrower may, at its sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.9), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.1 or Section 3.2) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)        Borrower shall have paid to Administrative Agent the assignment fee (if any) specified in Section 12.9;

(ii)        such Lender shall have received payment of an amount equal to the Outstanding Amount of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.2) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);

(iii)        in the case of any such assignment resulting from a claim for compensation under Section 3.1 or payments required to be made pursuant to Section 3.2, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)        such assignment does not conflict with applicable Laws; and

(v)        in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

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A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

Section 3.4        Survival.    All of Borrower’s obligations under this Article 3 shall survive termination of the Revolving Credit Commitments, repayment of all other Obligations hereunder and resignation of Administrative Agent.

Section 3.5        Illegality.    If any Lender determines that any law or regulation has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to Borrower through Administrative Agent, (i) any obligation of such Lender to make or continue Revolving Credit Loans shall be suspended until such Lender notifies Administrative Agent and Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, Borrower shall, upon demand from such Lender (with a copy to Administrative Agent), prepay all Revolving Credit Loans of such Lender either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Revolving Credit Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Revolving Credit Loans. Upon any such prepayment, Borrower shall also pay accrued interest on the amount so prepaid.

Section 3.6        Inability to Determine Rates.

(a)        Subject to clause (b) below, if (i) Administrative Agent or the Required Lenders determine that for any reason that (A) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the Interest Period, (B) adequate and reasonable means do not exist for determining the Eurodollar Rate for the Interest Period, (C) the Eurodollar Rate for the Interest Period does not adequately and fairly reflect the cost to such Lenders of funding such Eurodollar Rate Portion, (D) ICE has ceased to calculate the Eurodollar Rate, or (E) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Portion or in connection with an existing or proposed Base Rate Portion does not accurately reflect the rate available to the Lenders in the London interbank market, or (ii) (without duplication of Section 3.1) by reason of any Change in Law any Lender would become subject to restrictions on the amount of a category of liabilities or assets which it may hold and notifies Administrative Agent of same, Administrative Agent will promptly so notify Borrower and each Lender. Thereafter, in the event of a determination described in the preceding sentence, the utilization of the Eurodollar Rate shall be suspended, in each case until Administrative Agent (upon the instruction of the Required Lenders) revokes such notice or a Replacement Rate and replacement benchmark spread has been established pursuant to Section 3.6(b).

(b)        If at any time Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) any of the circumstances set forth in clause (a)(i) or clause (a)(ii) have arisen and such circumstances are unlikely to be temporary or (ii) any of the circumstances set forth in clause (a)(i) or clause (a)(ii) have not arisen but (x) ICE or the

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Alternative Reference Rates Committee convened by the Board of Governors has announced a commercial loan index as an alternative to the Eurodollar Rate and commercial banks in the United States are using such alternative loan index for new commercial loans, (y) the Eurodollar Rate is no longer being widely used by commercial banks as a loan index in the United States for new commercial loans similar to the Facility, or (z) a Governmental Authority having jurisdiction over Administrative Agent has made a public statement identifying a specific date after which the Eurodollar Rate shall no longer be used for determining interest rates for new commercial loans originated in the United States, then Administrative Agent may, to the extent practicable (in consultation with Borrower and as determined by Administrative Agent to be generally in accordance with similar situations in other transactions in which it is serving as administrative agent or otherwise consistent with market practice), establish a replacement interest rate (the “Replacement Rate” provided that, if the Replacement Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement) and a replacement benchmark spread, and Borrower and Administrative Agent shall enter into an amendment to this Agreement to reflect such Replacement Rate and replacement benchmark spread or such other related changes to this Agreement as may be applicable. Notwithstanding anything to the contrary in Section 12.12, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as Administrative Agent shall not have received, within five (5) Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment.

Section 3.7        Compensation for Losses.    Upon demand of any Lender (with a copy to Administrative Agent) from time to time, Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)        any continuation, payment or prepayment of any Revolving Credit Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b)        any failure by Borrower (for a reason other than the failure of such Lender to lend a Revolving Credit Loan) to prepay, borrow, or continue any Revolving Credit Loan on the date or in the amount notified by Borrower; or

(c)        any assignment of a Revolving Credit Loan on a day other than the last day of the Interest Period therefor as a result of a request by Borrower pursuant to Section 3.3(b);

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by Borrower to the Lenders under this Section 3.7, each Lender shall be deemed to have funded each Revolving Credit Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London

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interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Revolving Credit Loan was in fact so funded.

Article 4

SECURITY

Section 4.1        Collateral.    To secure full and complete payment and performance of the Obligations, Borrower (i) hereby pledges, assigns and grants to Administrative Agent, for its benefit and that of the Lenders, a continuing first priority security interest, subject to the limitations set forth in any Acknowledgment Agreement in favor of the relevant Agency relating to any part of the Collateral, in all of Borrower’s right, title and interest in and to all of the Collateral, and (ii) shall, and shall cause the other Obligated Parties to, execute and deliver or cause to be executed and delivered all of the Security Documents required by Administrative Agent covering the Collateral. Borrower shall execute and cause to be executed such further documents and instruments, including UCC financing statements, as Administrative Agent, in its sole discretion, deems necessary or desirable to create, evidence, preserve and perfect its liens and security interests in the Collateral and maintain the priority thereof as required by the Loan Documents.

Section 4.2        Setoff.    If an Event of Default exists, Administrative Agent and each Lender shall have the right to set off against the Obligations under the Loan Documents, at any time and without notice to Borrower, any and all deposits (general or special, time or demand, provisional or final) or other sums at any time credited by or owing from Administrative Agent or such Lender to Borrower whether or not the Obligations under the Loan Documents are then due; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to Administrative Agent for further application in accordance with the provisions of Section 12.24 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent and Lenders, and (b) such Defaulting Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations under the Loan Documents owing to such Defaulting Lender as to which it exercised such right of setoff. Each amount set off shall be paid to Administrative Agent for application to the Obligations under the Loan Documents in the order set forth in Section 10.3. Administrative Agent and Lenders each agrees to use commercially reasonable efforts to promptly notify Borrower of each exercise by such party of such right of setoff, but shall incur no liability for any failure to do so. As further security for the Obligations, Borrower hereby grants to Administrative Agent and each Lender a security interest in all money, instruments and other Property of Borrower now or hereafter held by Administrative Agent or such Lender, including Property held in safekeeping, but excluding in all cases, each Servicer’s Deposit Accounts. In addition to Administrative Agent’s and each Lender’s right of setoff and as further security for the Obligations, Borrower hereby grants to Administrative Agent and each Lender a security interest in all deposits (general or special, time or demand, provisional or final) and other accounts of Borrower now or hereafter on deposit with or held by Administrative Agent or such Lender and all other sums at any time credited by or owing from Administrative Agent or such Lender to Borrower, excluding in all cases, each Servicer’s Deposit Accounts. The rights and remedies of Administrative Agent and each Lender hereunder are in addition to other rights and remedies (including other rights of setoff) that Administrative Agent or such Lender may have.

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Section 4.3        Authorization to File Financing Statements.    Subject to any limitations set forth in any Acknowledgment Agreement in favor of an Agency relating to any part of the Collateral, Borrower and each other Obligated Party that has granted a security interest in connection herewith authorizes Administrative Agent to complete and file, from time to time, financing statements naming Borrower or such other Obligated Party, as applicable, as debtor.

Section 4.4        Subordination of Landlord Liens.    If, at any time during the term of the Loan, Borrower performs in-house the servicing of any Serviced Ginnie Mae Loan (as opposed to such servicing being outsourced and performed by a subservicer) on or from leased premises, Borrower shall give Administrative Agent Notice of the location of such leased premises and the landlord’s contact information and, upon Administrative Agent’s request, shall exercise commercially reasonable efforts to cause the landlord under each Lease of premises where Borrower administers or maintains its servicing records to execute and deliver to Administrative Agent a Landlord’s Lien Subordination Agreement to allow Administrative Agent, subject to the terms of the Acknowledgment Agreement, access to, and the use and right to possession of, such servicing records following the occurrence of any Event of Default.

Section 4.5        Market Value; Servicing Advances Receivables BB Component; Acknowledgment Agreements.    Serviced Ginnie Mae Loans will be deemed to have a market value of zero for purposes of determining the Borrowing Base until the date on which an Acknowledgment Agreement has been executed and delivered by Borrower, Administrative Agent and Ginnie Mae; provided that Administrative Agent may waive such requirement in its sole and absolute discretion. The Servicing Advances Receivables BB Component shall be deemed zero, and Borrower’s outstanding Servicing Advances Receivables shall be excluded from any calculation of the Borrowing Base, until such time Administrative Agent receives written notification from Ginnie Mae of its approval of the inclusion of the Servicing Advances Receivables BB Component in calculating the Borrowing Base (of which Administrative Agent will reasonably promptly notify Borrower and Lenders).

Section 4.6        Periodic Valuations of Servicing Rights.    The value of all Pledged Servicing Rights to Administrative Agent shall be periodically determined as provided in Section 7.1(m), and the Borrowing Base shall be adjusted to reflect each such determination and updating of the value of such Collateral; provided that, notwithstanding any other provision hereof to the contrary, Administrative Agent shall have the right, exercisable from time to time (daily or less often) in its sole discretion on any day after the occurrence and during the continuance of any Event of Default to mark the Pledged Servicing Rights to market, whereupon, for purposes of determining the value of the Collateral for that day (and for each day thereafter until it shall thereafter be evaluated or re-evaluated by such an approved appraiser or broker or again marked to market by Administrative Agent) such Pledged Servicing Rights shall be equal to [***] of its market value on that day (which the parties acknowledge may be nominal). Borrower acknowledges that a determination by Administrative Agent of market value pursuant to this Agreement is for the limited purpose of determining value of the Collateral for lending purposes under this Agreement without the ability to perform customary purchaser’s due diligence and is not necessarily equivalent to a determination of the fair market value of Collateral achieved by obtaining competing bids in an orderly market in which the servicer is not in default, insolvent or the subject of a case in bankruptcy and the bidders have adequate opportunity to perform customary diligence.

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Section 4.7        Ginnie Mae Restrictions.    Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, the pledge of the Borrower’s right, title and interest in mortgage servicing rights under Servicing Agreements with Ginnie Mae shall only secure the Borrower’s indebtedness and obligations to Administrative Agent and each Lender incurred for the purposes of funding the purchase of additional mortgage servicing portfolios. The Administrative Agent and the Lenders each acknowledges and agrees that (x) Borrower is entitled to servicing income with respect to a given mortgage pool only so long as Borrower is an issuer in good standing pursuant to Ginnie Mae rules, regulations, guides and similar announcements; (y) upon Borrower’s loss of such good-standing issuer status, Administrative Agent’s rights to any servicing income related to a given mortgage pool also terminate; and (z) the pledge of Borrower’s rights to servicing income related to a given mortgage pool conveys no rights (such as a right to become a substitute servicer or issuer) except to the extent of such rights specifically provided for in the rules, regulations, guides or similar announcements by Ginnie Mae, provided that this clause (z) shall automatically be deemed amended or modified if and to the extent Ginnie Mae amends the corresponding requirement, whether in its rules, regulations, guides, Servicing Agreements or published announcements. Without limiting the generality of the foregoing, the security interest created by this Agreement is subject to the following provision, which provision shall also be included in each financing statement filed in respect hereof:

Notwithstanding anything to the contrary contained herein:

(1)        The property subject to the security interest reflected in this instrument includes all of the right, title and interest of the Debtor in certain mortgages and/or participation interests related to such mortgages (“Pooled Mortgages”) and pooled under the mortgage-backed securities program of the Government National Mortgage Association (“Ginnie Mae”), pursuant to section 306(g) of the National Housing Act, 12 U.S.C. § 1721(g);

(2)        To the extent that the security interest reflected in this instrument relates in any way to the Pooled Mortgages, such security interest is subject and subordinate to all rights, powers and prerogatives of Ginnie Mae, whether now existing or hereafter arising, under and in connection with: (i) 12 U.S.C. § 1721(g) and any implementing regulations; (ii) the terms and conditions of the Acknowledgment Agreement by and among Ginnie Mae, Guild Mortgage Company (the “Debtor”), and Administrative Agent; (iii) applicable Guaranty Agreements and contractual agreements between Ginnie Mae and the Debtor and (iv) the Ginnie Mae Mortgage-Backed Securities Guide, Handbook 5500.3 Rev. 1, and other applicable guides (items (i), (iii), and (iv), collectively, the “Ginnie Mae Contract”);

(3)        Such rights, powers and prerogatives of Ginnie Mae include, but are not limited to, Ginnie Mae’s right, by issuing a letter of extinguishment to Debtor, to effect and complete the extinguishment of all redemption, equitable, legal or other right, title or interest of the Debtor in the Pooled Mortgages, in which event the security interest as it relates in any way to the Pooled Mortgages shall instantly and automatically be extinguished as well; and

(4)        For purposes of clarification, “subject and subordinate” in clause (2) above means, among other things, that any cash held by the Secured Party as collateral and any cash proceeds received by the Secured Party in respect of any sale or other disposition of, collection

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from, or other realization upon, all or any part of the collateral may only be applied by the Secured Party to the extent that such proceeds have been received by, or for the account of, the Debtor free and clear of all Ginnie Mae rights and other restrictions on transfer under applicable Ginnie Mae guidelines; provided that this clause (4) shall not be interpreted as establishing rights in favor of Ginnie Mae except to the extent that such rights are reflected in, or arise under, the Ginnie Mae Contract.

Section 4.8        Limited Pledge of Warehoused Mortgage Loans.    Notwithstanding anything to the contrary herein, the security interest pledged and granted by Borrower to Administrative Agent under this Agreement does not attach to and expressly excludes any and all Warehoused Mortgage Loans, all ancillary rights, including servicing rights relating to such Warehoused Mortgage Loans, all accounts and rights to proceeds relating to such Warehoused Mortgage Loans, all Hedge Agreements relating to such Warehoused Mortgage Loans, and all purchase agreements related to such Warehoused Mortgage Loans, that are subject to a Warehousing Facility with a warehousing party, during such time, but only for such time, as such Warehoused Mortgage Loans are subject to the Warehousing Facility with such warehousing party.

Article 5

CONDITIONS PRECEDENT

Section 5.1        Initial Extension of Credit.    The obligation of Lenders to make the initial Credit Extension hereunder is subject to the condition precedent that Administrative Agent shall have received all of the following, each dated (unless otherwise indicated or otherwise specified by Administrative Agent) the Closing Date, in form and substance satisfactory to the Required Lenders:

(a)        This Agreement.    Executed counterparts of this Agreement, sufficient in number for distribution to Administrative Agent, each Lender at that time subscribing, and Borrower.

(b)        Resolutions.    Resolutions of the Board of Directors (or other governing body) of Borrower and each other Obligated Party certified by the Secretary or an Assistant Secretary (or a Responsible Officer or other custodian of records) of such Person that authorize the execution, delivery and performance by such Person of this Agreement and the other Loan Documents to which such Person is or is to be a party.

(c)        Incumbency Certificate.    A certificate of incumbency certified by a Responsible Officer of each Obligated Party certifying the names of the individuals or other Persons authorized to sign this Agreement and each of the other Loan Documents to which Borrower and each other Obligated Party is or is to be a party (including the certificates contemplated herein) on behalf of such Person together with specimen signatures of such individual Persons.

(d)        Certificate Regarding Consents and Approvals.    A certificate of a Responsible Officer of each Obligated Party either (I) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Obligated Party and the validity against such Obligated Party of the Loan Documents to which it

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is a party, and stating that such consents, licenses and approvals are in full force and effect, or (II) stating that no such consents, licenses or approvals are so required.

(e)        Closing Certificate.    A certificate signed by a Responsible Officer of Borrower certifying that the conditions specified in Section 5.2(b), Section 5.2(c) and Section 5.2(d) have been satisfied.

(f)        Constituent Documents.    The Constituent Documents and all amendments thereto for Borrower and each other Obligated Party that is not a natural person, with the formation documents included in the Constituent Documents being certified as of a date acceptable to Administrative Agent by the appropriate government officials of the state of incorporation or organization of Borrower and each other Obligated Party, and all such Constituent Documents being accompanied by certificates that such copies are complete and correct, given by an authorized representative of the Borrower or the relevant Authorized Party, as the case may be, acceptable to Administrative Agent.

(g)        Governmental Certificates.    Certificates of the appropriate government officials of the state of incorporation or organization of Borrower and each other Obligated Party as to the existence and good standing of Borrower and each other Obligated Party, each dated within thirty (30) days prior to the date of the initial Credit Extension.

(h)        Notes.    The Notes executed by Borrower in favor of each Lender requesting Notes.

(i)        Security Documents.    The Security Documents executed by Borrower and the other Obligated Parties.

(j)        Guaranty.    Guaranties of Guild Mortgage Company, LLC, a Delaware limited liability company, and each of Borrower’s existing Subsidiaries, if any.

(k)        Financing Statements.    UCC financing statements reflecting Administrative Agent, as secured party, and Borrower and the other Obligated Parties, as debtors, that are required to grant a Lien to secure the Obligations, and covering such Collateral as Administrative Agent may request.

(l)        Opinions of Counsel.    An opinion of Borrower’s legal counsel in form and content satisfactory to Administrative Agent to the effect that (a) each of the Loan Documents has been duly authorized and executed by the Borrower and is the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, (b) Borrower is duly formed and in good standing and has all requisite authority to enter into and perform its obligations under the Loan Documents, (c) execution of the Loan Documents will not violate any of Borrower’s material agreements with others or any applicable Law, (d) upon the filing of a UCC financing statement with the appropriate office of the Borrower’s State of organization, Lender will have a perfected security interest in the Collateral and (e) such other matters incident to the transactions contemplated by the Loan Documents as Administrative Agent may reasonably request.

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(m)        Insurance Matters.    Copies of insurance certificates describing all insurance policies required by Section 7.5, together with loss payable and lender endorsements in favor of Administrative Agent with respect to all insurance policies covering Collateral or as required under the Mortgage Warehousing Agreement.

(n)        Lien Searches.    (a) Results of UCC and other search reports from one or more commercial search firms acceptable to Administrative Agent, listing all of the effective financing statements and other Liens filed against Borrower in the jurisdiction in which Borrower is incorporated, and (b) evidence reasonably satisfactory to Administrative Agent that the Liens against any of the Collateral indicated by the financing statements (or similar documents) disclosed by the reports described above have been released or will be released or amended to release the Collateral on the Closing Date, including (x) copies of proper UCC termination and/or amendment statements, if any, necessary to release and/or amend such Liens and other rights of any Person and (y) such other termination and/or amendment statements as Administrative Agent may reasonably request from Borrower.

(o)        Attorneys’ Fees and Expenses.    Evidence that the costs and expenses (including reasonable attorneys’ fees) referred to in Section 12.1, to the extent invoiced, have been paid in full by Borrower.

(p)        Closing Fees.    Evidence that any other fees due on or before the Closing Date have been paid.

(q)        Payoff.    Evidence that any Indebtedness in existence on the Closing Date that is secured by any of the Collateral has been repaid and any Liens securing same have been released.

(r)        KYC Information; Beneficial Ownership Information.    Borrower and each of the other Obligated Parties shall have provided to Administrative Agent and the Lenders (i) the documentation and other information requested by Administrative Agent as it deems necessary in order to comply with requirements of any Anti-Corruption Laws and Anti-Terrorism Laws, including, without limitation, the Patriot Act and any applicable “know your customer” rules and regulations and (ii) from Borrower, within three (3) Business Days prior to the Closing Date, to the extent Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to Borrower.

For purposes of determining compliance with the conditions set forth in this Section 5.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or be satisfied with, each document or other matter required thereunder to be consented to or approved by or be acceptable or satisfactory to a Lender unless Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 5.2        All Extensions of Credit.    The obligation of Lenders to make any Credit Extension hereunder (including the initial Credit Extension) is subject to the following additional conditions precedent:

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(a)        Request for Credit Extension.    Administrative Agent shall have received in accordance with this Agreement a Revolving Credit Borrowing Request pursuant to Administrative Agent’s requirements and executed by a Responsible Officer of Borrower.

(b)        No Default.    No Default shall have occurred and be continuing, or would result from or exist after giving effect to such Credit Extension.

(c)        No Material Adverse Event.    No Material Adverse Event shall have occurred and no circumstance shall exist that could reasonably be expected to result in a Material Adverse Event.

(d)        Representations and Warranties.    All of the representations and warranties contained in Article 6 and in the other Loan Documents shall be true and correct on and as of the date of such Revolving Credit Borrowing with the same force and effect as if such representations and warranties had been made on and as of such date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 5.2, the representations and warranties contained in Section 6.2 shall be deemed to refer to the most recent statements furnished pursuant to Section 7.1(a) and Section 7.1(b), respectively.

(e)        Additional Documentation.    Administrative Agent and the Largest Lender shall have received such additional approvals, opinions or documents as Administrative Agent, the Largest Lender or their respective legal counsel may reasonably request.

(f)        Availability under Revolving Credit Facility.    With respect to any request for a Credit Extension under the Revolving Credit Commitments, after giving effect to the Credit Extension so requested, the total Revolving Credit Exposure of the Revolving Credit Lenders shall not exceed the lesser of (i) the Borrowing Base in effect as of the date of such Credit Extension and (ii) the aggregate Revolving Credit Commitments of the Revolving Credit Lenders in effect as of the date of such Credit Extension.

Each Credit Extension hereunder shall be deemed to be a representation and warranty by Borrower that all of the conditions specified in this Section 5.2 have been satisfied on and as of the date of the applicable Credit Extension.

Article 6

REPRESENTATIONS AND WARRANTIES

To induce Administrative Agent and Lenders to enter into this Agreement and to make Credit Extensions hereunder, Borrower represents and warrants to Administrative Agent and Lenders that:

Section 6.1        Entity Existence.    Each of Borrower and its Subsidiaries (a) is duly incorporated or organized, as the case may be, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to own its assets and carry on its business as now being or as proposed to be conducted and (c) is qualified to do business in all jurisdictions in which the nature of its business makes such qualification necessary and where failure to so qualify could reasonably be expected to result in a

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Material Adverse Event. Each of Borrower and the other Obligated Parties has the power and authority to execute, deliver and perform its obligations under this Agreement and the other Loan Documents to which it is or may become a party.

Section 6.2        Financial Statements; Etc.    Borrower has delivered to Administrative Agent audited financial statements of Borrower and its Subsidiaries as of and for the fiscal years ended 2011, 2012, 2013, 2014, 2015, 2016, 2017, 2018, and 2019. Such financial statements are true and correct, have been prepared in accordance with GAAP, and fairly and accurately present, on a consolidated basis, the financial condition of Borrower and its Subsidiaries as of the respective dates indicated therein and the results of operations for the respective periods indicated therein. Neither Borrower nor any of its Subsidiaries has any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or any unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected in such financial statements. No Material Adverse Event has occurred since the effective date of the financial statements referred to in this Section 6.2. All projections delivered by Borrower to Administrative Agent and Lenders have been prepared in good faith, with care and diligence and using assumptions that are reasonable under the circumstances at the time such projections were prepared and delivered to Administrative Agent and Lenders and all such assumptions are disclosed in the projections. Other than the Debt listed on Schedule 8.1 [Omitted pursuant to Item 601(a)(5) of Regulation S-K] and any other Debt permitted by Section 8.1, Borrower and each Subsidiary have no Debt.

Section 6.3        Action; No Breach.    The execution, delivery and performance by each of Borrower and each other Obligated Party of this Agreement and the other Loan Documents to which such Person is or may become a party and compliance with the terms and provisions hereof and thereof have been duly authorized by all requisite action on the part of such Person and do not and will not (a) violate or conflict with, or result in a breach of, or require any consent under (i) the Constituent Documents of such Person, (ii) any applicable law, rule, or regulation or any order, writ, injunction, or decree of any Governmental Authority or arbitrator, or (iii) any agreement or instrument to which such Person is a party or by which it or any of its Properties is bound or subject, except in the case of clauses (ii) and (iii), that could reasonably be expected to result in a Material Adverse Event, or (b) constitute a default under any such agreement or instrument that could reasonably be expected to result in a Material Adverse Event, or result in the creation or imposition of any Lien upon any of the revenues or assets of such Person.

Section 6.4        Operation of Business.    Each of Borrower and its Subsidiaries possesses all licenses, permits, consents, authorizations, franchises, patents, copyrights, trademarks and trade names, or rights thereto, necessary to conduct its respective businesses substantially as now conducted and as presently proposed to be conducted, and neither Borrower nor any of its Subsidiaries is in violation of any valid rights of others with respect to any of the foregoing that could reasonably be expected to result in a Material Adverse Event.

Section 6.5        Litigation and Judgments.    Except as specifically disclosed in Schedule 6.5 [Omitted pursuant to Item 601 (a)(5) of Regulation S-K], as of the date hereof there is no action, suit, investigation, or proceeding before or by any Governmental Authority or arbitrator pending, or to the knowledge of Borrower, threatened against or affecting Borrower, any of its Subsidiaries or any other Obligated Party that could, if adversely determined, reasonably be expected to result in a Material Adverse Event. To

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Borrower’s knowledge, there are no outstanding judgments against Borrower, any of its Subsidiaries or any other Obligated Party.

Section 6.6        Rights in Properties; Liens.    Each of Borrower and its Subsidiaries has good and indefeasible title to or valid leasehold interests in its respective Properties, including the Properties reflected in the financial statements described in Section 6.2, and none of the Properties of Borrower or any of its Subsidiaries is subject to any Lien, except Permitted Liens and the rights, powers and prerogatives of the Agencies, as applicable. Borrower is the legal and equitable owner and holder of the Collateral, free and clear of all Liens except the rights, powers and prerogatives of Ginnie Mae, has full power and authority to grant to Administrative Agent the security interest in the Collateral pursuant hereto, and the Collateral is validly pledged or assigned to Administrative Agent, subject to no other Liens except the rights, powers and prerogatives of Ginnie Mae. When financing statements shall have been filed in the appropriate offices against Borrower with respect to any Collateral, Administrative Agent will have a fully perfected first priority security interest in that portion of the Collateral in which a security interest may be perfected by filing a UCC financing statement, subject only to the rights, powers and prerogatives of Ginnie Mae.

Section 6.7        Enforceability.    This Agreement constitutes, and the other Loan Documents to which Borrower or any other Obligated Party is a party, when delivered, shall constitute legal, valid and binding obligations of such Person, enforceable against such Person in accordance with their respective terms, except as limited by Debtor Relief Laws.

Section 6.8        Approvals.    No authorization, approval, or consent of, and no filing or registration with, any Governmental Authority or third party is or will be necessary for the execution, delivery or performance by Borrower or any other Obligated Party of this Agreement and the other Loan Documents to which such Person is or may become a party or the validity or enforceability thereof.

Section 6.9        Taxes.    The Obligated Parties have (a) filed all tax returns (federal, state and local) required to be filed (including all income, franchise, employment, property and sales tax returns) and (b) paid all of their respective liabilities for taxes, assessments, governmental charges and other levies that are due and payable except for (i) taxes, assessments, governmental charges and other levies that are being contested in good faith by appropriate proceedings diligently conducted and for which reserves have been provided to the extent required by GAAP, and (ii) taxes, tax returns, assessments, governmental charges and levies assessed by local authorities and by states (other than the state of an Obligated Party’s domicile) that (x) are not overdue by more than [***] and (y) could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Event. Borrower knows of no outstanding assessment or pending investigation of an Obligated Party by any taxing authority. Neither Borrower nor any of its Subsidiaries is party to any tax sharing agreement.

Section 6.10        Use of Proceeds; Margin Securities.    The proceeds of the Revolving Credit Borrowings shall be used by Borrower for funding the purchase of additional servicing portfolios. Neither Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U, or X of the Board of Governors of the

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Federal Reserve System), and no part of the proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.

Section 6.11        ERISA.    Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of Borrower, nothing has occurred that would prevent, or cause the loss of, such qualification. No application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan. There are no pending or, to the knowledge of Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan. There has been no Prohibited Transaction or violation of the fiduciary responsibility rules with respect to any Plan. No ERISA Event has occurred or is reasonably expected to occur. No Plan has any Unfunded Pension Liability. No Obligated Party or ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA). No Obligated Party or ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred that, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan. No Obligated Party or ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

Section 6.12        Disclosure.    No statement, information, report, representation or warranty made by Borrower or any other Obligated Party in this Agreement or in any other Loan Document or furnished to Administrative Agent or any Lender in connection with this Agreement or any of the transactions contemplated hereby contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading. There is no fact known to Borrower which is a Material Adverse Event, or which might in the future be a Material Adverse Event that has not been disclosed in writing to Administrative Agent and each Lender.

Section 6.13        Subsidiaries.    As of the date of this Agreement, Borrower has no Subsidiaries other than those listed on Schedule 6.13 [Omitted pursuant to Item 601(a)(5) of Regulation S-K] (and, if subsequent to the Closing Date, such additional Subsidiaries as have been formed and are in compliance with Section 7.13), and Schedule 6.13 sets forth the jurisdiction of incorporation or organization of each such Subsidiary and the percentage of Borrower’s ownership interest in such Subsidiary. All of the outstanding capital stock or other equity interests of each Subsidiary described on Schedule 6.13 or that has been so formed subsequent to the Closing Date has been validly issued, is fully paid and is nonassessable. Other than as set forth on Schedule 6.13, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments of any nature relating to any equity interests of Borrower or any Subsidiary.

Section 6.14        Agreements.    Neither Borrower nor any of its Subsidiaries is a party to any indenture, loan, or credit agreement, or to any lease or other agreement or instrument, or subject to any charter or corporate or other organizational restriction, in each case which could result in a Material Adverse Event. Neither Borrower nor any of its Subsidiaries is in default in any respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions

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contained in any agreement or instrument material to its business to which it is a party that could reasonably be expected to result in a Material Adverse Event.

Section 6.15        Compliance with Laws.    Neither Borrower nor any of its Subsidiaries is in violation in any material respect of any law, rule, regulation, order or decree of any Governmental Authority or arbitrator material to Borrower or its operations.

Section 6.16        Accounts.    Each Account represents the valid and legally binding indebtedness of a bona fide account debtor arising from the sale or lease by Borrower of goods or the rendition by Borrower of services and is not subject to contra accounts, setoffs, defenses or counterclaims by or available to account debtors obligated on the Accounts except as disclosed by Borrower to Administrative Agent from time to time in writing. The amount shown as to each Account on Borrower’s books is the true and undisputed amount owing and unpaid thereon, subject only to discounts, allowances, rebates, credits and adjustments to which the account debtor has a right.

Section 6.17        Regulated Entities.    Neither Borrower nor any of its Subsidiaries is (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940 or (b) subject to regulation under any other federal or state statute, rule or regulation limiting its ability to incur Debt, pledge its assets or perform its obligations under the Loan Documents.

Section 6.18        Foreign Assets Control Regulations and Anti-Money Laundering.    Each Obligated Party and each Subsidiary of each Obligated Party is and will remain in compliance in all material respects with all United States economic sanctions Laws, Executive Orders and implementing regulations as promulgated by OFAC, and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it. No Obligated Party and no Subsidiary or Affiliate of any Obligated Party (a) is a Person designated by the United States government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a United States Person cannot deal with or otherwise engage in business transactions, (b) is a Person who is otherwise the target of United States economic sanction Laws such that a United States Person cannot deal or otherwise engage in business transactions with such Person, or (c) is controlled by (including by virtue of such person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any person or entity on the SDN List or a foreign government that is the target of United States economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited under United States law.

Section 6.19        Patriot Act.    The Obligated Parties, each of their Subsidiaries and each of their Affiliates are in compliance with (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B Chapter V, as amended), and all other enabling legislation or executive order relating thereto, (b) the Patriot Act and (c) all other federal or state Laws relating to “know your customer” and anti-money laundering rules and regulations (collectively, “Anti-Terrorism Laws”). No part of the proceeds of any Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office or

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anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

Section 6.20        Insurance.    The properties of Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of Borrower, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Borrower or the applicable Subsidiary operates.

Section 6.21        Solvency.    Borrower and each Obligated Party are, on a consolidated basis, Solvent and have not entered into any transaction with the intent to hinder, delay or defraud a creditor.

Section 6.22        Security Documents.    The provisions of the Security Documents are effective to create in favor of Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable Lien (subject to each relevant Acknowledgment Agreement) on all right, title and interest of the respective Obligated Parties party thereto in the Collateral. Except for filings completed prior to the Closing Date and as contemplated hereby and by the Security Documents, no filing or other action will be necessary to perfect such Liens in Collateral.

Section 6.23        Businesses.    Borrower is engaged in only the Permitted Businesses.

Section 6.24        Licensing.    Borrower and the Servicers (if any) of its Mortgage Loans are duly registered as mortgage lenders and servicers in each state in which Mortgage Loans have been or are from time to time originated, to the extent such registration is required by any applicable Laws, except where the failure to register could not reasonably be expected to result in a Material Adverse Event.

Section 6.25        Material Agreements.    Schedule 6.25 [Omitted pursuant to Item 601(a)(5) of Regulation S-K] sets forth a complete and correct list of all agreements in effect or to be in effect on the Closing Date and on the date of each update of such listing required hereunder, to the extent that a default, breach, termination or other impairment thereof could reasonably be expected to cause a Material Adverse Effect.

Section 6.26        Not an EEA Financial Institution.    Neither Borrower, nor any Guarantor, nor any other Person affiliated therewith is an EEA Financial Institution.

Article 7

AFFIRMATIVE COVENANTS

Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding or any Lender has any Revolving Credit Commitment hereunder:

Section 7.1        Reporting Requirements.    Borrower will furnish to Administrative Agent (with copies for each Lender):

(a)        Borrower Annual Financial Statements.    As soon as available, and in any event within ninety (90) days after the last day of each fiscal year of Borrower, beginning

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with the fiscal year ending December 31, 2019, a copy of the annual audit report of Borrower and its Subsidiaries for such fiscal year containing, on a consolidated basis, balance sheets and statements of income, retained earnings and cash flow as of the end of such fiscal year and for the twelve (12) month period then ended, in each case setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail and audited and certified by independent certified public accountants of recognized standing acceptable to Administrative Agent, to the effect that such report has been prepared in accordance with GAAP and containing no material qualifications or limitations on scope.

(b)        Borrower Quarterly Financial Statements.    As soon as available, and in any event within thirty (30) days after the last day of each fiscal quarter of each fiscal year of Borrower, a copy of an unaudited financial report of Borrower and its Subsidiaries as of the end of such fiscal quarter and for the portion of the fiscal year then ended, containing, on a consolidated and consolidating basis, balance sheets and statements of income, retained earnings and cash flow, in each case setting forth in comparative form the figures for the corresponding period of the preceding fiscal year, all in reasonable detail certified by a Responsible Officer of Borrower to have been prepared in accordance with GAAP and to fairly and accurately present (subject to year-end audit adjustments) the financial condition and results of operations of Borrower and its Subsidiaries, on a consolidated and consolidating basis, as of the dates and for the periods indicated therein.

(c)        Borrowing Base Report.    (i) Within five (5) days after the 15th day of each calendar month, and (ii) within fifteen (15) days after the last day of each calendar month, a Borrowing Base Report, together with a current listing of all Serviced Ginnie Mae Loans and the current Servicing Advances Report and the current Servicing Appraisal.

(d)        Compliance Certificate.    As soon as available, and in any event within thirty (30) days after the last day of each calendar quarter, and concurrently with the delivery of each of the financial statements referred to in Section 7.1(a) and Section 7.1(b), (1) a Compliance Certificate (i) stating that to the best of the knowledge of the Responsible Officer executing same, no Default has occurred and is continuing, or if a Default has occurred and is continuing, a statement as to the nature thereof and the action that is proposed to be taken with respect thereto, (ii) showing in reasonable detail the calculations demonstrating compliance with the covenants set forth in Article 9 and (iii) containing such other certifications set forth therein, (2) a report describing in reasonable detail the (i) occurrence of any disposition of property or assets for which Borrower is required to make a mandatory prepayment pursuant to Section 2.6(c)(ii), (ii) the amount of the corresponding mandatory prepayment required to be made pursuant to Section 2.6(c), and (3) a report that sets forth a reconciliation (a “Servicing Rights Reconciliation”) detailing the change in the value of the Mortgage Loan servicing rights reported on Borrower’s balance sheet or other financial statements for such calendar quarter and the value of the Mortgage Loan servicing rights servicing rights reported on Borrower’s balance sheet as of the date of determination.

(e)        Projections.    As soon as available, but in any event at least fifteen (15) days before the end of each fiscal year of Borrower, forecasts prepared by management of Borrower, in form satisfactory to Administrative Agent, of consolidated balance sheets of

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income or operations and cash flows of Borrower and its Subsidiaries on a monthly basis for the immediately following fiscal year.

(f)        Management Letters.    Promptly upon receipt thereof, a copy of any management letter or written report submitted to Borrower or any of its Subsidiaries by independent certified public accountants with respect to the business, condition (financial or otherwise), operations, prospects or Properties of Borrower or any of its Subsidiaries.

(g)        Notice of Litigation.    Promptly after the commencement thereof, notice of all actions, suits and proceedings before any court or other Governmental Authority or arbitrator affecting Borrower or any of its Subsidiaries that, if determined adversely to Borrower or such Subsidiary, could reasonably be expected to result in a Material Adverse Event.

(h)        Notice of Default.    As soon as possible and in any event within [***] after an Obligated Party obtains knowledge of the occurrence of any Default, a written notice setting forth the details of such Default and the action that Borrower has taken and proposes to take with respect thereto.

(i)        ERISA Reports.    Promptly after the filing or receipt thereof, copies of all reports, including annual reports, and notices that any Borrower or ERISA Affiliate files with or receives from the PBGC, the IRS, or the U.S. Department of Labor under ERISA; as soon as possible and in any event within five days after Borrower or any ERISA Affiliate knows or has reason to know that any ERISA Event or Prohibited Transaction has occurred with respect to any Plan, a certificate of the chief financial officer of Borrower setting forth the details as to such ERISA Event or Prohibited Transaction and the action that Borrower proposes to take with respect thereto; annually, copies of the notice described in Section 101(f) of ERISA that Borrower or ERISA Affiliate receives with respect to a Plan or Multiemployer Plan.

(j)        Reports to Other Creditors.    Promptly after the furnishing thereof, copies of any statement or report furnished to any other Person pursuant to the terms of any indenture, loan or credit or similar agreement with or for the benefit of such Person and not otherwise required to be furnished to Administrative Agent pursuant to any other clause of this Section 7.1.

(k)        Notice of Material Adverse Event.    As soon as possible and in any event within five (5) days after an Obligated Party could reasonably be expected to have knowledge of the occurrence thereof, written notice of any event or circumstance that could reasonably be expected to result in a Material Adverse Event.

(l)    Notice of Termination of Servicing Agreement.    As soon as possible and in any event within [***] after the occurrence thereof, written notice of (i) the transfer, expiration without renewal, termination or other loss of all or any part of any Servicing Agreement or the right of Borrower to service Serviced Loans thereunder (or the termination or replacement of Borrower thereunder), the reason for such transfer, loss, termination or replacement, if known to Borrower, and the effects that such transfer, loss, termination or replacement will have (or will likely have) on the prospects for full and timely collection of all amounts owing to Borrower under or in respect of that Servicing Agreement, and (ii) any breach

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of any of the covenants contained in Article 7, Article 8 and Article 9 and of the occurrence of any Event of Default hereunder, or the filing of any claim, action, suit or proceeding before any Governmental Authority against Borrower in which an adverse decision could reasonably be expected to have a Material Adverse Effect upon Borrower, and will advise Administrative Agent from time to time of the status thereof.

(m)    Servicing Appraisals; Servicing Rights Reconciliations.    (i) Concurrently with the delivery of each Borrowing Base Report, the most recent (x) Servicing Appraisal, and (y) Servicing Rights Reconciliation, and (ii) within fifteen (15) days after the last day of each calendar month, (x) a Servicing Appraisal as of the end of such month, and (y) a Servicing Rights Reconciliation as of the end of the preceding calendar month.

(n)        Servicing Advances Report.    (i) Within five (5) days after the 15th day of each calendar month, and (ii) within five (5) days after the last day of each calendar month, a report which, in a form satisfactory to Administrative Agent, (1) sets forth the unpaid balance of Borrower’s outstanding Servicing Advances Receivables as of the last day of such semi-monthly reporting period; (2) states the inception date of each corresponding Servicing Advance in respect of the foregoing clause (1); (3) sets forth the aggregate unpaid balances of Borrower’s outstanding Servicing Advances Receivables which are attributable to (x) Corporate Advances, (y) P&I Advances, or (z) T&I Advances, certified as true and accurate by a Responsible Officer; and (4) identifies any receivables identified as Servicing Advances Receivables in the last prior report which relate to Non-Recoverable Servicing Advances.

(o)        Guarantor Annual Financial Statements.    To the extent not included in the financial statements delivered by Borrower pursuant to Section 7.1(a), within ninety (90) days after the last day of each fiscal year, beginning with fiscal year ending December 31, 2019, Borrower shall cause each Guarantor to provide a copy of the annual audit report of Guarantor, containing, on a consolidated basis, balance sheets and statements of income, retained earnings and cash flow as of the end of such fiscal year and for the twelve (12) month period then ended, in each case setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail and audited and certified by independent certified public accountants of recognized standing acceptable to Administrative Agent, to the effect that such report has been prepared in accordance with GAAP and containing no material qualifications or limitations on scope.

(p)        Guarantor Quarterly Financial Statements.    To the extent not included in the financial statements delivered by Borrower pursuant to Section 7.1(b), within thirty (30) days after the last day of each fiscal quarter of each fiscal year of Guarantor, Borrower shall cause each Guarantor to provide a copy of an unaudited financial report of Guarantor and its Subsidiaries as of the end of such fiscal quarter and for the portion of the fiscal year then ended, containing, on a consolidated and consolidating basis, balance sheets and statements of income, retained earnings and cash flow, in each case setting forth in comparative form the figures for the corresponding period of the preceding fiscal year, all in reasonable detail certified by a Responsible Officer of Guarantor to have been prepared in accordance with GAAP and to fairly and accurately present (subject to year-end audit adjustments) the financial condition and results of operations of Guarantor and its Subsidiaries, as of the dates and for the periods indicated therein.

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(q)    Notice of Change in Servicing Provider.    As soon as possible and in any event no later than sixty (60) days in advance thereof, written notice of any change in the Person performing the servicing or subservicing of any Serviced Ginnie Mae Loan, including any change by which Borrower will perform such servicing (as opposed to a subservicer), with such Person Borrower proposes to perform such servicing to be subject to approval in accordance with the Ginnie Mae Contract and also acceptable to Administrative Agent, in its sole discretion.

(r)    General Information.    Promptly, such other information concerning Borrower, any of its Subsidiaries, or any other Obligated Party, as Administrative Agent, or any Lender through Administrative Agent, may from time to time request.

All representations and warranties set forth in the loan documents with respect to any financial information concerning Borrower or any Guarantor shall apply to all financial information delivered to any Lender by Borrower, such Guarantor or any person purporting to be a responsible officer of Borrower or such Guarantor or other representative of Borrower or such Guarantor, regardless of the method of such transmission to Lender or whether or not signed by Borrower, such Guarantor or such responsible officer or other representative, as applicable. Provided, that with respect to financial information furnished that is identified as a projection or forecast, such information will be prepared in good faith based on current assumptions, but neither Borrower nor any Guarantor shall be deemed to have represented or warranted that such projections or forecast will in fact materialize or be achieved.

Section 7.2    Maintenance of Existence; Conduct of Business.    Borrower shall, and shall cause each of its Subsidiaries to, preserve and maintain its existence and all of its leases, privileges, licenses, permits, franchises, qualifications and rights that are necessary or desirable in the ordinary conduct of its business, except to the extent a failure to so preserve and maintain could not reasonably be expected to result in a Material Adverse Event. Borrower shall, and shall cause each of its Subsidiaries to, conduct its business in accordance with good business practices.

Section 7.3    Maintenance of Properties.    Except where the failure to do so could not reasonably be expected to result in a Material Adverse Event, Borrower shall, and shall cause each of its Subsidiaries to, maintain, keep and preserve all of its Properties material to the proper conduct of its business in good working order and condition.

Section 7.4    Taxes and Claims.    Borrower shall, and shall cause each of its Subsidiaries to, pay or discharge at or before maturity or before becoming delinquent (a) all taxes, levies, assessments and governmental charges imposed on it or its income or profits or any of its Property, and (b) all lawful claims for labor, material and supplies, that, if unpaid, might become a Lien upon any of its Property; provided that neither Borrower nor any of its Subsidiaries shall be required to pay or discharge any tax, levy, assessment or governmental charge that is being contested in good faith by appropriate proceedings diligently pursued, and for which adequate reserves in accordance with GAAP have been established or that could not reasonably be expected to result in a Material Adverse Event.

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Section 7.5    Insurance.

(a)    Borrower shall, and shall cause each of its Subsidiaries to, maintain insurance with financially sound and reputable insurance companies in such amounts and covering such risks as is usually carried by corporations engaged in similar businesses and owning similar Properties in the same general areas in which Borrower and its Subsidiaries operate, provided that in any event Borrower will maintain and cause each of its Subsidiaries to maintain workmen’s compensation insurance, property insurance and comprehensive general liability insurance, reasonably satisfactory to Administrative Agent. Each insurance policy covering Collateral shall name Administrative Agent as loss payee and each insurance policy covering liabilities shall name Administrative Agent as additional insured, and, to the extent obtainable, each such insurance policy shall provide that such policy will not be cancelled, nonrenewed or reduced without thirty (30) days’ prior written notice to Administrative Agent.

(b)    All proceeds of insurance in respect of Collateral shall be paid over to Administrative Agent for application to the Obligations under the Loan Documents, unless Required Lenders otherwise agree in writing in their sole discretion.

Section 7.6    Inspection Rights.    At any reasonable time and from time to time, Borrower shall, and shall cause each of its Subsidiaries to, (a) permit representatives of Administrative Agent or any Lender to examine, inspect, review, evaluate and make physical verifications and appraisals of the Collateral in any manner and through any medium that Administrative Agent or such Lender considers reasonable, (b) to examine, copy, and make extracts from its books and records, (c) to visit and inspect its Properties and (d) to discuss its business, operations and financial condition with its officers, employees and independent certified public accountants, in each instance, at Borrower’s expense.

Section 7.7    Keeping Books and Records.    Borrower shall, and shall cause each of its Subsidiaries to, maintain books and records in all material respects in accordance with GAAP.

Section 7.8    Compliance with Laws.    Borrower shall, and shall cause each of its Subsidiaries to, comply in all respects with all applicable Laws and decrees of any Governmental Authority or arbitrator except to the extent failure to do so could not reasonably be expected to result in a Material Adverse Event.

Section 7.9    Compliance with Agreements.    Borrower shall, and shall cause each of its Subsidiaries to, comply in all material respects with all agreements, contracts and instruments binding on it or affecting its Properties or business, except to the extent a failure to so comply could not reasonably be expected to result in a Material Adverse Event.

Section 7.10    Further Assurances.    Borrower shall, and shall cause each of its Subsidiaries and each other Obligated Party to, execute and deliver such further agreements and instruments and take such further action as may be reasonably requested by Administrative Agent or any Lender to carry out the provisions and purposes of this Agreement and the other Loan Documents and to create, preserve and perfect the Liens of Administrative Agent in the Collateral.

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Section 7.11    ERISA.    Borrower shall, and shall cause each of its Subsidiaries to, comply with all minimum funding requirements, and all other material requirements, of ERISA, if applicable, so as not to give rise to any liability thereunder.

Section 7.12    Escrow Deposits.    Borrower shall maintain with Texas Capital Bank at all times all escrow deposits relating to all Serviced Loans, provided that all escrow deposits relating to Serviced Ginnie Mae Loans shall be subject to the rights of Ginnie Mae and restrictions on transfer set forth in the Servicing Agreement with Ginnie Mae.

Section 7.13    Guarantors.    Borrower’s parent, Guild Mortgage Company, LLC, shall guarantee payment of the Obligations by executing and delivering a Guaranty to Administrative Agent concurrently with Borrower’s execution of this Agreement. Borrower shall notify Administrative Agent within three (3) Business Days of any Person becoming a Subsidiary, and promptly thereafter (and any event within ten (10) Business Days) cause such Person to (a) become a Guarantor by executing and delivering to Administrative Agent a Guaranty, (b) execute and deliver all Security Documents requested by Administrative Agent pledging to Administrative Agent for the benefit of the Secured Parties its Ginnie Mae Servicing Rights, and receivables, rights and interests ancillary thereto and proceeds thereof, and take all actions required by Administrative Agent to grant to Administrative Agent for the benefit of Secured Parties a perfected first priority security interest in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be requested by Administrative Agent, and (c) deliver to Administrative Agent such other documents and instruments as Administrative Agent may require, which may include appropriate favorable opinions of counsel to such Person in form, content and scope reasonably satisfactory to Administrative Agent.

Section 7.14    Covenants Relating to Collateral.

(a)    General:

(i)    Records and Reports.    Borrower will maintain complete and accurate books and records with respect to the Collateral, and furnish to Administrative Agent such reports relating to the Collateral as Administrative Agent shall from time to time reasonably request.

(ii)    Inspection.    Borrower will permit representatives of Administrative Agent, and if the Largest Lender desires it, representatives of the Largest Lender together with such representatives of Administrative Agent, during normal business hours with reasonable advance notice to Borrower (1) to inspect the Collateral, (2) to examine and make copies of the records of Borrower relating to the Collateral, and (3) to discuss the Collateral and the related records of Borrower with, and to be advised as to the same by, Borrower’s officers and employees.

(iii)    Taxes.    Borrower will pay when due all taxes, assessments and governmental charges and levies upon the Collateral, except those that are being contested in good faith by appropriate proceedings and with respect to which no Lien exists.

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(iv)    Defense of Title.    Borrower will take any and all actions necessary to defend title to the Collateral against all persons and to defend the security interest of Administrative Agent in the Collateral and the priority thereof against any Lien not expressly permitted hereunder.

(v)    Liens.    Except for rights in favor of an Agency under an applicable Acknowledgment Agreement, Borrower will not create, incur or suffer to exist any Lien on the Collateral except (i) the security interest created by the Security Documents, and (ii) the rights and interests of the related Agency.

(vi)    Change in Location, Jurisdiction of Organization or Name.    Borrower will not (1) maintain a principal place of business at a location other than a location previously disclosed to Administrative Agent in writing, in connection with Borrower’s application for the Mortgage Warehouse Agreement and/or application for the Loan, (2) change its name or taxpayer identification number, (3) change its mailing address or (4) change its jurisdiction of organization, unless Borrower shall have given Administrative Agent not less than thirty (30) days’ prior written notice thereof, and Administrative Agent shall have determined that such change will not adversely affect the validity, perfection or priority of Administrative Agent’s security interest in the Collateral.

(vii)    Other Financing Statements.    Borrower will not file or authorize the preparation and filing of any financing statement naming it as debtor covering all or any portion of the Collateral except financing statements naming Administrative Agent as secured party.

(viii)    Further Assurances.    At any time and from time to time, upon the request of Administrative Agent, and at the sole expense of Borrower, Borrower shall promptly execute and deliver all such further instruments and documents and take such further action as Administrative Agent may deem necessary or desirable to preserve and perfect its security interest in the Collateral and carry out the provisions and purposes of this Agreement, including the preparation (and execution, if necessary) and filing of such financing statements as Administrative Agent may require.

(b)    Accounts.

(i)    Collection of Accounts.    Except as otherwise provided in this Agreement, Borrower will collect and enforce, at Borrower’s sole expense, all amounts due or hereafter due to Borrower under the Accounts.

(ii)    Verification of Accounts.    Administrative Agent shall have the right, at any time or times hereafter, in its name or in the name of a nominee of Administrative Agent, to verify the validity, amount or any other matter relating to any Accounts, by mail, telephone, electronic mail or otherwise.

(iii)    Notice to Account Debtor.    Administrative Agent may, in its sole discretion although subject to the terms of the Acknowledgment Agreement, at any time or times prior to or following the occurrence of an Event of Default, and without prior notice to Borrower (1) notify any or all account debtors that the Accounts have been assigned to Administrative

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Agent and that Administrative Agent has a security interest therein, and/or (2) direct any or all account debtors to make all payments upon the Accounts directly to Administrative Agent. Administrative Agent will use commercially reasonable efforts to furnish Borrower with a copy of such notice, but failure to do so will not have an adverse effect on Administrative Agent’s rights hereunder.

(c)    Instruments, Securities and Chattel Paper.

(i)    Possession.    Borrower will deliver to Administrative Agent the originals (now and hereafter received by Borrower) of all Chattel Paper, certificated Securities and Instruments that constitute Collateral endorsed or assigned, if required by Administrative Agent, in favor of Administrative Agent; provided that this provision shall not apply to any Chattel Paper and Instruments that are pledged to a warehouse lender, or are otherwise subject to a transaction, under a warehouse, purchase, repurchase or other similar financing facility.

(ii)    Control.    If the Collateral that is Investment Property is uncertificated or held by a Securities Intermediary, Borrower will take any actions necessary to cause (1) the issuers of uncertificated securities that are Collateral and (2) any financial intermediary that is the holder of any Investment Property, to cause Administrative Agent to have control over such Collateral, as contemplated by the UCC, through a control agreement or similar arrangement that is satisfactory to Administrative Agent. Borrower will permit any Collateral that is registerable to be registered in Administrative Agent’s, or its nominee’s, name.

(iii)    Securities.    The issuer of any privately held securities that serve as Collateral shall not dilute Borrower’s ownership interest. After an Event of Default occurs and is continuing, with regard to securities that constitute Collateral, (1) Borrower shall authorize and permit Administrative Agent to exercise all voting rights, and (2) Borrower shall promptly pay over and deliver to Administrative Agent all cash and stock dividends that are distributed by the issuer.

(d)    Deposit Accounts.    Borrower will notify each financial institution in which it maintains a deposit account that constitutes Collateral of Administrative Agent’s Lien, and cause each such financial institution to acknowledge such Lien in a control agreement in form reasonably acceptable to Administrative Agent.

(e)    Pledged Servicing Rights and Pledged Servicing Receivables.

(i)    Claims and Demands.    Borrower will warrant and forever defend the right, title and interest of Administrative Agent in and to the Pledged Servicing Rights and Pledged Servicing Receivables against the claims and demands of all Persons whomsoever, subject to the Acknowledgment Agreement and to any restrictions imposed by the relevant Servicing Agreement for the benefit of the party to it on whose behalf the Mortgage Loans are being serviced to the extent (if any) that such restrictions are valid and enforceable under the applicable Uniform Commercial Code and other Laws.

(ii)    Duties and Obligations.    Borrower will diligently fulfill its duties and obligations under each Servicing Agreement, and not be declared by a counterparty to any such Servicing Agreement to be in default; provided that Borrower shall not be in breach of this

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covenant if a default declared by a counterparty to such Servicing Agreement arose from a failure of the portfolio of Serviced Loans to perform as required by the relevant Servicing Agreement and such counterparty has elected in writing to continue to use Borrower as Servicer thereof and has not rescinded or revoked such election.

(iii)    Collection.    Diligently and timely collect its Pledged Servicing Receivables and its servicing compensation under each Servicing Agreement and cause Borrower’s rights to collect Pledged Servicing Receivables under each Servicing Agreement to remain in full force and effect.

(iv)    Compensation.    Borrower will cause its rights to the servicing compensation provided for in each Servicing Agreement to remain in full force and effect until such Servicing Agreement expires in accordance with its terms and without renewal.

(v)    Receivables.    Borrower will cause its rights to collect Pledged Servicing Receivables under each Servicing Agreement to remain in full force and effect.

(f)    Filing Authorization.    Borrower hereby irrevocably reconfirms the filing authorization given in Section 4.3 as to such UCC financing statements and continuation statements as Administrative Agent may reasonably require from time to time (although no such reconfirmation shall be a condition to the filing of any financing statement, including any “in lieu” financing statement, or continuation statement) and execute and deliver to Administrative Agent such further instruments of sale, pledge, assignment or transfer, and such powers of attorney, as shall be reasonably required by Administrative Agent from time to time, and do and perform all matters and things necessary or desirable to be done or observed, for the purpose of effectively creating, maintaining, confirming and preserving the security and benefits intended to be afforded Administrative Agent under this Agreement and the other Loan Documents. Administrative Agent shall have all the rights and remedies of a secured party under the applicable Uniform Commercial Code and any other applicable law, in addition to all rights provided for in this Agreement.

(g)    E&O Insurance and Fidelity Bond.    Borrower will, and will use its best efforts to cause each of its Servicers, if any, to, keep in force throughout the term of this Agreement (i) a policy or policies of insurance covering errors and omissions for failure to maintain insurance as required by this Agreement and (ii) a fidelity bond. Each such policy and fidelity bond shall be in such form and amount as is generally customary among Persons who service a portfolio of Mortgage Loans having an aggregate principal amount comparable to that of the servicing portfolio of Borrower or such Servicer, respectively, and that are generally regarded as servicers acceptable to institutional investors.

(h)    Coordination with Other Financial Institutions/Repo Purchasers and Their Custodians.    Borrower will keep Administrative Agent informed of the current name, address and contact information concerning each of Borrower’s other mortgage warehouse credit and repurchase facilities (if any), and each of Borrower’s other Servicing Rights secured credit facilities (if any), update such information provided to Administrative Agent as changes occur, and will cooperate and assist Administrative Agent in exchanging information with such others (and their document custodians or trustees) to prevent and promptly correct conflicting claims to

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and interests in Collateral between or among lenders or repurchase facilities counterparties. Borrower hereby irrevocably authorizes Administrative Agent to communicate and exchange information with such other debt providers or repo participants.

(i)    Coordination with Administrative Agent and its Standby Issuers. Borrower acknowledges that pursuant to the terms of the Acknowledgment Agreement Administrative Agent is required to designate a standby issuer that is an approved Ginnie Mae issuer and that meets certain requirements more particularly set forth in the Acknowledgment Agreement (“Standby Issuer”). Borrower will cooperate and assist Administrative Agent in exchanging information with any such standby issuer, which may be Administrative Agent or any Lender, and upon Administrative Agent’s request, shall execute such consents and approvals and shall provide any such standby issuer with a summary of the Servicing Portfolio and providing a daily “tape” of activity on the Servicing Portfolio. Borrower hereby irrevocably authorizes Administrative Agent to communicate and exchange information with any such standby issuer.

Article 8

NEGATIVE COVENANTS

Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding or any Lender has any Revolving Credit Commitment hereunder:

Section 8.1    Debt. Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, incur, create, assume or permit to exist any Debt, except:

(a)    The Obligations under the Loan Documents and Obligations existing under Bank Product Agreements other than Hedge Agreements;

(b)    Existing Debt described on Schedule 8.1;

(c)    Subordinated Debt;

(d)    purchase money Debt not to exceed [***] in the aggregate at any time outstanding;

(e)    Hedge Obligations existing or arising under Hedge Agreements permitted by Section 8.19;

(f)    Debt and other obligations incurred for Warehousing Facilities;

(g)    other Debt incurred to finance Borrower’s acquisitions of Mortgage Loans, not to exceed [***] in the aggregate at any time outstanding; and

(h)    other Debt not to exceed [***] in the aggregate at any time outstanding.

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Section 8.2    Contingent Liabilities.    Borrower will not, directly or indirectly, assume, guarantee, endorse, contingently agree to purchase or otherwise become liable upon the obligation of any Person (other than Borrower) except (a) by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, (b) joint and several liabilities of Borrower with one or more of its Affiliates pursuant to warehouse or aggregation borrowing arrangements, providing for no more than [***] recourse liability by Borrower under such arrangements, and (c) contingent liabilities arising out of Borrower’s recourse sales to others of the rights to service mortgage loans the aggregate principal amount of which (for which such recourse liability remains in effect) on any day does not exceed an amount equal to [***] of the aggregate principal amount of Serviced Ginnie Mae Loans on that day.

Section 8.3    Pledging or Assignment of Servicing Rights.    Subject to the Agency’s rights with respect to the Collateral under its Servicing Agreement and the Acknowledgment Agreement, Borrower shall not pledge, grant a security interest or assign any existing or future rights to service any of the Collateral or to be compensated for servicing any of the Collateral, or pledge or grant to any other Person any security interest in any Pledged Servicing Rights or any Pledged Servicing Receivables.

Section 8.4    Limitation on Liens.    Borrower shall not, and shall not permit any of its Subsidiaries to, incur, create, assume or permit to exist any Lien upon any of its Property, assets or revenues, whether now owned or hereafter acquired, except:

(a)    Liens disclosed on Schedule 8.4 [Omitted pursuant to Item 601(a)(5) of Regulation S-K] securing Debt described in Section 8.1(b), and refinancings, renewals and extensions of such Debt permitted by such Section; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Debt permitted under Section 8.1, and (B) proceeds and products thereof and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 8.1;

(b)    Liens in favor of the Secured Parties or Administrative Agent for the benefit of Secured Parties;

(c)    encumbrances consisting of minor easements, rights-of-way, restrictions (including zoning restrictions), covenants, licenses, encroachments, protrusions and other similar encumbrances on the use of real property that do not (individually or in the aggregate) materially affect the value of the assets encumbered thereby or materially impair the ability of Borrower or its Subsidiaries to use such assets in their respective businesses, and none of which is violated in any material respect by existing or proposed structures or land use;

(d)    Liens for taxes, assessments or other governmental charges that are not delinquent or that are being contested in good faith and for which adequate reserves in accordance with GAAP have been established;

(e)    Liens of landlords, repairmen, workmen, suppliers, construction contractors, mechanics, materialmen, warehousemen, carriers or other similar statutory Liens securing obligations that are not yet due and are incurred in the ordinary course of business;

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(f)    Liens resulting from good faith deposits to secure payments of workmen’s compensation, unemployment insurance, social security programs or other forms of governmental insurance or benefits (other than Liens imposed by ERISA) or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, contracts (other than for payment of Debt) or leases made in the ordinary course of business;

(g)    purchase money Liens on specific property to secure Debt used to acquire such Property and Liens securing Capitalized Lease Obligations with respect to specific leased property, in each case to the extent permitted in Section 8.1(d);

(h)    Liens securing the repayment of any Debt permitted under Section 8.1(e), Section 8.1(f) and Section 8.1(h);

(i)    Liens securing Debt permitted by Section 8.1; provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Subsidiary and (ii) such Lien does not extend to or cover the Collateral or any other assets (other than the proceeds or products thereof and other than improvements and after-acquired property subjected to a Lien securing Debt and other obligations incurred prior to such time and which Debt and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition);

(j)    Liens incurred and deposits made in the ordinary course of business securing liability for premiums or reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing insurance to Borrower or any Subsidiary;

(k)    Liens securing judgments, decrees, attachments or awards for the payment of money that do not otherwise result in an Event of Default under Section 10.1(o);

(l)    leases, licenses, subleases or sublicenses granted to others in the ordinary course of business that do not (i) affect the Collateral, (ii) interfere in any material respect with the business of Borrower or any Subsidiary, or (iii) secure any Debt;

(m)    Liens (i) of a collection bank arising under Section 4-210 of the UCC on items in the course of collection and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off);

(n)    any interest or title of a lessor under leases entered into by Borrower or any of the Subsidiaries in the ordinary course of business;

(o)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by Borrower or any of the Subsidiaries in the ordinary course of business permitted by this Agreement;

(p)    Liens that are contractual rights of set-off or, in the case of clause (i) or (ii) of this sentence, other bankers’ Liens (i) relating to the establishment of depository relations with

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banks not given in connection with the issuance of Debt, (ii) relating to pooled deposit or sweep accounts of Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Borrower and the Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of Borrower or any Subsidiary in the ordinary course of business;

(q)    Liens solely on any cash earnest money deposits made by Borrower or any of the Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(r)    Liens (i) on cash advances in favor of the seller of any property to be acquired in an investment permitted pursuant to Section 8.7 to be applied against the purchase price for such investment, and (ii) consisting of an agreement to dispose of any property in a disposition permitted under Section 8.10, in each case, solely to the extent such investment or disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(s)    Liens for taxes not at the time delinquent for a period of more than [***] or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings and for which reserves to the extent required by and in accordance with GAAP shall have been set aside on the books of the applicable Person;

(t)    Ginnie Mae’s rights pursuant to the Ginnie Mae Contract; and

(u)    other Liens securing Debt not to exceed [***] in the aggregate at any time outstanding.

Section 8.5    Mergers, Etc.    Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, become a party to a merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets of any Person (other than Borrower in accordance with Section 8.6) or any shares or other evidence of beneficial ownership of any Person, or windup, dissolve or liquidate, except that:

(i)    in any twelve-month period, Borrower may acquire equity or assets of one or more other mortgage companies (x) in any single transaction involving payment by Borrower and its Affiliates of (A) no more than [***], or (B) more than [***] provided that Borrower obtains Administrative Agent’s prior written consent to any such proposed larger single transaction, which consent may not be unreasonably withheld, or (y) in multiple transactions involving payments of (A) no more than [***] in the aggregate, or (B) more than [***] in the aggregate provided that Borrower obtains Administrative Agent’s prior written consent to such larger aggregate multiple transactions, which consent may not be unreasonably withheld;

(ii)    any Subsidiary may merge or consolidate with Borrower so long as Borrower is the surviving entity; and

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(iii)    any Subsidiary may merge or consolidate with another Subsidiary so long as if a Subsidiary that is a Guarantor is involved in such merger or consolidation, such Guarantor is the surviving entity.

Section 8.6    Restricted Payments.    Borrower shall not make Restricted Payments; provided that Subsidiaries shall be permitted to make payments and Distributions to Borrower or any Guarantors. Notwithstanding the foregoing, provided that both before and after giving effect to the distribution or redemption, no Default or Event of Default exists or will exist, Borrower is and will be in compliance with the financial covenants set forth in Article 9, and Guarantor is and will be in compliance with the financial covenants set forth in the Guaranty, Borrower may (i) with notice to Administrative Agent given on or before [***] in advance of each redemption, redeem up to [***] of its common equity in any calendar year, (ii) with the prior written consent of Administrative Agent and Required Lenders, which shall not be unreasonably withheld, redeem more than [***] of its common equity in any calendar year, and (iii) make such cash Distributions, if any, as shall be approved in writing by Administrative Agent and Required Lenders, who may respectively approve or disapprove any such proposed Distribution in their sole discretion. Other than as set forth on Schedule 8.6 [Omitted pursuant to Item 601(a)(5) of Regulation S-K], Borrower has not made any dividends or Distributions in the [***] immediately preceding the Closing Date.

Section 8.7    Loans and Investments.    Borrower shall not make, and shall not permit any of its Subsidiaries to, directly or indirectly, make, hold or maintain, any advance, loan, extension of credit or capital contribution to or investment in, or purchase any stock, bonds, notes, debentures or other securities of, any Person (other than Borrower, in accordance with Section 8.6) (collectively, an “Investment”), except:

(a)    Existing Investments described on Schedule 8.7 [Omitted pursuant to Item 601(a)(5) of Regulation S-K] and any modification, replacement, renewal, reinvestment or extension thereof, but not including increases in Existing Investments;

(b)    Mortgage Loans made or acquired by Borrower in the ordinary course of business;

(c)    Cash and Cash Equivalents provided, that any Investment that when made complies with the requirements of the definition of the term “Cash Equivalent” may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements;

(d)    Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and other disputes with, customers and suppliers, in each case in the ordinary course of business;

(e)    Investments consisting of any deferred portion of the sales price received by Borrower or any Subsidiary in connection with any disposition permitted under Section 8.10;

(f)    Investments in Subsidiaries that are Guarantors;

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(g)    Investments constituting (i) accounts receivable arising, (ii) trade debt or credits granted, (iii) endorsements for collection or deposit, or (iv) deposits made in connection with the purchase price of goods or services, in each case in the ordinary course of business;

(h)    Advances to employees for the payment of expenses in the ordinary course of business;

(i)    other Investments in an amount not to exceed the sum of [***] over the term of this Agreement;

(j)    Investments in hedging obligations permitted under Section 8.1;

(k)    advances of payroll payments to employees in the ordinary course of business;

(l)    existing Investments of a Subsidiary acquired after the date hereof or of a corporation merged into Borrower or merged or consolidated with a Subsidiary in accordance with Section 8.5 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation; and

(m)    lease, utility and other similar deposits in the ordinary course of business.

Section 8.8    Limitation on Issuance of Equity.    Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, issue, sell, assign or otherwise dispose of (a) any of its stock or other equity interests, (b) any securities exchangeable for or convertible into or carrying any rights to acquire any of its stock or other equity interests, or (c) any option, warrant or other right to acquire any of its stock or other equity interests, in each case, other than to Borrower or another Subsidiary.

Section 8.9    Transactions With Affiliates.    Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into any transaction, including the purchase, sale or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate of Borrower or such Subsidiary, except (a) in the ordinary course of and pursuant to the reasonable requirements of Borrower’s or such Subsidiary’s business, pursuant to a transaction that is otherwise expressly permitted under this Agreement, and upon fair and reasonable terms no less favorable to Borrower or such Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of Borrower or such Subsidiary, (b) transactions between or among Borrower and its Subsidiaries in accordance with market terms and in the ordinary course of business, and (c) the transactions contemplated by clauses (i)—(v) of the definition of “Change of Control”. A complete listing of all current transactions with Affiliates is attached as Schedule 8.9 [Omitted pursuant to Item 601(a)(5) of Regulation S-K], and Borrower shall supplement Schedule 8.9 by immediate written notice to Administrative Agent of any future transactions with Affiliates.

Section 8.10    Disposition of Assets.    Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make any Disposition except (a) Dispositions of Mortgage Loans in the ordinary course of business, (b) Dispositions of assets other than Mortgage Loans or

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Servicing Rights (i) for fair value and, in the case of a Disposition with a purchase price in excess of [***], the consideration received consists of no less than [***] in cash and Cash Equivalents, (ii) the net cash proceeds received from such Disposition, together with the net cash proceeds of all other assets Disposed of pursuant to this clause (b) since the Closing Date, does not exceed (individually or in the aggregate) [***] and (iii) the net cash proceeds from such Disposition are applied to prepay Revolving Credit Borrowings to the extent (if any) required by Section 2.6(c)), (c) other Dispositions not to exceed [***] in the aggregate in any fiscal year, (d) Dispositions of servicing rights (including Pledged Servicing Rights) in the ordinary course of business, consistent with past practice and subject to the terms and conditions of the Ginnie Mae Contract, provided that the net cash proceeds from such Disposition are applied to prepay Revolving Credit Borrowings to the extent required by Section 2.6(c)), (e) Dispositions of obsolete, damaged, worn out or surplus personal property, in each case, Disposed of in the ordinary course of its business, (f) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property, (g) Dispositions of cash and Cash Equivalents, (h) Dispositions of accounts receivable in connection with their collection or compromise in the ordinary course of business, (i) leases, subleases, licenses or sublicenses (including the provision of software under an open source license), in each case in the ordinary course of business and that do not materially interfere with the business of Borrower and its Subsidiaries and (j) transfers of property to the extent subject to casualty events; provided that as a condition to all such Dispositions, Borrower must always remain in compliance with the Borrowing Base and Borrower’s financial covenants set forth in Article 9, and must apply proceeds from any Disposition to pay down Revolving Credit Borrowings if and as required to remain in compliance with Section 2.6(c). To the extent any Collateral is Disposed of as expressly permitted by this Section 8.10, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and Administrative Agent shall take such action reasonably requested (including authorizing the filing of UCC-3 financing statements) by Borrower in order to effect the foregoing.

Section 8.11    Sale and Leaseback.    Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into any arrangement with any Person pursuant to which it leases from such Person real or personal property that has been or is to be sold or transferred, directly or indirectly, by it to such Person.

Section 8.12    Prepayment of Debt.    Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make any optional or voluntary payment, prepayment, repurchase or redemption of any Debt, except (a) the Obligations under the Loan Documents, (b) ordinary course of business trade payables and leases, (c) warehousing agreements paid off through run-off of the collateral (including under the Mortgage Warehouse Agreement, any replacement thereof or any similar facility) and (d) prepayments resulting from the refinancing of such Debt, so long as no such prepayment is made following the occurrence and during the continuance of an Event of Default hereunder or if such further prepayment would cause or result in a breach of any of Borrower’s covenants hereunder, including the covenants set forth in Article 9.

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Section 8.13    Nature of Business.    Borrower shall not, and shall not permit any of its Subsidiaries to, engage in any business other than the Permitted Business.

Section 8.14    Accounting.    Borrower shall not, and shall not permit any of its Subsidiaries to, change its fiscal year or make any change (a) in accounting treatment or reporting practices, except as required by GAAP and disclosed to Administrative Agent, or (b) in tax reporting treatment, except as required by law and disclosed to Administrative Agent and Lenders.

Section 8.15    Burdensome Agreements.    Borrower shall not, and shall not permit any of its Subsidiaries or any Obligated Party to, enter into or permit to exist any arrangement or agreement, other than pursuant to this Agreement or any Loan Document, that (a) directly or indirectly prohibits Borrower, any of its Subsidiaries or any Obligated Party from creating or incurring a Lien on any of its Property, revenues or assets, whether now owned or hereafter acquired, (b) directly or indirectly prohibits any of its Subsidiaries or any Obligated Party to make any payments, directly or indirectly, to Borrower by way of dividends, distributions, advances, repayments of loans, repayments of expenses, accruals or otherwise or (c) in any way would be contravened by such Person’s performance of its obligations hereunder or under the other Loan Documents. The foregoing prohibitions shall not apply to (x) warehouse arrangements established by Borrower or any of its Subsidiaries with institutional lenders in the ordinary course of business (except that no such warehouse arrangement shall prohibit or be breached by Borrower’s performance of its obligations hereunder or under the other Loan Documents), or (y) restrictions (i) binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary of Borrower, so long as such restriction was not entered into solely in contemplation of such Person becoming a Subsidiary, or any permitted amendment, renewal, extension or refinancing of any such restriction so long as the terms of any such amendment, renewal, extension or refinancing, taken as a whole, are not materially more restrictive (in the reasonable good faith determination of Borrower) than such restriction, (ii) are customary restrictions in leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto, (iii) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of Borrower or any Subsidiary, (iv) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business, or (v) are restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; provided that for each such exception, Administrative Agent has previously approved in writing Borrower’s formation or acquisition of such Subsidiary.

Section 8.16    Subsidiaries.    Borrower shall not, directly or indirectly, form or acquire any Subsidiary unless Borrower complies with the requirements of Section 7.13.

Section 8.17    Amendments of Constituent Documents.    Borrower shall not, and shall not permit any of its Subsidiaries to, amend or restate any of their respective Constituent Documents.

Section 8.18    Special Negative Covenants Concerning Collateral.    Unless required by the Agency pursuant to its Servicing Agreement or the Acknowledgment Agreement, Borrower will not, without Administrative Agent’s prior written consent (which Administrative Agent agrees to not unreasonably withhold or delay), execute any amendments to any Servicing Agreement that could reasonably be expected to materially and adversely affect the value of any Collateral or to

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reduce or delay payment or collection of amounts due Borrower from or in respect of any Collateral and Borrower will provide a copy of every supplement, amendment, restatement or replacement of any of such Servicing Agreements to Administrative Agent promptly (and in no event later than five (5) Business Days) after the same shall become effective.

Section 8.19    Hedge Agreements.    Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any Hedge Agreement, except (a) Hedge Agreements entered into to hedge or mitigate risks to which Borrower or any Subsidiary of Borrower has actual exposure (other than those in respect of Equity Interests or Subordinated Debt) which have terms and conditions reasonably acceptable to Administrative Agent and (b) other Hedge Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any Debt of Borrower or any of its Subsidiaries limited to the principal amount of such Debt and which have terms and conditions reasonably acceptable to Administrative Agent.

Section 8.20    OFAC.    Borrower shall not, and shall not permit any of its Subsidiaries to, fail to comply with the Laws, regulations and executive orders referred to in Section 6.18 and Section 6.19.

Article 9

FINANCIAL COVENANTS

Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding or any Lender has any Revolving Credit Commitment hereunder:

Section 9.1    Servicing Portfolio Delinquency Rate.    From the Closing Date through March 31, 2021, Borrower shall not permit, as of any date, (a) the Servicing Portfolio Delinquency Rate to be greater than [***], or (b) the Servicing Portfolio Delinquency Rate to be greater than [***], excluding from the calculation thereof, in the case of clause (b) only, any Serviced Loan for which Borrower and Maker have executed a written forbearance agreement under and in accordance with the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), for so long as no default of such forbearance agreement, or any event which would terminate the forbearance period set forth therein, has occurred. Thereafter, Borrower shall not permit, as of any date, the Servicing Portfolio Delinquency Rate to be greater than [***].

Section 9.2    Minimum Ginnie Mae Required Tangible Net Worth.    Borrower shall maintain Tangible Net Worth of not less than the amount required to satisfy the minimum net worth requirement(s) for all program types in which Borrower is approved to participate by Ginnie Mae and/or for Borrower to maintain Ginnie Mae issuer status in Ginnie Mae programs, as set forth in the Ginnie Mae Mortgage-Backed Securities Guide, or as otherwise established or required by Ginnie Mae (the “Ginnie Mae Net Worth Requirement”).

Section 9.3    Minimum Ginnie Mae Required Liquidity.    Borrower shall maintain Liquid Assets of not less than the amount required to satisfy the minimum liquid assets requirements for all program types in which Borrower is approved to participate by Ginnie Mae and/or for

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Borrower to maintain Ginnie Mae issuer status in Ginnie Mae programs, as set forth in the Ginnie Mae Mortgage-Backed Securities Guide or as otherwise established by Ginnie Mae (the “Ginnie Mae Liquidity Requirement”).

Article 10

DEFAULT

Section 10.1    Events of Default.    Each of the following shall be deemed an “Event of Default”:

(a)    Borrower shall default in the payment or prepayment when due of any principal of any Loan;

(b)    Borrower shall default in the payment of any interest on any Loan or any fee described in Section 2.2 or any other monetary Obligation, and such default in the payment of interest, fee or other monetary obligation shall continue unremedied for a period of [***] after such amount was due;

(c)    (i) Borrower shall fail to timely provide to Administrative Agent and Lenders any notice of Default as required by Section 7.1(h), or (ii) Borrower shall breach any provision of Section 7.2, Section 7.5, Section 7.6, Section 7.13, Section 7.14 or Article 9, or (iii) Guild Mortgage Company, LLC, a Delaware limited liability company, shall breach any provision of Section 1 of the Financial Covenants Rider to its Guaranty.

(d)    Any representation or warranty made or deemed made by Borrower or any other Obligated Party (or any of their respective officers) in any Loan Document or in any certificate, report, notice or financial statement furnished at any time in connection with this Agreement shall be false, misleading or erroneous in any material respect (without duplication of any materiality qualifier contained therein) when made or deemed to have been made;

(e)    Borrower, any of its Subsidiaries or any other Obligated Party shall fail to perform, observe or comply with any covenant, agreement or term contained in this Agreement or any other Loan Document (other than as covered by Section 10.1(a) and Section 10.1(c)), and such failure continues for more than [***] following the date such failure first began;

(f)    Borrower, any of its Subsidiaries or any other Obligated Party shall commence a voluntary proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or a substantial part of its Property or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it or shall make a general assignment for the benefit of creditors or shall generally fail to pay its debts as they become due or shall take any corporate action to authorize any of the foregoing;

(g)    An involuntary proceeding shall be commenced against Borrower, any of its Subsidiaries or any other Obligated Party seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other

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similar official for it or a substantial part of its Property, and such involuntary proceeding shall remain undismissed and unstayed for a period of [***];

(h)    Borrower shall fail to timely (i) pay any amount due, or (ii) perform any other obligation, under the Mortgage Warehouse Agreement, and such failure shall continue beyond the expiration of any applicable notice and cure period;

(i)    Borrower, any of its Subsidiaries or any other Obligated Party shall fail to timely pay when due any principal of or interest or perform any obligation on any Debt (other than the Obligations under the Loan Documents or the Mortgage Warehouse Agreement) in the amount of [***] or more and such failure shall continue beyond the expiration of any applicable notice and cure period, or the maturity of any such Debt shall have been accelerated, or any such Debt shall have been required to be prepaid, repurchased, defeased or redeemed prior to the stated maturity thereof or any cash collateral in respect thereof to be demanded, or any event shall have occurred that permits (or, with the giving of notice or lapse of time or both, would permit) any holder or holders of such Debt or any Person acting on behalf of such holder or holders to declare default or accelerate the maturity thereof or require any such prepayment, repurchase, defeasance or redemption or any cash collateral in respect thereof to be demanded;

(j)    This Agreement or any other Loan Document shall cease to be in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested or challenged by Borrower, any of its Subsidiaries, any other Obligated Party or any of their respective equity holders, or Borrower or any other Obligated Party shall deny that it has any further liability or obligation under any of the Loan Documents, or any Lien created by the Loan Documents shall for any reason cease to be a valid, first priority perfected Lien upon any of the Collateral purported to be covered thereby;

(k)    Any of the following events shall occur or exist with respect to Borrower or any ERISA Affiliate: (i) any ERISA Event occurs with respect to a Plan or Multiemployer Plan, or (ii) any Prohibited Transaction involving any Plan; and in each case above, such event or condition, together with all other events or conditions, if any, have subjected or could in the reasonable opinion of Administrative Agent subject Borrower or any ERISA Affiliate to any tax, penalty or other liability to a Plan, a Multiemployer Plan, the PBGC, the IRS, the U. S. Department of Labor or otherwise (or any combination thereof) which in the aggregate exceed or could reasonably be expected to result in a Material Adverse Event;

(l)    A Change of Control shall occur;

(m)    Borrower, any of its Subsidiaries or any other Obligated Party, or any of their Properties, revenues or assets, shall become subject to an order of forfeiture, seizure or divestiture (whether under RICO or otherwise) involving assets fairly valued in excess of [***], and the same shall not have been discharged within [***] from the date of entry thereof;

(n)    Borrower, any of its Subsidiaries or any other Obligated Party shall fail to discharge within a period of [***] days after the commencement thereof any attachment,

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sequestration or similar proceeding or proceedings involving an aggregate amount in excess of [***] against any of its assets or Properties;

(o)    A final judgment or judgments for the payment of money in excess of [***] in the aggregate (excluding judgments actually covered by insurance, less any applicable deductible) shall be rendered by a court or courts against Borrower, any of its Subsidiaries or any other Obligated Party and the same shall not be satisfied, discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within [***] from the date of entry thereof and Borrower, such Subsidiary or such Obligated Party shall not, within such period of [***], or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal;

(p)    The subordination provisions related to any Subordinated Debt or any other agreement, document or instrument governing any Subordinated Debt shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or Borrower shall contest in writing the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations under the Loan Documents, for any reason shall not have the priority contemplated by this Agreement or any such subordination provisions;

(q)    Any Security Document shall cease to create valid perfected first priority liens (subject to the rights, powers and prerogatives of Ginnie Mae) on the Collateral purported to be covered thereby;

(r)    The Administrative Agent (and, only if the Largest Lender and its Affiliates hold more than [***] of the aggregate Total Credit Exposure of all Lenders, the Largest Lender; otherwise, the Administrative Agent alone) shall determine that a Material Adverse Event has occurred or a circumstance exists that could reasonably be expected to result in a Material Adverse Event;

(s)    Borrower shall take or omit to take any act (i) that would result in the suspension or loss of any of its statuses, once achieved or any of such statuses of its subservicer, if any, of any Ginnie Mae, Fannie Mae or Freddie Mac Mortgage Loans pools for which Borrower is Servicer, as a Ginnie Mae, Fannie Mae and Freddie Mac approved servicer, or (ii) after which Borrower or any such relevant subservicer would no longer be in good standing as such, or (iii) after which Borrower or any such relevant subservicer would no longer currently satisfy all applicable Ginnie Mae, Fannie Mae and Freddie Mac net worth requirements, if both (x) all of the material effects of such act or omission shall have not been cured by Borrower or waived by the relevant Person (Ginnie Mae, Fannie Mae or Freddie Mac) before termination of such status and (y) it could reasonably be expected to have a Material Adverse Event;

(t)    Borrower’s rights to service Mortgage Loans for any one or more investors under Servicing Agreements the value of which rights to Borrower (as reasonably estimated by Administrative Agent) equals or exceeds [***] of the aggregate principal amount of Borrower’s Servicing Portfolio shall be terminated for cause (i.e., on account of act(s) or omission(s) by Borrower for which the holder, or a trustee for the holder, of the

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relevant Serviced Loans has the right under such Servicing Agreement to terminate such servicing rights);

(u)    A Servicer Event has occurred;

(v)    The Agency exercises its rights under the Acknowledgment Agreement; or

(w)    The dissolution of Borrower or Guarantor.

Section 10.2    Remedies Upon Default.    Subject to any limitations set forth in any Acknowledgment Agreement in favor of an Agency relating to any part of the Collateral, if any Event of Default shall occur and be continuing, then Administrative Agent may, with the consent of Required Lenders, or shall, at the direction of Required Lenders, subject to the provisions of Section 10.9, without notice do either or both of the following: (a) terminate the Revolving Credit Commitments of Lenders and/or (b) declare the Obligations under the Loan Documents or any part thereof to be immediately due and payable, and the same shall thereupon become immediately due and payable, without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest or other formalities of any kind, all of which are hereby expressly waived by Borrower; provided that upon the occurrence of an Event of Default under Section 10.1(f) or Section 10.1(g), the Revolving Credit Commitments of Lenders shall automatically terminate and the Obligations under the Loan Documents shall become immediately due and payable, in each case without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest or other formalities of any kind, all of which are hereby expressly waived by Borrower. Further, any and all rights and remedies in this Article 10 are expressly subject and subordinate to the prior rights of an Agency as to Collateral subject to an Acknowledgment Agreement with such Agency, and in the event the enforcement by Administrative Agent of any of its rights and remedies under this Article 10 could reasonably be expected to materially and adversely conflict with the provisions of the Acknowledgment Agreement with respect to the Collateral subject to the Acknowledgment Agreement, the restrictions imposed under the Acknowledgment Agreement shall control. Subject to the limitations set forth in the preceding sentence, in addition to the foregoing, if any Event of Default shall occur and be continuing, Administrative Agent may, with the consent of Required Lenders, or shall, at the direction of Required Lenders, subject to the provisions of Section 10.9, exercise all rights and remedies available to it in law or in equity, under the Loan Documents or otherwise, including:

(a)    in its discretion, to demand, sue for, collect or receive and receipt for (in its own name, in the name of Borrower or otherwise) any money or property at any time payable or receivable on account of any of the Collateral, in consideration of its transfer or in exchange for it;

(b)    direct, and to take any and all other steps necessary to cause, any Servicer of any of the Collateral to pay over directly to Administrative Agent for the account of Borrower (instead of to Borrower or any other Person) all sums from time to time due to Borrower and to take any and all other actions that Borrower or Administrative Agent has the right to take under Borrower’s contract with such Servicer;

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(c)    direct Borrower to pay over to Administrative Agent all sums from time to time due Borrower under or in respect of the Collateral, including any and all fees and other compensation for servicing the Serviced Ginnie Mae Loans and all amounts paid to or collectable by Borrower to pay Pledged Servicing Receivables, whether paid to Borrower or withheld or recovered by Borrower from collections and realizations on such Mortgage Loans or any other source, and to take any and all other actions that, subject to any restrictions imposed by the relevant Servicing Agreement for the benefit of the party to it on whose behalf the Mortgage Loans are being serviced, Borrower or Administrative Agent has the right to take under that Servicing Agreement, and if Administrative Agent does so request, then Borrower shall diligently and continuously thereafter comply with such request. All amounts so received and collected by Administrative Agent pursuant to this Section 10.1 shall be applied in the same order and manner as is specified in Section 10.3;

(d)    foreclose upon or otherwise enforce its security interest in and Lien on the Collateral, or on such portions or elements of the Collateral as Administrative Agent shall elect to proceed against from time to time;

(e)    at Administrative Agent’s option and in its sole discretion, to notify any or all Persons obligated under any or all items of Collateral, that the Collateral has been assigned to Administrative Agent and that all payments thereon are to be made directly to Administrative Agent or such other Person as may be designated by Administrative Agent; settle, compromise or release, in whole or in part, any amounts owing on the Collateral or any portion of the Collateral, on terms acceptable to Administrative Agent; enforce payment and performance and prosecute any action or proceeding with respect to any and all Collateral; and where any such Collateral is in default, foreclose on and enforce Liens or security interests in, such Collateral by any available judicial procedure or without judicial process and sell property acquired as a result of any such foreclosure;

(f)    to the extent permitted by, and subject to the terms and conditions of, the Acknowledgment Agreement, act or contract with one or more third Persons to act, as servicer of each item of Collateral requiring servicing and perform all obligations required in connection with any Servicing Agreements to which Borrower is a party, and Borrower hereby agrees to pay such third Persons’ fees to the extent (if any) that Administrative Agent is unable, despite reasonable efforts made by Administrative Agent in light of the necessity that there be no material break in the continuity of servicing, to contract for such servicing and performance of such obligations for fees equal to or less than the fees under such Servicing Agreements;

(g)    exercise all rights and remedies of a secured creditor under the UCC, including selling the interests of Borrower in the Collateral at public or private sale. Administrative Agent shall give Borrower not less than ten [***] notice of any such public sale or of the date after which private sale may be held. Borrower agrees that [***] notice shall be reasonable notice. At any such sale any or all of the Collateral may be sold as an entirety or in separate parts, as Administrative Agent may determine in its sole discretion. The Administrative Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the same may be so adjourned. The Administrative Agent is authorized at any such sale, if Administrative Agent

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deems it advisable so to do, to restrict the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or resale of any of the Collateral. Borrower specifically agrees that any such sale, whether public or private, of any Collateral pursuant to the commitment of any investor to purchase such Collateral that was obtained by (or with the approval of) Borrower will be commercially reasonable, and if such sale is for the price provided for in such commitment, then such sale shall be held to be for value reasonably equivalent to the value of the Collateral so sold. Upon any such sale, Administrative Agent shall have the right to deliver, assign and transfer to the purchaser thereof the Collateral so sold. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right of whatsoever kind, including any equity or right of redemption, stay or appraisal, that Borrower has or may have under any rule of law or statute now existing or hereafter adopted. In case of any sale of all or any part of the Collateral on credit or for future delivery, the Collateral so sold may be retained by Administrative Agent until the selling price is paid by the purchaser, but Administrative Agent shall not incur any liability in case of such purchaser’s failure to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may again be sold upon like notice. The Administrative Agent may, however, instead of exercising the power of sale herein conferred upon it, proceed by a suit or suits at law or in equity to collect all amounts due upon the Collateral or to foreclose the pledge and sell the Collateral or any portion of it under a judgment or decree of a court or courts of competent jurisdiction, or both. Nothing in this Agreement shall be construed as Borrower’s waiver of, or agreement to waive, any requirement imposed by applicable law that any sale of the Collateral be commercially reasonable; and

(h)    exercise each of the rights and remedies provided to Administrative Agent in any Acknowledgment Agreement, including making cure payments or otherwise advancing funds under and as required under any Acknowledgment Agreement to preserve and retain the Pledged Servicing Rights covered by such Acknowledgment Agreement; provided that as between Administrative Agent and Lenders, Administrative Agent shall be under no obligation to advance any funds under and as required under any Acknowledgment Agreement unless and until each Lender shall have delivered to Administrative Agent its pro rata share of such funds required to preserve and retain such Pledged Servicing Rights.

Section 10.3    Rights Relating to Collateral.

(a)    Application of Proceeds.  Subject to any limitations set forth in any applicable Acknowledgment Agreement, if any Event of Default shall have occurred and be continuing, Administrative Agent may at its discretion, in accordance and as provided in the UCC and other applicable law, apply or use any cash held by Administrative Agent as Collateral and any cash proceeds received by Administrative Agent in respect of any sale or other disposition of, collection from or other realization upon, all or any part of the Collateral and shall apply it in the following manner:

(i)      First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to Administrative Agent) payable to Administrative Agent in its capacity as such;

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(ii)        Second, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest) payable to Lenders (including fees, charges and disbursements of counsel to the respective Lenders) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause (ii) payable to them;

(iii)        Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations arising under the Loan Documents, ratably among Lenders in proportion to the respective amounts described in this clause (iii) payable to them;

(iv)        Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among Lenders in proportion to the respective amounts described in this clause (iv) held by them;

(v)        Fifth, to payment of the Bank Product Obligations. ratably among the Bank Product Providers in proportion to the respective amounts described in this clause v held by them; and

(vi)        Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to Borrower or as otherwise required by law.

(b)    Certain Bank Product Obligations Excluded.  Notwithstanding the provisions of Section 10.3(a)(v), Bank Product Obligations shall be excluded from the application described above if Administrative Agent has not received written notice thereof, together with supporting documentation as Administrative Agent may request from the applicable Bank Product Provider; provided that no such notice shall be required for any Bank Product Agreement for which Administrative Agent or any Affiliate of Administrative Agent is the applicable Bank Product Provider. Each Bank Product Provider that is not a party to this Agreement that has given notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of Administrative Agent pursuant to the terms of Article 11 for itself and its Affiliates as if it were a “Lender” party hereto.

(c)    Pro Rata Shares.  In carrying out the provisions of this Section 10.3, each of the Lenders shall receive an amount equal to its pro rata share (based on the Applicable Percentage of its outstanding amounts in each such Section) of amounts available to be applied pursuant to Section 10.3(a)(ii), Section 10.3(a)(iii) and Section 10.3(a)(iv), and each of the Lenders and Bank Product Providers shall receive an amount equal to its pro rata share (based on the Applicable Percentage of its outstanding amounts in each such Section) of amounts available to be applied pursuant to Section 10.3(a)(v).

(d)    Deficiency.  In the event that the proceeds of any sale of, collection from or other realization upon, all or any part of the Collateral by Administrative Agent are insufficient to pay all amounts to which Administrative Agent and any Lender is legally entitled, Borrower and any Obligated Party shall be liable for the deficiency, together with interest thereon as provided in the Loan Documents.

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(e)    Non-Judicial Remedies.  In granting to Administrative Agent the power to enforce its rights hereunder without prior judicial process or judicial hearing, Borrower expressly waives, renounces and knowingly relinquishes any legal right that might otherwise require Administrative Agent to enforce its rights by judicial process. Borrower recognizes and concedes that non-judicial remedies are consistent with the usage of trade, are responsive to commercial necessity and are the result of a bargain at arm’s length. Nothing herein is intended to prevent Administrative Agent or Borrower from resorting to judicial process at either party’s option.

(f)    Other Recourse.  Borrower waives any right to require Administrative Agent to proceed against any third party, exhaust any Collateral or other security for the Obligations or to have any third party joined with Borrower in any suit arising out of the Obligations or any of the Loan Documents, or pursue any other remedy available to Administrative Agent. Borrower further waives any and all notice of acceptance of this Agreement. Borrower further waives any defense arising by reason of any disability or other defense of any third party or by reason of the cessation from any cause whatsoever of the liability of any third party.

(g)    Disclaimer of Warranties, Sales on Credit and Limitation of Liability.  In connection with any foreclosure sale of the Collateral, Administrative Agent may specifically disclaim any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral. If Administrative Agent sells any of the Collateral upon credit, Borrower will be credited only with payments actually made by the purchaser, received by Administrative Agent and applied to the indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, Administrative Agent may resell the Collateral and Borrower shall be credited with the proceeds of the sale. Administrative Agent shall not incur any liability as a result of the sale of the Collateral, or any part of it, at any private sale. Borrower hereby waives any claims it may have against Administrative Agent arising by reason of the fact that the price at which the Collateral may have been sold at such private sale was less than the price that might have been obtained at a public sale, less than the price that might have been obtained had the Collateral been sold pursuant to a purchase agreement for it obtained by Borrower, or less than the aggregate amount of the outstanding Revolving Credit Loans and the unpaid interest accrued on them, even if Administrative Agent accepts the first offer received and does not offer the Collateral to more than one offeree.

(h)    License.  Administrative Agent is hereby granted a license or other right to use, following the occurrence and during the continuance of an Event of Default, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks and advertising matter or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale and selling any Collateral, and, following the occurrence and during the continuance of any Event of Default, Borrower’s rights under all licenses and all franchise agreements shall inure to Administrative Agent’s benefit.

Section 10.4     Attorney-in-Fact.  Subject to any limitations set forth in any applicable Acknowledgment Agreement, Administrative Agent or any vice president or more senior officer of Administrative Agent is hereby appointed the attorney-in-fact of Borrower, with full power of

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substitution, for the purpose of carrying out the provisions of this Agreement and taking any action and executing any agreements, documents or instruments that Administrative Agent may deem necessary or advisable to accomplish this Agreement’s purposes, which appointment as attorney-in-fact is coupled with an interest and irrevocable for so long as any of the Obligations or the Revolving Credit Commitments are outstanding, although Administrative Agent agrees not to exercise its rights under this power of attorney unless, in its opinion or the opinion of its legal counsel, an Event of Default has occurred that Administrative Agent has not declared in writing to have been cured or waived. Without limiting the generality of the foregoing, subject to the terms of the Acknowledgment Agreement, Administrative Agent shall have the right and power, either in the name of Borrower or both, or in its own name, to (a) give notices of its security interest in the Collateral to any Person, (b) endorse in blank, to itself or to a nominee all items of Collateral that are transferable by endorsement and are payable to the order of Borrower, including canceling, completing or supplying any unneeded, incomplete or missing endorsement of Borrower and any related assignment, (c) receive, endorse, collect and receipt for all checks and other orders made payable to the order of Borrower representing any payment of account of the principal of or interest on any Collateral or their proceeds (including any securities), or the proceeds of sale of any of the Collateral, or any payment in respect of any hedging arrangement or device, and to give full discharge for them, (d) to the extent payable to Borrower, request distribution to Administrative Agent of any sale proceeds or any applicable contract termination fees arising from the sale or termination of such servicing rights and remaining after satisfaction of Borrower’s relevant obligations to an Agency or such other investor or guarantor (as the case may be), including costs and expenses related to any such sale or transfer of such servicing rights and other amounts due for unmet obligations of Borrower to such Agency or such other investor or guarantor (as the case may be) under applicable Agency Guidelines or such other investor’s or guarantor’s contract, (e) deal with investors and any and all subservicers and master servicers in respect of any of the Collateral in the same manner and with the same effect as if done by Borrower, (f) submit to Ginnie Mae and request (i) Ginnie Mae’s approval of a Transfer Request (as defined in the Acknowledgement Agreement) to transfer the servicing of any or all of the Serviced Ginnie Mae Loans to any Ginnie Mae- approved Standby Issuer (as defined in the Acknowledgement Agreement) and (ii) Ginnie Mae’s transfer of such servicing if approved, and (g) take any action and execute any instruments that Administrative Agent deems necessary or advisable to accomplish any of such purposes.

Section 10.5    Performance by Administrative Agent.  If Borrower shall fail to perform any covenant or agreement contained in any of the Loan Documents, then, subject to the terms of the Acknowledgment Agreement, Administrative Agent may perform or attempt to perform such covenant or agreement on behalf of Borrower. In such event, Borrower shall, at the request of Administrative Agent, promptly pay to Administrative Agent any amount expended by Administrative Agent in connection with such performance or attempted performance, together with interest thereon at the Default Interest Rate from and including the date of such expenditure to but excluding the date such expenditure is paid in full. Notwithstanding the foregoing, it is expressly agreed that Administrative Agent shall not have any liability or responsibility for the performance of any covenant, agreement or other obligation of Borrower under this Agreement or any other Loan Document.

Section 10.6    Appointment of Receiver.  At any time an Event of Default exists, then, subject to the terms of the Acknowledgment Agreement, Administrative Agent shall be entitled to

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exercise the right to appoint or seek appointment of a receiver, custodian or trustee of Borrower or any of the Collateral pursuant to an order by any Governmental Authority, and Borrower consents to such appointment and will not oppose Administrative Agent’s efforts to obtain such receiver, custodian or trustee.

Section 10.7    Diminution in Collateral Value.    Administrative Agent does not assume, and shall never have, any liability or responsibility for any loss or diminution in the value of all or any part of the Collateral.

Section 10.8    Administrative Agent Not In Control.    None of the covenants or other provisions contained in this Agreement shall, or shall be deemed to, give Administrative Agent the right to exercise control over the affairs and/or management of Borrower, the power of Administrative Agent being limited to the right to exercise the remedies provided in the other Sections of this Article 10; provided that if Administrative Agent becomes the owner of any ownership interest of any Person, whether through foreclosure or otherwise, Administrative Agent shall be entitled to exercise such legal rights as it may have by virtue of being an owner of such Person.

Section 10.9    Right of Administrative Agent to Act.    Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Obligated Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, Administrative Agent in accordance with this Article 10 for the benefit of all the Lenders; provided that the foregoing shall not prohibit (a) Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 4.2 (subject to the terms of Section 12.25), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Obligated Party under any Debtor Relief Law; and provided further that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to Administrative Agent pursuant to this Article 10 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 12.25, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders. Further, notwithstanding the foregoing or anything to the contrary contained herein, Administrative Agent shall have the right and the option, in Administrative Agent’s sole discretion and without the consent of any Lender hereunder and without the requirement of obtaining the approval of the Required Lenders, to (i) exercise, whether prior to or during an Event of Default hereunder, each of the rights and remedies provided to Administrative Agent in any Acknowledgment Agreement, including advancing funds under and as required under any Acknowledgment Agreement to preserve and retain the Pledged Servicing Rights covered by such Acknowledgment Agreement, provided that Administrative Agent shall be under no obligation to undertake any such action and (ii) exercise each of the rights and remedies provided for in this Article 10. Any and all contract rights that Administrative Agent shall succeed to pursuant to the rights herein granted and under any Acknowledgment Agreement shall be allocated among Administrative Agent and each Lender in

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an equal fashion, and such rights of Administrative Agent and each Lender shall be of equal priority (pari passu) notwithstanding the priorities of any liens or security interests of Administrative Agent and each Lender in any of the Collateral.

Article 11

AGENCY

Section 11.1    Appointment and Authority.

(a)    Each of the Lenders hereby irrevocably appoints Texas Capital Bank to act on its behalf as Administrative Agent hereunder, under the other Loan Documents, and each Acknowledgment Agreement and authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article 11 are solely for the benefit of Administrative Agent and the Lenders, and neither Borrower nor any other Obligated Party shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)    Administrative Agent shall also act as the “collateral agent” and “secured party” under the Loan Documents and Acknowledgement Agreement, and each of the Lenders (for itself and for its Affiliates that are Bank Product Providers as such) hereby irrevocably appoints and authorizes Administrative Agent to act as the agent of such Lender for purposes of exercising both the mandatory and discretionary rights, duties and obligations under the Acknowledgment Agreement and acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Obligated Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto, including all such powers set forth under any Acknowledgment Agreement. In this connection, Administrative Agent, as collateral agent and any co-agents, sub-agents and attorneys-in-fact appointed by Administrative Agent pursuant to Section 11.5 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of Administrative Agent), shall be entitled to the benefits of all provisions of this Article 11 and Article 12 (including Section 12.1(b), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

Section 11.2    Rights as a Lender.    The Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of

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business with, Borrower or any Subsidiary or other Affiliate thereof as if such Person were not Administrative Agent hereunder and without any duty to account therefor to Lenders.

Section 11.3    Exculpatory Provisions.

(a)      Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, Administrative Agent:

(i)      shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)      shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent is required to exercise as directed in writing by the Largest Lender, the Required Lenders or such other number or percentage of Lenders as shall be expressly provided for herein or in the other Loan Documents, as applicable; provided that Administrative Agent shall not be required to take any action that, in its opinion or upon the advice of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(iii)      shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity;

(iv)      shall be fully justified in failing or refusing to take any action hereunder or under any other Loan Document unless it shall first be indemnified to its satisfaction by Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action; and

(v)      does not warrant or accept responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the rates in the definition of “Eurodollar Rate”.

(b)      Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request or direction of the Largest Lender, the Required Lenders or such other number or percentage of Lenders as shall be necessary, as applicable, or as Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.2 and Section 11.9), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. SUCH LIMITATION OF LIABILITY SHALL APPLY REGARDLESS OF WHETHER THE LIABILITY ARISES FROM THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF ADMINISTRATIVE AGENT. Administrative Agent shall be deemed not to have knowledge of any Default unless

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and until notice describing such Default is given to Administrative Agent in writing by Borrower or a Lender.

(c)      Neither Administrative Agent nor any Related Party thereof shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.

Section 11.4     Reliance by Administrative Agent.    Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Credit Extension, that by its terms must be fulfilled to the satisfaction of a Lender, Administrative Agent may presume that such condition is satisfactory to such Lender unless Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Administrative Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 11.5    Delegation of Duties.    Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by Administrative Agent. Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article 11 shall apply to any such sub agent and to the Related Parties of Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of this facility as well as activities as Administrative Agent. Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub agents.

Section 11.6    Resignation of Administrative Agent.

(a)    Administrative Agent may at any time give notice of its resignation to Lenders and Borrower. Upon receipt of any such notice of resignation (the “Resignation Notice Date”), the Appointing Party shall have the right, in consultation with Borrower (so long as no Event of Default has occurred and is continuing), to appoint a successor. If no such successor

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shall have been so appointed by Appointing Party and shall have accepted such appointment within thirty (30) days after the Resignation Notice Date, then the retiring Administrative Agent may (but shall not be obligated to), on behalf of Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. The resignation of the retiring Administrative Agent shall only become effective on the date that a successor has been appointed and has entered into the Acknowledgment Agreement or any replacement thereof (the “Resignation Effective Date”). After the Resignation Effective Date, the provisions of this Article 11 relating to or indemnifying or releasing Administrative Agent shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

(b)      If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Appointing Party may, to the extent permitted by applicable law, by notice in writing to Borrower and such Person remove such Person as Administrative Agent and, in consultation with Borrower, appoint a successor. If no such successor shall have been so appointed by the Appointing Party and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Appointing Party) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)      With effect from the Removal Effective Date or thirty (30) days following the Resignation Notice Date (as applicable) (i) the removed or retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by Administrative Agent on behalf of Secured Parties under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity, fee or expense payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lender, directly, until such time, if any, as a successor Administrative Agent is appointed as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article 11, Section 12.1 and Section 12.2 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

Section 11.7    Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither Administrative Agent nor any other Lender nor any Related Party thereto has made any representation or warranty to such Person and that no act by

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Administrative Agent or any other Lender hereafter taken, including any review of the affairs of Borrower, shall be deemed to constitute any representation or warranty by Administrative Agent or any Lender to any other Lender. Each Lender acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Except for notices, reports and other documents expressly required to be furnished to the Lenders by Administrative Agent hereunder, Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), or creditworthiness of Borrower or the value of the Collateral or other Properties of Borrower or any other Person that may come into the possession of Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

Section 11.8    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Obligated Party, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)      to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations under the Loan Documents that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and Administrative Agent and their respective agents and counsel and all other amounts due Lenders and Administrative Agent under Section 12.1 and Section 12.2) allowed in such judicial proceeding; and

(b)      to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Section 12.1 and Section 12.2.

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Section 11.9    Collateral and Guaranty Matters.

(a)      The Secured Parties irrevocably authorize Administrative Agent, at its option and in its discretion:

(i)      to release any Lien on any property granted to or held by Administrative Agent under any Loan Document (x) upon termination of all Revolving Credit Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Bank Product Agreements as to which arrangements satisfactory to the applicable Bank Product Provider shall have been made), (y) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents, or (z) if approved, authorized or ratified in writing by Required Lenders or all Lenders, as applicable, under Section 12.12;

(ii)      to subordinate any Lien on any property granted to or held by Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 8.4;

(iii)      to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents; and

(iv)      to appoint a Standby Issuer in accordance with the terms and conditions of the Acknowledgment Agreement.

Upon request by Administrative Agent at any time, Required Lenders will confirm in writing Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 11.9.

(b)      Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of Administrative Agent’s Lien thereon, or any certificate prepared by any Obligated Party in connection therewith, nor shall Administrative Agent be responsible or liable to Lenders for any failure to monitor or maintain any portion of the Collateral.

Section 11.10  Bank Product Agreements.  No Bank Product Provider who obtains the benefits of Section 10.3, any Guaranty Agreements or any Collateral by virtue of the provisions hereof or of any Guaranty Agreement or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) (or to notice of or to consent to any amendment, wavier or modification of the provisions hereof or of the Guaranty or any Security Document) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article 11 to the contrary, Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been

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made with respect to, Bank Product Obligations unless Administrative Agent has received written notice of such Bank Product Obligations, together with such supporting documentation as Administrative Agent may request, from the applicable Bank Product Provider. Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Bank Product Obligations arising under Bank Product Agreements upon termination of all Commitments and payment in full of all Obligations under the Loan Documents (other than contingent indemnification obligations).

Article 12

MISCELLANEOUS

Section 12.1    Expenses.

(a)      Borrower hereby agrees to pay on demand: (i) all costs and expenses of Administrative Agent, the Largest Lender and their respective Related Parties in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and any and all amendments, modifications, renewals, extensions, supplements, waivers, consents and ratifications thereof and thereto, including the reasonable fees and expenses of legal counsel, advisors, consultants and auditors for Administrative Agent, the Largest Lender and their respective Related Parties; (ii) all costs and expenses of Administrative Agent and each Lender in connection with any Default and the enforcement of this Agreement or any other Loan Document, including court costs and fees and expenses of legal counsel, advisors, consultants and auditors for Administrative Agent and each Lender; (iii) all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any Governmental Authority in respect of this Agreement or any of the other Loan Documents; (iv) all costs, expenses, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any Lien contemplated by this Agreement or any other Loan Document; and (v) all other costs and expenses incurred by Administrative Agent and any Lender in connection with this Agreement or any other Loan Document, any litigation, dispute, suit, proceeding or action, the enforcement of its rights and remedies and the protection of its interests in bankruptcy, insolvency or other legal proceedings, including all costs, expenses and other charges (including Administrative Agent’s and such Lender’s internal charges) incurred in connection with evaluating, observing, collecting, examining, auditing, appraising, selling, liquidating or otherwise disposing of the Collateral or other assets of Borrower. Borrower shall be responsible for all expenses described in this Section 12.1(a) whether or not any Credit Extension is ever made. Any amount to be paid under this Section 12.1 shall be a demand obligation owing by Borrower and if not paid within [***] of demand shall bear interest, to the extent not prohibited by and no in violation of applicable Law, from the date of expenditure until paid at a rate per annum equal to the Default Interest Rate. The obligations of Borrower under this Section 12.1 shall survive payment of the Notes and other obligations hereunder and the assignment of any right hereunder.

(b)      To the extent that Borrower for any reason fails to indefeasibly pay any amount required under Section 12.1(a) or Section 12.1(b) to be paid by it to Administrative Agent (or any sub-agent thereof) or any Related Party of Administrative Agent (or any sub-agent thereof), each Lender severally agrees to pay to Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of

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the time that the applicable unreimbursed expense or indemnity payment is sought based each Lender’s Applicable Percentage of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Administrative Agent (or any such sub-agent) or against any Related Party of Administrative Agent (or any sub-agent thereof) acting for Administrative Agent (or any such sub-agent) in connection with such capacity. EACH LENDER ACKNOWLEDGES THAT SUCH PAYMENTS MAY BE IN RESPECT OF LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARISING OUT OF OR RESULTING FROM THE SOLE, CONTRIBUTORY, COMPARATIVE, CONCURRENT OR ORDINARY NEGLIGENCE OF THE PERSON (OR THE REPRESENTATIVES OF THE PERSON) TO WHOM SUCH PAYMENTS ARE TO BE MADE.

Section 12.2    INDEMNIFICATION.  BORROWER SHALL INDEMNIFY ADMINISTRATIVE AGENT, EACH LENDER AND EACH RELATED PARTY THEREOF FROM, AND HOLD EACH OF THEM HARMLESS AGAINST, ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS AND EXPENSES (INCLUDING ATTORNEY’S FEES) TO WHICH ANY OF THEM MAY BECOME SUBJECT THAT DIRECTLY OR INDIRECTLY ARISE FROM OR RELATE TO (A) THE NEGOTIATION, EXECUTION, DELIVERY, PERFORMANCE, ADMINISTRATION, OR ENFORCEMENT OF ANY OF THE LOAN DOCUMENTS, (B) ANY OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS, (C) ANY BREACH BY BORROWER OF ANY REPRESENTATION, WARRANTY, COVENANT OR OTHER AGREEMENT CONTAINED IN ANY OF THE LOAN DOCUMENTS, (D) THE PRESENCE, RELEASE, THREATENED RELEASE, DISPOSAL, REMOVAL OR CLEANUP OF ANY HAZARDOUS MATERIAL LOCATED ON, ABOUT, WITHIN OR AFFECTING ANY OF THE PROPERTIES OR ASSETS OF BORROWER OR ANY OF ITS SUBSIDIARIES OR ANY OTHER OBLIGATED PARTY, (E) ANY LOAN OR USE OR PROPOSED USE OF THE PROCEEDS THEREFROM OR (F) ANY INVESTIGATION, LITIGATION OR OTHER PROCEEDING, INCLUDING ANY THREATENED INVESTIGATION, LITIGATION OR OTHER PROCEEDING, RELATING TO ANY OF THE FOREGOING. WITHOUT LIMITING ANY PROVISION OF THIS AGREEMENT OR OF ANY OTHER LOAN DOCUMENT, IT IS THE EXPRESS INTENTION OF THE PARTIES HERETO THAT EACH PERSON TO BE INDEMNIFIED UNDER THIS SECTION SHALL BE INDEMNIFIED FROM AND HELD HARMLESS AGAINST ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS AND EXPENSES (INCLUDING ATTORNEY’S FEES) ARISING OUT OF RESULTING FROM THE SOLE, CONTRIBUTORY, COMPARATIVE, CONCURRENT OR ORDINARY NEGLIGENCE OF SUCH PERSON (OR THE REPRESENTATIVES OF SUCH PERSON). Any amount to be paid under this Section 12.2 shall be a demand obligation owing by Borrower and if not paid within [***] of demand shall bear interest, to the extent not prohibited by and not in violation of applicable Law, from the date of expenditure until paid at a rate per annum equal to the Default Interest Rate. The obligations of Borrower under this Section 12.2 shall survive payment of the Notes and other obligations hereunder and the assignment of any right hereunder.

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Section 12.3    Limitation of Liability.    None of Administrative Agent or any Lender, or any Affiliate, officer, director, employee, attorney or agent of any of the foregoing, shall have any liability with respect to, and Borrower hereby waives, releases and agrees not to sue any of them upon, any claim for any special, indirect, incidental or consequential damages suffered or incurred by Borrower or any other Obligated Party in connection with, arising out of or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. Borrower hereby waives, releases and agrees not to sue Administrative Agent or any Lender, or any Affiliates, officers, directors, employees, attorneys or agents of any of the foregoing for punitive damages in respect of any claim in connection with, arising out of or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents.

Section 12.4    No Duty.    All attorneys, accountants, appraisers and other professional Persons and consultants retained by Administrative Agent or any Lender shall have the right to act exclusively in the interest of Administrative Agent or such Lender and shall have no duty of disclosure, duty of loyalty, duty of care or other duty or obligation of any type or nature whatsoever to Borrower or any of Borrower’s equity holders, Affiliates, officers, employees, attorneys, agents or any other Person.

Section 12.5    Lenders Not Fiduciary.    The relationship between Borrower and Administrative Agent, Arranger and each Lender is solely that of debtor and creditor, and none of Administrative Agent, Arranger or any Lender has any fiduciary or other special relationship with Borrower, and no term or condition of any of the Loan Documents shall be construed so as to deem the relationship between Borrower and Administrative Agent, Arranger and each Lender to be other than that of debtor and creditor.

Section 12.6    Equitable Relief.    Borrower recognizes that in the event Borrower fails to pay, perform, observe or discharge any or all of the Obligations, any remedy at law may prove to be inadequate relief to Administrative Agent or Lenders. Borrower therefore agrees that Administrative Agent or any Lender, if Administrative Agent or such Lender so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

Section 12.7    No Waiver; Cumulative Remedies.    No failure on the part of Administrative Agent or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights and remedies provided for in this Agreement and the other Loan Documents are cumulative and not exclusive of any rights and remedies provided by law.

Section 12.8 Exclusive Enforcement Right.    Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Obligated Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such

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enforcement shall be instituted and maintained exclusively by, Administrative Agent in accordance with Section 10.2 for the benefit of all the Lenders; provided that the foregoing shall not prohibit (a) Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 4.2 (subject to the terms of Section 12.25) or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Obligated Party under any Debtor Relief Law; and provided further that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Appointing Party shall have the rights otherwise ascribed to Administrative Agent pursuant to Section 10.2 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 12.25, any Lender may, with the consent of the Appointing Party, enforce any rights and remedies available to it and as authorized by the Appointing Party.

Section 12.9    Successors and Assigns.

(a)    Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or transfer any of its rights, duties or obligations under this Agreement or the other Loan Documents without the prior written consent of Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 12.9(b), (ii) by way of participation in accordance with the provisions of Section 12.9(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 12.9(e) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 12.9(d) and, to the extent expressly contemplated hereby, the Related Parties of each of Administrative Agent and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment(s) and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)    Minimum Amounts.  (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit Commitment(s) and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in Section 12.9(b)(i)(B) in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and (B) in any case not described in Section 12.9(b)(i)(A), the aggregate amount of the Revolving Credit Commitment(s) (which for this purpose includes Loans outstanding hereunder) or, if the applicable Revolving Credit Commitment is not then in effect, the Outstanding Amount of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is

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delivered to Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than [***], in the case of any assignment in respect of the Revolving Credit Facility, unless each of Administrative Agent and, so long as no Event of Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)    Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Revolving Credit Commitment(s) assigned, except that this Section 12.9(b)(ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate facilities on a non-pro rata basis.

(iii)    Required Consents.  No consent shall be required for any assignment except to the extent required by Section 12.9(b)(i)(B) and, in addition: (A) the consent of Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Administrative Agent within five (5) Business Days after having received notice thereof; and (B) the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Revolving Credit Commitment or Revolving Credit Loans if such assignment is to a Person that is not a Lender with a Revolving Credit Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv)    Assignment and Assumption.  The parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of [***]; provided that Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to Administrative Agent an Administrative Questionnaire.

(v)    No Assignment to Certain Persons.  No such assignment shall be made to (A) Borrower, or an of Borrower’s Affiliates or Subsidiaries or any other Obligated Party or (B) any Defaulting Lender or any of its Affiliates, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing persons described in this clause (B).

(vi)    No Assignment to Natural Persons.  No such assignment shall be made to a natural Person.

(vii)    Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to such assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations or other compensating actions, including funding, with the consent of Borrower and Administrative Agent, the

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applicable pro rata share of Loans previously requested but not funded by such Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to: (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Administrative Agent or any Lender hereunder (and interest accrued thereon) and (B) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this Section 12.9, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(viii)    Approved Assignee is a Lender.  Subject to acceptance and recording thereof by Administrative Agent pursuant to Section 12.9(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 12.1 and Section 12.2 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any party hereunder arising from that Lenders’ having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.9(b)(viii) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.9(d). Upon the consummation of any assignment pursuant to this Section 12.9(b), if requested by the transferor or transferee Lender, the transferor Lender, Administrative Agent and Borrower shall make appropriate arrangements so that replacement Notes are issued to such transferor Lender (if applicable) and new Notes or, as appropriate, replacement Notes, are issued to the assignee.

(c)    Register.  Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain at one of its offices in Dallas, Texas a copy of each Assignment and Assumption delivered to it and a Register. The entries in the Register shall be conclusive absent manifest error, and Borrower, Administrative Agent and Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)    Participations.  Subject to the restrictions, if any, imposed by the Agency pursuant to the Acknowledgment Agreement, any Lender may at any time, without the consent of, or notice to, Borrower or Administrative Agent, sell participations to a Participant in all or a portion of such Lender’s rights and /or obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain

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solely responsible to the other parties hereto for the performance of such obligations, and (iii) Borrower, Administrative Agent, and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 12.1(b) without regard to the existence of any participation. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 12.12 that requires the consent of all Lenders and affects such Participant. Borrower agrees that each Participant shall be entitled to the benefits of Section 3.1 and Section 3.2 (subject to the requirements and limitations therein, including the requirements under Section 3.2(g) (it being understood that the documentation required under Section 3.2(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.9(b); provided that such Participant (A) agrees to be subject to the provisions of Section 3.3 as if it were an assignee under Section 12.9(b); and (B) shall not be entitled to receive any greater payment under Section 3.1 or Section 3.2, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at Borrower’s request and expense, to use reasonable efforts to cooperate with Borrower to effectuate the provisions of Section 3.3 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 4.2 as though it were a Lender; provided that such Participant agrees to pay to Administrative Agent any amount set-off for application to the Obligations under the Loan Documents as required pursuant to Section 4.2; provided further that such Participant agrees to be subject to Section 12.25 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of Borrower, maintain a Participant Register; provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)    Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or a Federal Home Loan Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

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(f)    Dissemination of Information.  Borrower and each other Obligated Party authorizes Administrative Agent and each Lender to disclose to any actual or prospective purchaser, assignee or other recipient of a Lender’s Revolving Credit Commitment, any and all information in Administrative Agent’s or such Lender’s possession concerning Borrower, the other Obligated Parties and their respective Affiliates.

Section 12.10  Survival.  All representations and warranties made in this Agreement or any other Loan Document or in any document, statement or certificate furnished in connection with this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and no investigation by Administrative Agent or any Lender or any closing shall affect the representations and warranties or the right of Administrative Agent or any Lender to rely upon them. Without prejudice to the survival of any other obligation of Borrower hereunder, the obligations of Borrower under Section 12.1 and Section 12.2 shall survive repayment of the Obligations and termination of the Revolving Credit Commitments.

Section 12.11  Amendment and Restatement of Prior Loan Agreement.  This Agreement is in renewal, extension, modification, increase and restatement of, and is intended to carry forward the liens and security interests of (i) the Loan and Security Agreement dated January 22, 2014 by and between Borrower and Texas Capital Bank, (ii) the First Amended and Restated Loan and Security Agreement dated April 15, 2015, also by and between Borrower and Texas Capital Bank, (iii) the Second Amended and Restated Loan and Security Agreement dated April 9, 2016 also by and between Borrower and Texas Capital Bank, (iv) the Third Amended and Restated Loan and Security Agreement dated May 10, 2017, also by and between Borrower and Texas Capital Bank, and (v) the Fourth Amended and Restated Loan and Security Agreement dated June 6, 2018, also by and between Borrower and Texas Capital Bank as affected by the (x) Joinder and Assumption Agreement, dated June 18, 2018, by and among Borrower, Administrative Agent, and Pinnacle Bank, in respect thereof, (y) First Amendment thereto, dated February 25, 2019, and (z) Second Amendment thereto, dated February 25, 2019, (collectively, the “Prior Loan Agreement”) (collectively, the “Prior Loan Agreement”). Borrower acknowledges and confirms that the liens and security interests of the Prior Loan Agreement are renewed, extended and continued (but not extinguished or released) by this Agreement and are in full force and effect to secure payment of the Notes and the Obligations.

Section 12.12  Amendment.  The provisions of this Agreement and the other Loan Documents to which Borrower is a party may be amended or waived only by an instrument in writing signed by Required Lenders (or by Administrative Agent with the consent of Required Lenders) and Borrower and acknowledged by Administrative Agent; provided that no such amendment or waiver shall:

(a)    waive any condition set forth in Section 5.1 (other than Section 5.1(o)), without the written consent of each Lender;

(b)    extend or increase any Revolving Credit Commitment of any Lender (or reinstate any Revolving Credit Commitment terminated pursuant to Section 10.2) without the written consent of such Lender;

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(c)      postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayment) of principal, interest, fees or other amounts due to Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d)      reduce the principal of, or the rate of interest specified herein on, any Loan, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided that only the consent of Required Lenders shall be necessary to adjust the Default Interest Rate or to waive any obligation of Borrower to pay interest at such rate;

(e)      change any provision of this Section 12.12 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(f)      change Section 10.3 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender; or

(g)      release any Guaranty or all or substantially all of the Collateral (in each case, except as provided herein) without the written consent of each Lender;

and, provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by Administrative Agent in addition to Lenders required above, affect the rights or duties of Administrative Agent under this Agreement or any other Loan Document and (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (and any amendment, waiver or consent that by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Revolving Credit Commitment(s) of any Defaulting Lender may not be increased or extended without the consent of such Lender; and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

Section 12.13    Notices.

a)      Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 12.13(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as set forth in this Section 12.13 to the recipient’s address stated or as referenced on Schedule 12.12. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business

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hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications shall be effective as, and to the extent, provided in Section 12.13(b).

(b)      Electronic Communications.  Notices and other communications to Lenders and hereunder may be delivered or furnished by electronic communication (including e-mail to the recipient’s email address stated or as referenced on Schedule 12.12, and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article 2 if such Lender has notified Administrative Agent that it is incapable of receiving notices under Article 2 by electronic communication. Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) of this sentence, if such facsimile, email or other electronic communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)      Change of Address, etc.  Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto, Schedule 12.12 shall be deemed to be amended by each such change and Administrative Agent is authorized, in its discretion, from time to time to reflect each such change in an amended Schedule 12.12 provided by Administrative Agent to each party hereto.

(d)      Platform.

(i)      Borrower agrees that Administrative Agent may, but shall not be obligated to, make the Communications available to the Lenders by posting the Communications on the Platform.

(ii)      The Platform is provided “as is” and “as available.” The Agent Parties do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Agent Parties have any liability to Borrower, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of Borrower’s or Administrative Agent’s transmission of communications through the Platform, or arising from the use by others of

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information or other materials obtained through the Platform, other electronic communications or other information transmission system.

(iii)      Borrower and each other Obligated Party (by its, his or her execution of a Loan Document) hereby authorizes Administrative Agent, each Lender and their respective counsel and agents to communicate and transfer documents and other information (including confidential information) concerning this transaction or Borrower or any other Loan Party and the business affairs of Borrower and such other Loan Parties via the Internet or other electronic communication without regard to the lack of security of such communications.

Section 12.14  Governing Law; Venue; Service of Process.

(a)      Governing Law.  This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of Texas (without reference to applicable rules of conflicts of Laws), except to the extent the Laws of any jurisdiction where Collateral is located require application of such Laws with respect to such Collateral.

(b)      Jurisdiction.  Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against Administrative Agent, any Lender or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of Texas sitting in Dallas County, and of the United States District Court of the Northern District of Texas and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such Texas State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against Borrower or its properties in the courts of any jurisdiction.

(c)      Waiver of Venue.  Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 12.14(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)      Service of Process.  Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 12.13. Nothing in this Agreement will

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affect the right of any party hereto to serve process in any other manner permitted by applicable law.

Section 12.15  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of that together shall constitute one and the same instrument. Except as provided in Section 5.1, this Agreement shall become effective when it shall have been executed by Administrative Agent and when Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 12.16  Severability.  Any provision of this Agreement or any other Loan Document held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Agreement and the effect thereof shall be confined to the provision held to be invalid or illegal. Furthermore, in lieu of such invalid or unenforceable provision there shall be added as a part of this Agreement or the other Loan Documents a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

Section 12.17  Headings.  The headings, captions and arrangements used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

Section 12.18  Construction.  Borrower, Administrative Agent and each Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by Borrower, Administrative Agent and each Lender.

Section 12.19  Independence of Covenants.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default if such action is taken or such condition exists.

Section 12.20  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN

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DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 12.20.

Section 12.21  Additional Interest Provision.  It is expressly stipulated and agreed to be the intent of Borrower, Administrative Agent and each Lender at all times to comply strictly with the applicable law governing the maximum rate or amount of interest payable on the indebtedness evidenced by any Note, any Loan Document and the Related Indebtedness (or applicable United States federal law to the extent that it permits any Lender to contract for, charge, take, reserve or receive a greater amount of interest than under applicable law). If the applicable law is ever judicially interpreted so as to render usurious any amount (a) contracted for, charged, taken, reserved or received pursuant to any Note, any of the other Loan Documents or any other communication or writing by or between Borrower and any Lender related to the transaction or transactions that are the subject matter of the Loan Documents, (b) contracted for, charged, taken, reserved or received by reason of Administrative Agent’s or any Lender’s exercise of the option to accelerate the maturity of any Note and/or the Related Indebtedness, or (c) Borrower will have paid or Administrative Agent or any Lender will have received by reason of any voluntary prepayment by Borrower of any Note and/or the Related Indebtedness, then it is Borrower’s, Administrative Agent’s and Lenders’ express intent that all amounts charged in excess of the Maximum Rate shall be automatically canceled, ab initio, and all amounts in excess of the Maximum Rate theretofore collected by Administrative Agent or any Lender shall be credited on the principal balance of any Note and/or the Related Indebtedness (or, if any Note and all Related Indebtedness have been or would thereby be paid in full, refunded to Borrower), and the provisions of any Note and the other Loan Documents shall immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder and thereunder; provided that if any Note or Related Indebtedness has been paid in full before the end of the stated term thereof, then Borrower, Administrative Agent and each Lender agree that Administrative Agent or any Lender, as applicable, shall, with reasonable promptness after Administrative Agent or such Lender discovers or is advised by Borrower that interest was received in an amount in excess of the Maximum Rate, either refund such excess interest to Borrower and/or credit such excess interest against such Note and/or any Related Indebtedness then owing by Borrower to Administrative Agent or such Lender. Borrower hereby agrees that as a condition precedent to any claim seeking usury penalties against Administrative Agent or such Lender, Borrower will provide written notice to Administrative Agent or any Lender, advising Administrative Agent or such Lender in reasonable detail of the nature and amount of the violation, and Administrative Agent or such Lender shall have sixty (60) days after receipt of such notice in that to correct such usury violation, if any, by either refunding such excess interest to Borrower or crediting such excess interest against the Note to that the alleged violation relates and/or the Related Indebtedness then owing by Borrower to Administrative Agent or such Lender. All sums contracted for, charged, taken, reserved or received by Administrative Agent or any Lender for the use, forbearance or detention of any debt evidenced by any Note and/or the Related Indebtedness shall, to the extent permitted by applicable law, be amortized or spread, using the actuarial method, throughout the stated term of such Note and/or the Related Indebtedness (including any and all renewal and extension periods) until payment in full so that the rate or amount of interest on account of any Note and/or the Related Indebtedness does not exceed the Maximum Rate from time to time in effect and applicable to such Note and/or the

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Related Indebtedness for so long as debt is outstanding. In no event shall the provisions of Chapter 346 of the Texas Finance Code (which regulates certain revolving credit loan accounts and revolving triparty accounts) apply to the Notes and/or any of the Related Indebtedness. Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, it is not the intention of Administrative Agent or any Lender to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.

Section 12.22    Ceiling Election.  To the extent that any Lender is relying on Chapter 303 of the Texas Finance Code to determine the Maximum Rate payable on any Note and/or any other portion of the Obligations under the Loan Documents, such Lender will utilize the weekly ceiling from time to time in effect as provided in such Chapter 303. To the extent United States federal law permits any Lender to contract for, charge, take, receive or reserve a greater amount of interest than under Texas law, such Lender will rely on United States federal law instead of such Chapter 303 for the purpose of determining the Maximum Rate. Additionally, to the extent permitted by applicable law now or hereafter in effect, any Lender may, at its option and from time to time, utilize any other method of establishing the Maximum Rate under such Chapter 303 or under other applicable law by giving notice, if required, to Borrower as provided by applicable law now or hereafter in effect.

Section 12.23    USA Patriot Act Notice.  Administrative Agent and the Lenders each hereby notifies Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrower and each other Obligated Party, which information includes the name and address of Borrower and each other Obligated Party and other information that will allow Administrative Agent and such Lender to identify Borrower and each other Obligated Party in accordance with the Patriot Act. In addition, Borrower agrees to (a) ensure that no Person who owns a controlling interest in or otherwise controls Borrower or any Subsidiary of Borrower is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the OFAC, the Department of the Treasury or included in any Executive Order, (b) not to use or permit the use of proceeds of the Obligations to violate any of the foreign asset control regulations of the OFAC or any enabling statute or Executive Order relating thereto or Anti-Corruption Laws or Anti-Terrorism Laws, and (c) comply, or cause its Subsidiaries to comply, with the applicable Laws.

Section 12.24    Defaulting Lenders.

(a)    Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)    Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and in Section 12.12.

(ii)    Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 10 or otherwise) or

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received by Administrative Agent from a Defaulting Lender shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder; second, with respect to a Defaulting Lender that is a Revolving Credit Lender, as Borrower may request (so long as no Default or Event of Default exists), to the funding of any Revolving Credit Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; third, with respect to a Defaulting Lender that is a Revolving Credit Lender, if so determined by Administrative Agent and Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Revolving Credit Loans under this Agreement; fourth, to the payment of any amounts owing to Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that, if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by Lenders pro rata in accordance with the Revolving Credit Commitments under the Revolving Credit Facility.

(iii)    Certain Fees.  No Defaulting Lender shall be entitled to receive any fee payable under Section 2.2(b) for any period during which that Lender is a Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b)    Defaulting Lender Cure.  If Borrower and Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by Lenders in accordance with their Applicable Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided further that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 12.25    Sharing of Payments by Lenders.  If any Lender or any of its Related Parties shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it or other obligations hereunder,

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resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall:

(a)     notify Administrative Agent of such fact; and

(b)    purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)    the provisions of this Section 12.25 shall not be construed to apply to: (A) any payment made by or on behalf of Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender); or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than an assignment to Borrower or any Affiliate thereof (as to which the provisions of this Section 12.25 shall apply).

Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of Borrower in the amount of such participation.

If any Lender (or any Related Party of any Lender) shall receive any payments in contravention of Section 8.12, such Lender shall deliver (and cause any applicable Related Party to deliver) such amounts to the Administrative Agent for application to the Obligations under the Loan Documents in the order set forth in Section 10.3.

Section 12.26 Payments Set Aside.  To the extent that any payment by or on behalf of Borrower is made to Administrative Agent or any Lender, or Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per

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annum equal to the Federal Funds Rate from time to time in effect. The obligations of Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 12.27 Confidentiality.  Each of Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners) or any Governmental Authority, quasi-Governmental Authority or legislative committee, (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement or any other Loan Document, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to its being under a duty of confidentiality no less restrictive than this Section 12.27, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its Related Parties) to any Hedge Agreement relating to Borrower and its obligations, (iii) any actual or prospective purchaser of a Lender or its holding company, (iv) any rating agency or any similar organization in connection with the rating of Borrower or the facilities or (v) the CUSIP Service Bureau or any similar organization in connection with the issuance and monitoring of CUSIP numbers with respect to the facilities, (g) with the consent of Borrower, or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 12.27 or (ii) becomes available to Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than Borrower. For purposes of this Section 12.27, “Information” means all information received from Borrower or any Subsidiary relating to Borrower or any Subsidiary or any of their respective businesses that is clearly identified as confidential, other than any such information that is available to Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by Borrower or a Subsidiary; provided that, in the case of information received from Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 12.27 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 12.28 Electronic Execution of Assignments and Certain Other Documents.  The words “execute,” “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New

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York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.

Section 12.29    Independence of Covenants.    All covenants under the Loan Documents shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default if such action is taken or such condition exists.

Section 12.30    Acknowledgement and Consent to Bail-In of EEA Financial Institutions.    Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)      the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b)      the effects of any Bail-In Action on any such liability, including, if applicable:

(i)      a reduction in full or in part or cancellation of any such liability;

(ii)      a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)      the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 12.31    NOTICE OF FINAL AGREEMENT.    THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

(The remainder of this page is intentionally blank; counterpart signature pages follow.)

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EXECUTED to be effective as of the date first written above.

BORROWER:

GUILD MORTGAGE COMPANY, a California corporation

By: /s/ Amber Elwell,

Amber Elwell,
Chief Financial Officer

FOURTH AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT - Signature Page [Borrower]

ADMINISTRATIVE AGENT:
TEXAS CAPITAL BANK, NATIONAL ASSOCIATION

By:	/s/ Aric Crouch
Aric Crouch
Vice President

FOURTH AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT - Signature Page [Administrative Agent]

LENDERS:

TEXAS CAPITAL BANK, NATIONAL
ASSOCIATION

By:	/s/ Aric Crouch
Aric Crouch
Vice President

AMERIS BANK

By:	/s/ Gino Vezzani

Name:	Gino Vezzani

Title:	Senior Vice President

PINNACLE BANK

By:	/s/ Scott Williams

Name:	Scott Williams

Title:	Senior Vice President

COMMUNITY NATIONAL BANK

By:	/s/ Chris Hart

Name:	Chris Hart

Title:	Sr. Vice Pres.

FOURTH AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT - Signature Page [Lenders]